   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 2000

                                                 REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                             ---------------------
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                              ARRAY BIOPHARMA INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                          54171                        84-1460811
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                             ---------------------
                                1885 33RD STREET
                               BOULDER, CO 80301
                                 (303) 381-6600
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)
                             ---------------------
                   ROBERT E. CONWAY, CHIEF EXECUTIVE OFFICER
                              ARRAY BIOPHARMA INC.
                                1885 33RD STREET
                               BOULDER, CO 80301
                                 (303) 381-6600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   Copies to

                 ALAN L. DYE                                  CHARLES K. RUCK
            CHRISTOPHER D. OZEROFF                             R. SCOTT SHEAN
            HOGAN & HARTSON L.L.P.                            LATHAM & WATKINS
           1800 BROADWAY, SUITE 200                  650 TOWN CENTER DRIVE, 20TH FLOOR
              BOULDER, CO 80302                             COSTA MESA, CA 92626
                (720) 406-5300                                 (714) 540-1235

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
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     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
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     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
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     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

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    TITLE OF EACH CLASS OF SECURITIES         PROPOSED MAXIMUM AGGREGATE
             TO BE REGISTERED                      OFFERING PRICE(1)           AMOUNT OF REGISTRATION FEE
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Common Stock, $.001 par value.............            $72,000,000                        $19,008
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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
                             ---------------------
     REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY.

            Subject to completion, dated                     , 2000

PROSPECTUS

                                6,000,000 Shares

                             [Array BioPharma Logo]

                                  Common Stock

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This is our initial public offering of shares of common stock. We are offering 6,000,000 shares. No public market currently exists for our shares.

We intend to apply to have our common stock approved for quotation on the Nasdaq National Market under the symbol "ARRY." We expect the public offering price to be between $10.00 and $12.00 per share.

    INVESTING IN THE SHARES INVOLVES RISKS. "RISK FACTORS" BEGIN ON PAGE 6.

                                                              Per Share   Total
                                                              ---------   ------
Public offering price.......................................   $          $
Underwriting discount.......................................   $          $
Proceeds to Array BioPharma Inc. ...........................   $          $

We have granted the underwriters a 30-day option to purchase up to 800,000 additional shares of common stock, and two of our stockholders have granted the underwriters a 30-day option to purchase up to 100,000 additional shares of their common stock, on the same terms and conditions as set forth above, solely to cover over-allotments, if any.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares on
or about             , 2000.

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LEHMAN BROTHERS                                        DEUTSCHE BANC ALEXJ BROWN

                             LEGG MASON WOOD WALKER
                                  INCORPORATED

               , 2000

[Inside front cover graphic depicts Array's range of drug discovery products and services within the entire drug research and discovery process. Text below graphic describes this process.]

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    6
Special Note Regarding Forward-Looking
  Statements and Industry Data........   17
Use of Proceeds.......................   17
Dividend Policy.......................   17
Capitalization........................   18
Dilution..............................   19
Selected Financial Data...............   20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   21

                                        PAGE
                                        ----
Business..............................   27
Management............................   45
Related Party Transactions............   55
Principal Stockholders................   57
Description of Capital Stock..........   60
Shares Eligible for Future Sale.......   64
Underwriting..........................   66
Legal Matters.........................   69
Experts...............................   69
Where You Can Find More Information...   69
Index To Financial Statements.........  F-1

                             ---------------------

                             ABOUT THIS PROSPECTUS

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. This preliminary prospectus is subject to completion prior to this offering.

     See the section of this prospectus entitled "Risk Factors" for a discussion of various factors that you should consider before investing in the common stock offered in this prospectus.

     "Array BioPharma," the Array BioPharma logo, "Array BioPharma The Discovery Research Company," "The Discovery Research Company," "Optimer" and "Radical" are trademarks of Array BioPharma Inc. Other trademarks and trade names appearing in this prospectus are the property of their holders.

     Until             , 2000 (25 days after commencement of this offering), all
dealers selling shares of our common stock, whether or not participating in the public offerings, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and the financial statements and notes to those statements appearing elsewhere in this prospectus.

                                ARRAY BIOPHARMA

     Array BioPharma is a discovery research company creating drug candidates through innovations in chemistry. Our experienced scientists provide premium products and services to create, evaluate and optimize potential drug candidates in collaboration with pharmaceutical and biotechnology companies. We believe our information-based approach improves the efficiency of the drug discovery process and increases the quality of potential drug candidates. In addition, we apply these capabilities internally for our own drug discovery programs.

     The drug industry is experiencing revolutionary change fueled by genomics, or the study of all genes, and by the tremendous progress in the biological understanding of disease. We believe the drug research and development bottleneck is shifting from the discovery by biologists of new disease-related proteins, or targets, to the creation by chemists of safe and effective new drugs for these targets. Drugs created through chemistry accounted for a significant percentage of the estimated $337 billion worldwide drug market in 1999. Small changes in chemistry design can differentiate drugs and determine their potential success or failure in the marketplace. Despite recent advances in technology, the process of drug discovery remains slow, expensive and risky. To address these inefficiencies, it is critical to apply high quality chemistry and predictive information-based technologies early in the discovery process to identify and eliminate inferior drug candidates and to design safe and effective new drugs.

     We provide a broad range of premium drug discovery products and services to bridge the gap between target discovery and drug candidate testing in animals and humans, including:

     - Optimer building blocks, or starting materials used to create chemical compounds for drug discovery;

     - Lead generation, or the process of identifying chemical compounds that have the potential to become drug candidates through further optimization, including the sale of subscriptions to collections of these compounds, which we call our Diversity Library;

     - Lead optimization, or the iterative process of optimizing the drug characteristics for a potential drug candidate; and

     - Process research and development, or the design and refinement of the drug manufacturing process.

     We believe our information-driven technology platform enables our scientists to make better decisions throughout the drug discovery process and thereby create higher quality drugs more quickly and less expensively. Our technology platform includes:

     - Proprietary software and predictive databases to facilitate drug discovery;

     - Proprietary high-speed chemical synthesis technology;

     - Analytical and computational technologies to determine and predict the three-dimensional structure of drug targets and drug candidates; and

     - Assay development and high-throughput screening for the rapid identification of leads and potential drug candidates.

     Our objective is to become the leading creator of high quality potential drug candidates by providing premium discovery chemistry products and services. Key elements of our strategy are to: (1) provide an integrated chemistry solution to drug discovery and become the partner of choice for pharmaceutical and biotechnology companies; (2) combine state-of-the-art technology with innovative chemistry to accelerate drug discovery; (3) create our own drug candidates for partnering with pharmaceutical and biotechnology companies; (4) increase our scientific resources by continuing to attract world-class scientists; and (5) expand our capabilities through acquisitions and internal development.

     Our achievements to date include:

     - Initiating collaborations with pharmaceutical companies such as Eli Lilly and Company and Merck & Co., Inc.;

     - Initiating collaborations with biotechnology companies such as Celltech Chiroscience Ltd., ICOS Corporation and Tularik Inc.;

     - Discovering a drug candidate for clinical trials with our first collaboration partner, ICOS;

     - Creating a technology platform to identify new drug candidates from genomic information;

     - Creating our own potential drug candidates; and

     - Growing our staff from our inception in 1998 to over 100 employees as of September 2000, including 75 scientists, of whom 69 are chemists, 42 have Ph.D's and 34 have large pharmaceutical company experience.

     We have a multi-faceted business model based on rapid revenue growth. We plan to achieve profitability through fee-for-service revenue and product sales while increasing value by sharing in the success we create for our collaborators. To maximize the value we capture, we intend to allocate our scientific resources to: (1) build upon our foundation of fee-for-service business with leading pharmaceutical and biotechnology companies; (2) leverage our drug discovery products and services through sales to multiple customers;
(3) initiate additional collaborations with leading pharmaceutical and biotechnology companies that include fee-for-service revenue plus milestone and/or royalty payments; and (4) generate our own potential drug candidates for partnering with pharmaceutical and biotechnology companies under terms that include licensing fees, fee-for-service revenue and milestone and/or royalty payments.

     We have assembled a scientific team with experience in both the pharmaceutical and biotechnology industries and with a proven track record of success in drug discovery. At our inception, we had the distinct advantage of recruiting 20 former Amgen scientists, who had previously been recruited from large pharmaceutical companies. This nucleus afforded us a critical mass of experienced chemists, which we believe has proven to be a competitive advantage in recruiting additional scientists. During their careers, our scientists have collectively contributed to multiple drug candidates approved by the Food and Drug Administration for human testing and to over 100 patents and patent applications.

     We incorporated in Delaware in February 1998 under the name Array BioPharma Inc. Our principal executive offices are located at 1885 33rd Street, Boulder, Colorado 80301, and our telephone number is 303-381-6600. We can be visited on the World Wide Web at www.arraybiopharma.com. Information contained on our Web site does not constitute any part of this prospectus.

                                  THE OFFERING

Common stock offered by
  us.......................  6,000,000 shares

Common stock to be
  outstanding after the
  offering.................  21,367,409 shares

Use of proceeds............  We expect to use the net proceeds of this offering to fund our operations, including continued development and manufacturing of existing products as well as research and development of additional products and services, hiring expenses and expansion of our facilities. We may also use a portion of the proceeds in strategic acquisitions or to pay down indebtedness. We intend to use the balance of the net proceeds for general corporate purposes, including working capital requirements. See the section entitled "Use of Proceeds" for more information.

Proposed Nasdaq National
  Market symbol............  ARRY

     The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of August 31, 2000. This number:

     - includes 495,536 shares of common stock issued upon the exercise of options during July and August 2000;

     - excludes 3,018,139 shares of common stock underlying options outstanding as of August 31, 2000, at a weighted-average exercise price of $0.46 per share, of which 273,794 were exercisable;

     - excludes 110,750 shares of common stock, assuming the automatic conversion of our Series A preferred stock and Series B preferred stock, underlying warrants to purchase preferred stock outstanding as of August 31, 2000, at a weighted-average exercise price of $3.15 per share;

     - excludes 3,029,484 shares that will be available for issuance under our stock option plan following this offering; and

     - excludes 800,000 shares that will be available for purchase under our employee stock purchase plan following this offering.

                         ASSUMPTIONS IN THIS PROSPECTUS

     Unless we indicate otherwise, all information in this prospectus assumes:

     - the automatic conversion of our Series A preferred stock, Series B preferred stock and Series C preferred stock, on a one-for-one basis, into 11,501,666 shares of our common stock upon the closing of this offering;

     - the filing of our amended and restated certificate of incorporation that provides for, among other things, an increase in the number of our authorized shares of common stock from 20,225,000 to 60,000,000 to be effected concurrently with this offering;

     - no exercise by the underwriters of their over-allotment option to purchase up to 800,000 additional shares of common stock from us and up to 100,000 shares of common stock from two of our stockholders; and

     - no exercise by any of our security holders of any outstanding options or warrants prior to the closing of this offering.

                             SUMMARY FINANCIAL DATA

     The following tables summarize our financial data, which have been derived from our historical financial statements and related notes for the following periods: (1) our statements of operations data from February 6, 1998 (inception) to June 30, 1998, and for the twelve-month periods ended June 30, 1999 and June 30, 2000; and (2) our balance sheet data at June 30, 1999 and June 30, 2000.

     The pro forma net loss per share data gives effect to the automatic conversion of all of our outstanding preferred stock upon the closing of this offering. The pro forma balance sheet data at June 30, 2000 reflects our receipt of the estimated net proceeds from the sale of 1,666,667 shares of our Series C preferred stock at $6.00 per share in August 2000 after deducting related offering expenses and the conversion of all of our outstanding shares of preferred stock into common stock upon the closing of this offering. The pro forma as adjusted balance sheet data at June 30, 2000 reflects our receipt of the estimated net proceeds from the sale of 6,000,000 shares of our common stock in this offering at an assumed initial public offering price of $11.00 per share, after deducting the estimated underwriting discount and offering expenses. The cost of revenue, research and development expense, and selling, general and administrative expense data below excludes compensation related to stock option grants.

     The summary financial data for the periods indicated should be read together with our audited financial statements and related notes and other financial information, including the "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included elsewhere in this prospectus.

                                                          PERIOD FROM
                                                          FEBRUARY 6,           YEARS ENDED JUNE 30,
                                                        1998 (INCEPTION)    ----------------------------
                                                        TO JUNE 30, 1998        1999           2000
                                                       ------------------   ------------   -------------
                                                        (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue..............................................       $     --         $    1,504     $     6,774
Cost of revenue......................................             --              1,033           4,402
                                                            --------         ----------     -----------
Gross profit.........................................             --                471           2,372
Research and development expenses....................             --              3,301           3,928
Selling, general and administrative expenses.........             62              1,522           2,430
Compensation related to stock option grants..........             --                 --             716
                                                            --------         ----------     -----------
Total operating expenses.............................             62              4,823           7,074
                                                            --------         ----------     -----------
Loss from operations.................................            (62)            (4,352)         (4,702)
Interest expense.....................................             --               (136)           (384)
Interest income......................................             13                181             356
                                                            --------         ----------     -----------
Net loss.............................................       $    (49)        $   (4,307)    $    (4,730)
                                                            ========         ==========     ===========
Basic and diluted net loss per basic and diluted
  share..............................................       $  (0.06)        $    (1.48)    $     (1.54)
                                                            ========         ==========     ===========
Shares used in computing basic and diluted net loss
  per share..........................................        863,964          2,918,367       3,063,439
                                                            ========         ==========     ===========
Pro forma basic and diluted net loss per share
  (unaudited)........................................                                       $     (0.40)
                                                                                            ===========
Shares used in computing pro forma basic and diluted
  net loss per share (unaudited).....................                                        11,697,343
                                                                                            ===========

                                                                        AS OF JUNE 30, 2000
                                                                ------------------------------------
                                                      AS OF                               PRO FORMA
                                                     JUNE 30,              PRO FORMA     AS ADJUSTED
                                                       1999     ACTUAL    (UNAUDITED)    (UNAUDITED)
                                                     --------   -------   ------------   -----------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Total current assets...............................  $ 4,005    $ 8,548     $18,513        $79,093
Property, plant and equipment, net.................    2,872      6,911       6,911          6,911
Total assets.......................................    7,125     15,823      25,788         86,368
Total current liabilities..........................    2,744      6,338       6,338          6,338
Long-term debt, less current portion...............    1,824      2,833       2,833          2,833
Total stockholders' equity.........................    2,557      6,652      16,617         77,197

                                  RISK FACTORS

     Any investment in shares of our common stock is risky. You should carefully consider the following risks below before making a decision to buy our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently consider immaterial also could harm our business. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information contained in this prospectus, including the financial statements and related notes, before deciding to buy our common stock.

                         RISKS RELATED TO OUR BUSINESS

WE MAY NOT ACHIEVE OR SUSTAIN PROFITABILITY.

     We are at an early stage of executing our business plan, and we have a limited history of offering our products and services. We have incurred operating and net losses and negative cash flows from operations since our inception. As of June 30, 2000, we had an accumulated deficit of $9,087,000. For the fiscal years ended June 30, 1999 and June 30, 2000, we had net losses of $4,307,000 and $4,730,000, respectively. We may continue to incur operating and net losses and negative cash flows from operations, due in part to anticipated increases in expenses for research and product development, acquisitions of complementary businesses and technologies and expansion of our personnel and our business development capabilities. We may not be able to achieve or maintain profitability. Moreover, if we do achieve profitability, the level of any profitability cannot be predicted and may vary significantly from quarter to quarter.

IF OUR PRODUCTS AND SERVICES DO NOT BECOME WIDELY USED IN THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRIES, IT IS UNLIKELY THAT WE WILL BE PROFITABLE.

     We are dependent on the pharmaceutical and biotechnology industries to purchase our products and services, including our drug-relevant building block and compound library products and our lead generation and lead optimization services. It is uncertain whether our current customers will continue to use these products and services or whether new customers will use these products and services. In order to be successful, our products and services must meet the requirements of the pharmaceutical and biotechnology industries, and we must convince potential customers to use our products and services instead of competing products and services. Market acceptance will depend on many factors, including our ability to:

     - convince potential customers that our technologies are attractive alternatives to other technologies for drug discovery;

     - convince potential customers, especially large pharmaceutical and biotechnology companies, to purchase our drug discovery products and services rather than developing them internally;

     - perform contracted services in a timely fashion with acceptable quality and at an acceptable cost; and

     - design, create and manufacture sufficient quantities of our chemical compounds for our customers and collaborators with acceptable quality and at an acceptable cost.

Because of these and other factors, our products and services may not gain market acceptance and we may not achieve profitability.

WE MAY NOT BE ABLE TO RECRUIT AND RETAIN THE EXPERIENCED SCIENTISTS AND OTHER SKILLED EMPLOYEES WE NEED.

     Our future success depends on our ability to attract, retain and motivate highly skilled scientists and other skilled employees, including business development personnel. Our ability to maintain, expand or renew existing engagements with our customers, enter into new engagements, and provide additional services to our existing customers depends on our ability to hire and retain scientists with the skills necessary to keep pace with continuing changes in drug discovery technologies. We compete with pharmaceutical and biotechnology companies, including our customers and collaborators, medicinal chemistry outsourcing companies, contract research companies, and academic and research institutions to recruit scientists. Our inability to hire additional qualified personnel may also require an increase in the workload for both existing and new personnel. We may not be successful in attracting new scientists or other skilled personnel or in retaining or motivating our existing personnel. The shortage of experienced scientists, and other factors, may lead to increased recruiting, relocation and compensation costs for such scientists, which may exceed our expectations. These increased costs may reduce our profit margins or make hiring new scientists impracticable. If we cannot attract and retain scientists and other skilled employees, we will not be able to continue our existing services or expand the services we currently provide to our customers.

WE MAY LOSE ONE OR MORE OF OUR MAJOR CUSTOMERS.

     A relatively small number of customers account for a significant portion of our revenue. During the fiscal year ended June 30, 2000, our revenue from our three largest customers represented approximately 45%, 11% and 8% of our total revenue, respectively. We expect that revenue from a limited number of customers will account for a large portion of our revenue in future quarters. The terms of our contracts generally permit our customers to cancel them for a variety of reasons, many of which are beyond our control. If any one of our major customers cancels its contract with us, our revenue may decrease.

WE MAY NOT BE SUCCESSFUL IN ENTERING INTO COLLABORATIONS THAT ALLOW US TO PARTICIPATE IN THE FUTURE SUCCESS OF OUR PROPRIETARY DRUG CANDIDATES THROUGH MILESTONE AND/OR ROYALTY PAYMENTS.

     One of our business strategies is to create our own proprietary drug candidates and to then enter into collaborations for the development of these drug candidates that will allow us to earn milestone and/or royalty payments. Our proprietary drug discovery program is in its early stage development and is unproven. Although we have expended, and continue to expend, time and money on internal research and development programs, we may be unsuccessful in creating valuable proprietary drug candidates that would enable us to form such collaborations and receive milestone and/or royalty payments. Only one of our current contracts provides for milestone payments, and none of our current contracts provides for royalty payments. We have not received any milestone or royalty payments since our inception. If we are unable to form collaborations under which we receive substantial milestone and/or royalty payments, we may fail to fully execute our business strategy.

EVEN IF WE ARE SUCCESSFUL IN NEGOTIATING COLLABORATIONS PROVIDING MILESTONE AND/OR ROYALTY PAYMENTS, WE MAY FAIL TO DISCOVER AND DEVELOP NEW DRUG PRODUCTS FOR OUR CUSTOMERS OR TO ACHIEVE ANY PERFORMANCE MILESTONES, AND THEREFORE, WE MAY NOT EARN ANY SUCH PAYMENTS.

     We may fail to negotiate collaborations under which we receive milestone payments based on achievement of performance milestones or royalty payments based on future sales of drug products. However, if we are able to negotiate such collaborations, the use of our services or technologies may not result in the discovery of potential drug candidates that will be safe or effective and we may never receive any milestone or royalty payments. Our receipt of milestone or royalty payments may be beyond our control and will be determined by many factors, including the desire of our collaborator to continue to pursue a potential drug candidate and the ultimate commercial success of the drug. Development and commercialization of potential drug candidates depend not only on the achievement of research objectives by us and our collaborators, but also on each collaborator's financial, competitive, marketing and strategic considerations and regulation by the Food and Drug Administration and other governmental entities in the United States and other countries, all of which are beyond our control. Pharmaceutical products developed by our collaborators will require lengthy and costly pre-clinical and clinical trials and regulatory approval by governmental agencies prior to commercialization. Approvals may not be granted despite the substantial time and resources required to obtain approvals and comply with appropriate statutes and regulations. If unforeseen complications arise in the development or commercialization of the potential drug candidates by our collaborators, we may not realize milestone or royalty payments as expected, and therefore, we may fail to fully execute our business strategy.

WE MAY FAIL TO EXPAND CUSTOMER RELATIONSHIPS THROUGH INTEGRATION OF PRODUCTS AND SERVICES.

     One of our business strategies is to expand our existing customer relationships across the full spectrum of our drug discovery capabilities. We may be unsuccessful in selling our full range of products and services to particular customers. We may not be able to expand existing relationships with customers that currently purchase a limited number of other products and services to cause them to purchase additional products and services; certain of our customers and collaborators have chosen not to expand their relationships with us. If we are unable to expand our customer relationships to include additional products and services, we may not be able to take full advantage of potential revenue opportunities.

OUR CONTRACTS ARE SUBJECT TO STANDARD INDUSTRY TERMINATION RISKS AND RISKS OF COST OVERRUNS ASSOCIATED WITH FIXED PRICE CONTRACTS.

     In general, our contracts are terminable by our customers with 30 to 90 days' notice for a number of reasons or, in some cases, for no reason. Many of our contracts may be terminated for reasons that may be beyond our control, such as the bankruptcy or insolvency of our customers. The loss of a large contract or multiple smaller contracts, or a significant decrease in revenue derived from such contracts, could have a material adverse effect on our business. Additionally, some of our contracts for the provision of our services have a fixed price or are subject to a maximum fee. As a result, we bear the risk of cost overruns with respect to such contracts. We may not be able to perform our obligations with respect to any of these contracts at a cost equal to or less than the prescribed fixed fees or applicable maximum fees. Significant cost overruns with respect to such contracts could have a material adverse effect on our business.

WE MAY NOT BE ABLE TO ACCELERATE THE DRUG DISCOVERY PROCESS.

     One of our business strategies is to facilitate the drug discovery process by identifying potential drug candidates. We have never identified a drug candidate that has been developed into a commercial drug. It is uncertain whether we will be able to make the drug discovery process more efficient or make higher quality drug candidates. The ability to accelerate the drug discovery process is dependent on many factors, including the performance and decision-making capabilities of our scientists. Although we have created an information-driven technology platform which we believe enables our scientists to make better decisions, there can be no assurance that the decisions of our scientists will be correct or that our scientists will develop viable drug candidates. If we are unable to identify potential drug candidates and facilitate the drug discovery process, our products, services and technologies may not be commercially successful.

WE MAY LOSE OUR PROPRIETARY PRODUCTS AND TECHNOLOGIES IF WE ARE UNABLE TO PROTECT THEM.

     Our success will depend in part on our ability to protect our proprietary drug candidates as well as our drug screening and compound synthesis processes and other technologies we develop. One of our business strategies is to develop our own proprietary drug candidates and enter into collaborations with pharmaceutical and biotechnology companies for the development of these drug candidates. In order to protect our rights to our proprietary drug candidates we must obtain the intellectual property rights to such drug candidates. Although we have seven patent applications on file in the United States, including three provisional applications, we have not received a patent for any of our proprietary products or technologies. Some of the products and technologies that we develop already may be patented by other companies which may prevent us from obtaining patents on the products or technologies we develop. Even if we are able to obtain patents, they may be insufficient to protect our interest in these products and technologies. Protecting our patents, if obtained, may be costly and time consuming. To the extent we are unable to protect our proprietary products and technologies, our investment in them may not yield the benefits we anticipated. We also may be subject to claims that we are infringing on the intellectual property of others. We could incur significant costs in defending such claims, and if we were unsuccessful, we would be subject to liability for infringement.

OUR SUCCESS WILL DEPEND ON OUR ABILITY TO GROW AND TO MANAGE OUR GROWTH.

     We have recently experienced, and expect to continue to experience, growth in the number of our employees and the scope of our operating and financial systems. Growth in our operations has placed and is expected to place a significant strain on our operational, human and financial resources. Our ability to compete effectively will depend, in large part, on our ability to hire, train and assimilate additional management, professional, scientific and technical personnel and our ability to expand, improve and effectively use our operating, management, business development and financial systems to accommodate our expanded operations. The physical expansion of our facilities to accommodate future growth may lead to significant costs and may divert management and business development resources. If we fail to effectively anticipate, implement or manage the changes required to sustain our growth, we may not be able to compete successfully.

WE MAY NOT BE ABLE TO MEET THE DELIVERY AND PERFORMANCE REQUIREMENTS SET FORTH IN OUR CUSTOMER CONTRACTS.

     In order to maintain our current customer relationships and to meet the performance and delivery requirements in our customer contracts, we must be able to provide products and services at appropriate levels and with acceptable quality and at an acceptable cost. Our ability to deliver the products and provide the services we offer to our customers is limited by many factors, including the difficulty of the chemistry associated with our products and services, the lack of predictability in the scientific process and the shortage of qualified scientific personnel. In particular, revenue from our compound libraries is dependent on producing compounds, and our current commitments to provide library compounds to our customers exceeds our current rate of compound synthesis. If we are unable to meet our contractual commitments, we may delay or lose revenue, lose customers or fail to expand our existing relationships.

WE HAVE LIMITED MARKETING EXPERIENCE, AND OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO EXPAND OUR SALES AND MARKETING ACTIVITIES.

     To date, we have sold our services and products primarily through the efforts of our senior management and scientists and through customer referrals. If we are unable to attract and retain additional business development personnel and to expand our business development activities, we may not be able to achieve significant long-term growth. Further, even if we are able to build and maintain a sales and marketing force, we may not be successful in attracting new customers.

WE DEPEND ON KEY PERSONNEL FOR THE SUCCESS AND CONTINUATION OF OUR OPERATIONS.

     Our performance is highly dependent on the principal members of our senior management and scientific staff, including Robert E. Conway, our Chief Executive Officer; Dr. Kevin Koch, our President and Chief Science Officer; Dr. David L. Snitman, our Chief Operating Officer and Vice President, Business Development; Dr. Anthony D. Piscopio, our Vice President, Chemistry and Director of Process Chemistry; Michael Carruthers, our Chief Financial Officer; Dr. John A. Josey, our Senior Director of High-Speed Synthesis; Dr. Laurence Burgess, our Senior Director of Medicinal Chemistry and Lead Optimization and Dr. Joanna K. Money, our Director of Business Development. Although we have employment agreements with each of the above personnel, we do not have employment agreements with all of our key personnel, and the employment agreements we do have are terminable by the employees upon 30 days' prior notice. We may not be able to retain key personnel or attract and retain additional key personnel in the future. The loss of one or more members of our senior management or scientific staff could have a material adverse effect on our business, financial condition and results of operations.

OUR QUARTERLY OPERATING RESULTS COULD FLUCTUATE SIGNIFICANTLY.

     Sales of our compound libraries, lead optimization services, process research and development services and our proprietary drug candidates can typically involve significant technical evaluation and/or commitment of capital by our customers. Accordingly, the sales cycles associated with these products and services are lengthy and subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews that are beyond our control. Due to these lengthy and unpredictable sales cycles, our operating results could fluctuate significantly from quarter to quarter. In addition, we expect to continue to experience significant fluctuations in quarterly operating results due to a variety of factors, such as general and industry specific economic conditions that may affect the research and development expenditures of pharmaceutical and biotechnology companies.

     A large portion of our expenses, including expenses for facilities, equipment and personnel, are relatively fixed. Accordingly, if our revenue declines or does not grow as anticipated, we might not be able to correspondingly reduce our operating expenses. Failure to achieve anticipated levels of revenue could significantly harm our operating results for a particular fiscal period.

     Due to the possibility of fluctuations in our revenue and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price could decline.

OUR OPERATIONS EXPOSE US TO POTENTIAL LIABILITY AND RISKS.

     We develop, test and manufacture the precursors to pharmaceutical products intended for use in humans. These activities could expose us to the risk of liability for personal injury or death to persons using these products. We may be required to pay substantial damages or incur defense costs in connection with any of these claims. Our product liability insurance may not be adequate, and we may be unable to acquire or maintain adequate insurance at acceptable costs or at all. The failure of our insurance policies to protect us from these claims or liabilities could have a material adverse effect on our business, financial condition and results of operations.

WE FACE RISKS ASSOCIATED WITH ACCOMPLISHING POTENTIAL FUTURE ACQUISITIONS AND INTEGRATING THEM INTO OUR BUSINESS.

     We plan to continue to review potential acquisition candidates in the ordinary course of our business and may use a portion of the proceeds from this offering for acquisitions. Acquisitions involve numerous risks, including, among others, difficulties and expenses incurred in the consummation of acquisitions and assimilation of the operations, personnel and services or products of the acquired companies, difficulties of operating new businesses, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired companies. If we do not successfully integrate any businesses we may acquire in the future, our business will suffer. Additionally, we may fail to identify suitable acquisition candidates or, if we do identify suitable acquisition candidates, we may not be able to complete such acquisitions on terms and conditions acceptable to us. We currently have no agreements or commitments with respect to any acquisition, and we may never successfully complete an acquisition.

OUR OPERATIONS COULD BE INTERRUPTED BY DAMAGE TO OUR FACILITIES.

     Our operations are dependent upon the continued use of our highly specialized laboratories and equipment in Boulder, Colorado and Longmont, Colorado. Natural disasters, such as floods, could damage our laboratories or equipment, and these events may materially interrupt our business. We maintain business interruption insurance to cover lost revenue caused by such occurrences. However, this insurance would not compensate us for the loss of opportunity and potential adverse impact on relations with existing customers created by our inability to meet our customers' needs in a timely manner.

OUR CUSTOMERS MAY RESTRICT OUR USE OF SCIENTIFIC INFORMATION.

     Our ability to improve the efficiency of the drug discovery services we provide by, among other things, developing an effective informatics database, depends in part on our ability to generate and use information that is not proprietary to our customers and that we derive from performing these services. However, our customers may not allow us to use information with other customers, such as the general interaction between types of chemistries and types of drug targets that we generate when performing drug discovery services for them. Without the ability to use this information, we may not be able to develop a database, which may limit our ability to improve the efficiency of the drug discovery services we provide.

WE MAY BE SUBJECT TO LIABILITY REGARDING HAZARDOUS WASTE MATERIALS.

     Our products and services as well as our research and development processes involve the controlled use of hazardous materials. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any damages that result, and any such liability could exceed our resources and disrupt our business. In addition, we may have to incur significant costs to comply with environmental laws and regulations related to the handling or disposal of such materials or waste products in the future.

BECAUSE WE HAVE A LIMITED NUMBER OF SUPPLIERS, WE MAY INCUR INCREASED SUPPLY COSTS OR EXPERIENCE DELAY IN DELIVERING OUR PRODUCTS OR PERFORMING OUR SERVICES.

     Certain key components of biological and chemical materials that we use in our products and services are currently purchased from a limited number of outside sources and may only be available through a single or only a few sources. Our reliance on our suppliers exposes us to risks, including:

     - the possibility that one or more of our suppliers could terminate their services at any time without penalty;

     - the potential inability of our suppliers to obtain required materials;

     - the potential delays and expenses of seeking alternative sources of supply; and

     - reduced control over pricing, quality and timely delivery due to the difficulties in switching to alternative suppliers.

Consequently, if materials from our suppliers are delayed or interrupted for any reason, our ability to deliver our products and perform our services could be delayed or require us to incur increased costs which could have a material adverse effect on our business.

                   RISKS RELATED TO OPERATING IN OUR INDUSTRY

THE DRUG RESEARCH AND DEVELOPMENT INDUSTRY IS HIGHLY COMPETITIVE.

     We compete with companies in the United States and abroad that are engaged in the development and production of chemistry discovery products and services, including pharmaceutical companies, biotechnology companies, medicinal chemistry outsourcing companies, compound library suppliers and contract research companies. Academic institutions, governmental agencies and other research organizations also are conducting research and developing technologies in areas in which we provide services, either on their own or through collaborative efforts. Our pharmaceutical and biotechnology company customers have internal departments that provide products and services that directly compete with the products and services we offer. We face competition based on several factors, including size, relative expertise and sophistication, speed and costs of identifying and optimizing lead compounds and of developing and optimizing chemical processes. As new companies enter the market, we expect to face increased competition. Many of our competitors offer a broader range of products and services and have greater access to financial, technical, scientific, business development, recruiting and other resources than we do. Some of our competitors may also operate with a lower cost structure.

THE DRUG RESEARCH AND DEVELOPMENT INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE, AND WE MAY NOT HAVE THE RESOURCES NECESSARY TO COMPETE SUCCESSFULLY.

     The pharmaceutical and biotechnology industries are characterized by rapid and continuous technological innovation. We anticipate that we will face increased competition in the future as new companies enter the market and advanced technologies become available. Our products, services and expertise may become obsolete or uneconomical due to technological advances or entirely different approaches developed by us, our customers or one or more of our competitors. For example, advances in informatics may render some of our technologies, such as our compound libraries, obsolete. While we plan to develop technologies that will give us a competitive advantage, we may not be able to develop the technologies necessary for us to successfully compete in the future. Additionally, the existing approaches of our competitors or new approaches or technologies developed by our competitors may be more effective than those we develop. We may not be able to compete successfully with existing or future competitors.

OUR SUCCESS WILL DEPEND ON THE PROSPECTS OF THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRIES AND THE EXTENT TO WHICH THESE INDUSTRIES USE THIRD-PARTY ASSISTANCE WITH ONE OR MORE ASPECTS OF THEIR DRUG DISCOVERY PROCESS.

     Our revenue is highly dependent on research and development expenditures and the outsourcing of these expenditures by the pharmaceutical and biotechnology industries. These expenditures are based on a wide variety of factors, including the resources available for purchasing research services, the spending priorities among various types of research and the policies regarding expenditures during recessionary periods. Our financial condition and results of operations could be materially adversely affected by general economic downturns in our customers' industries, any decrease in research and development expenditures or the trend to outsource these services. Any decrease in drug discovery spending by pharmaceutical and biotechnology companies could cause our revenue to decline and adversely impact our profitability.

OUR CUSTOMERS AND COLLABORATORS ARE SUBJECT TO SUBSTANTIAL GOVERNMENT REGULATION AND THE POTENTIAL FOR FUTURE REGULATION.

     We expect that a substantial portion of our revenue in the foreseeable future will come from services provided to the pharmaceutical and biotechnology industries. Accordingly, our future success is dependent upon the success of the companies within those industries and their continued demand for our services. Our customers are subject to substantial regulation by governmental entities in the United States and other countries. Various federal, and in some cases state, statutes and regulations also govern or influence the manufacture, safety, labeling, storage, record keeping and marketing of pharmaceutical products. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations are time consuming and require substantial resources.

     If our customers are found to have failed to comply with applicable regulatory requirements, a wide variety of enforcement actions are possible, including fines, injunctions and civil penalties, recall or seizure of products, the issuance of public notices or warnings, operating restrictions, partial suspension or total shutdown of production, termination of ongoing research, refusal of requests for approval, withdrawal of prior approvals and criminal prosecution. If our customers fail to comply with these regulations, it could have a material adverse effect on our business. In addition, to the extent our revenue is based on successful commercialization of drug products developed by our customers, their failure to obtain necessary regulatory approvals and to gain market acceptance for these drugs could harm our financial condition and results of operations.

     Our customers may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of health care. For example, in certain foreign markets, pricing or profitability of pharmaceutical products is subject to government control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar government pricing controls. It is uncertain what legislative proposals may be adopted or what actions federal, state or private third party payors for health care goods or services may take in response to any health care reform proposals or legislation. To the extent that such proposals or reforms have a material adverse effect on pharmaceutical and biotechnology companies that are actual or prospective customers, our business may suffer.

THE CONCENTRATION OF THE PHARMACEUTICAL INDUSTRY AND THE CURRENT TREND TOWARD INCREASING CONSOLIDATION COULD REDUCE THE NUMBER OF OUR POTENTIAL CUSTOMERS.

     The market for our products and services has become increasingly concentrated as a result of recent mergers and acquisitions among major pharmaceutical companies. The number of our potential customers could be reduced even further if the current trend toward consolidation of the pharmaceutical industry continues. Accordingly, we expect that we will rely on a relatively small number of customers for a substantial portion of our revenue.

     Additional risks associated with a highly concentrated customer base include:

     - larger companies may develop in-house technology and expertise rather than using our products and services;

     - larger customers may negotiate price discounts or other terms for our products and services that are unfavorable to us; and

     - the market for our products and services may become saturated.

THE INTELLECTUAL PROPERTY RIGHTS WE RELY ON TO PROTECT THE TECHNOLOGY UNDERLYING OUR PRODUCTS AND TECHNIQUES MAY BE INADEQUATE TO PREVENT THIRD PARTIES FROM USING OUR TECHNOLOGY OR DEVELOPING COMPETING PRODUCTS AND SERVICES BASED ON VERY SIMILAR TECHNOLOGY OR TO PROTECT OUR INTERESTS IN OUR PROPRIETARY DRUG CANDIDATES, AND COULD REDUCE OUR ABILITY TO COMPETE IN THE MARKET.

     Our success will depend on our ability to obtain, protect and enforce patents on our technology. Although we have seven United States patent applications on file, including three provisional applications, we have not received any patents. We have engaged in limited patent prosecution in foreign countries. Any patents that we may own or license in the future may not afford meaningful protection for our technology and products. Our efforts to enforce and maintain our intellectual property rights may not be successful and may result in substantial costs and diversion of management time. In addition, others may challenge patents we may obtain in the future and, as a result, these patents could be narrowed, invalidated or rendered unenforceable or we may be forced to stop using the technology covered by these patents or to license the technology from third parties. In addition, current and future patent applications on which we depend may not result in the issuance of patents in the United States or foreign countries. Even if our rights are valid, enforceable and broad in scope, competitors may develop products based on similar technology that is not covered by our patents. Further, since there is a substantial backlog of patent applications at the U.S. Patent and Trademark Office, the approval or rejection of our or our competitors' patent applications may take several years.

     In addition to patent protection, we also rely on copyright and trademark protection, trade secrets, know-how, continuing technological innovation and licensing opportunities. In an effort to maintain the confidentiality and ownership of our trade secrets and proprietary information, we require our employees, consultants and advisors to execute confidentiality and proprietary information agreements. However, these agreements may not provide us with adequate protection against improper use or disclosure of confidential information and there may not be adequate remedies in the event of unauthorized use or disclosure. Furthermore, like many companies in our industry, we may from time to time hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities conducted by us. In some situations, our confidentiality and proprietary information agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Although we require our employees and consultants to maintain the confidentiality of all confidential information of previous employers, we or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations.

Finally, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets. Our failure to protect our proprietary information and techniques may inhibit or limit our ability to exclude certain competitors from the market and execute our business strategies.

OUR SUCCESS DEPENDS IN PART ON OUR ABILITY TO OPERATE WITHOUT VIOLATING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH MAY RESULT IN COSTLY INTELLECTUAL PROPERTY LAWSUITS.

     The drug research and development industry has a history of patent and other intellectual property litigation and patent lawsuits concerning drug discovery technologies will likely continue. Because we produce and provide many different products and services, we face potential patent infringement suits by a wide variety of companies that control patents for similar products and services. In order to protect or enforce our intellectual property rights, we may have to initiate legal proceedings against third parties. In addition, others may sue us for infringing their intellectual property rights or we may initiate a lawsuit seeking a declaration from a court that we do not infringe the proprietary rights of others. The patent positions of pharmaceutical, biotechnology and drug discovery companies are generally uncertain and involve complex legal and factual questions. No consistent policy has emerged from the U.S. Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under patents like those for which we have applied. Legal proceedings relating to intellectual property would be expensive, take significant time and divert management's attention from other business concerns, whether we win or lose. The cost of such litigation could affect our profitability.

     Further, if we do not prevail in an infringement lawsuit brought against us, we might have to pay substantial damages, including treble damages, and we could be required to stop the infringing activity or obtain a license to use the patented technology. Any required license may not be available to us on acceptable terms, or at all. In addition, some licenses may be nonexclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to sell some of our products or services.

                         RISKS RELATED TO THE OFFERING

OUR STOCK PRICE WILL LIKELY BE VOLATILE, AND YOUR INVESTMENT COULD DECLINE IN VALUE.

     The trading price of our common stock is likely to be volatile and subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

     - actual or anticipated variations in quarterly operating results;

     - introductions or announcements of technological innovations or new products or services by us, our collaborators or our competitors;

     - disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to patent our technologies;

     - changes in financial estimates by securities analysts;

     - conditions or trends in the pharmaceutical and biotechnology industries;

     - additions or departures of key personnel;

     - the loss of a significant customer or collaborator;

     - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     - regulatory developments in the United States and abroad;

     - public concern as to the efficacy of new drug discovery techniques; and

     - economic and political factors.

     In addition, the stock market in general, and the market for life sciences companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to operating performance. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in potential liabilities, substantial costs and the diversion of management's attention and resources, regardless of whether we win or lose.

THERE MAY NOT BE AN ACTIVE, LIQUID TRADING MARKET FOR OUR COMMON STOCK.

     Prior to this offering, there has been no public market for our common stock. An active trading market for our common stock may not develop or be maintained following this offering. As a result, you may not be able to sell your shares quickly or at the market price. The initial public offering price will be determined by negotiation between us and representatives of the underwriters based upon a number of factors and may not be indicative of prices that will prevail in the trading market. The market price of our common stock may decline below the initial public offering price, and you may not be able to resell your shares at or above the initial offering price. See "Underwriting" below for a discussion of the factors to be considered in determining the initial public offering price.

WE MAY INVEST OR SPEND THE PROCEEDS OF THIS OFFERING IN WAYS THAT DO NOT YIELD A FAVORABLE RETURN.

     We have not yet determined the allocation of the proceeds from this offering, and we will retain broad discretion over the use of the proceeds. You may not agree with how we spend the proceeds, and our use of the proceeds may not yield a significant return or any return at all. For example, we may use the proceeds to acquire new businesses or technologies that are unproven and may not ultimately generate revenue for us.

IF WE NEED BUT ARE UNABLE TO OBTAIN ADDITIONAL FUNDING TO SUPPORT OUR OPERATIONS, WE WOULD HAVE TO REDUCE OR CEASE OPERATIONS OR ATTEMPT TO SELL ALL OR A PART OF OUR OPERATIONS.

     We may need substantial funds to continue to research, develop and enhance our products and services. To the extent that our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds to continue the development of our products and services. We may not be able to raise funds on favorable terms, if at all. Our current operating plan could change as a result of many factors, and we could require additional funding sooner than anticipated. Our requirements for additional capital may be substantial and will depend on many factors, some of which are beyond our control, including:

     - market acceptance of our products and services;

     - continued progress of our research and development of our products and services;

     - acquisitions of other companies in exchange for cash, and the capital needs of any acquired companies;

     - competing technological and market developments;

     - the cost of protection of patent and other intellectual property rights; and

     - further development of our production and business development capabilities.

     To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of those securities would result in dilution to our stockholders. Moreover, incurring debt financing could result in a substantial portion of our operating cash flow being dedicated to the payment of principal and interest on such indebtedness, could render us more vulnerable to competitive pressures and economic downturns and could impose restrictions on our operations. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds through other arrangements on unattractive terms.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

     The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market after the closing of this offering, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. There will be 21,367,409 shares of common stock outstanding immediately after this offering, or 22,167,409 shares if the underwriters exercise their over-allotment option in full, based on the number of shares outstanding at August 31, 2000. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. Assuming the underwriters do not exercise their overallotment option, the remaining 15,367,409 shares of common stock outstanding will be "restricted securities" as defined in Rule 144, of which 782,107 shares will, subject to Rule 144, be available for sale immediately following this offering, and 14,585,302 will, subject to Rule 144, be available for sale following the expiration of the 180 day lock-up period. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

     After this offering, we intend to register 7,800,000 shares of common stock that are reserved for issuance upon exercise of options granted or reserved for grant under our stock option plan and our employee stock purchase plan. Once we register these shares, they can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates. The number of shares that are reserved for issuance under our stock option plan may increase based on our issued and outstanding shares of common stock, and we may register such additional shares in the future.

BECAUSE IT IS UNLIKELY THAT WE WILL PAY DIVIDENDS, YOU WILL BE ABLE TO BENEFIT FROM HOLDING OUR STOCK ONLY IF THE STOCK PRICE APPRECIATES.

     We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. Therefore, an investment in our common stock will only generate value if our stock price appreciates.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION AS A RESULT OF THIS OFFERING AND MAY EXPERIENCE ADDITIONAL DILUTION IN THE FUTURE.

     The initial public offering price of our common stock is expected to be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution of approximately $7.30 in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock, based upon an assumed initial public offering price of $11.00 per share. If the holders of outstanding options or warrants exercise those options or warrants at prices below the initial public offering price, you will incur further dilution. We may also acquire other companies or technologies or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER AND BYLAWS MAKE A THIRD PARTY ACQUISITION OF US DIFFICULT.

     Our certificate of incorporation and bylaws contain provisions that could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. We are also subject to provisions of Delaware law that could delay, deter or prevent a change in control. See "Description of Capital Stock -- Anti-Takeover Provisions" for additional information.

OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS OWN A LARGE PERCENTAGE OF OUR VOTING COMMON STOCK AND COULD LIMIT NEW STOCKHOLDERS FROM INFLUENCING CORPORATE DECISIONS.

     Immediately after this offering, our executive officers, directors and current principal stockholders, and their respective affiliates, will beneficially own approximately 64% of our outstanding common stock. These stockholders, if acting together, would be able to control substantially all matters requiring approval by our stockholders, including mergers, sales of assets, the election of all directors and approval of other significant corporate transactions.

      SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

     This prospectus contains forward-looking statements. We use words like "believe," "intend," "expect," "may," "will," "should," "plan," "project," "contemplate," "anticipate" and similar expressions to identify these forward-looking statements. We have based these forward-looking statements on our current expectations and projections about the growth of our business, our financial performance and the development of our industry. Because these statements reflect our current views concerning future events, these forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risks described in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

     Information regarding market and industry statistics contained in the "Prospectus Summary" and "Business" sections of this prospectus is included based on information available to us that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources and cannot assure you of the accuracy of the data we have included.

                                USE OF PROCEEDS

     We estimate our net proceeds from the sale of 6,000,000 shares of common stock in this offering will be approximately $60,580,000, or approximately $68,764,000 if the underwriters exercise their over-allotment option in full, based on an assumed initial public offering price of $11.00 per share, after deducting the estimated underwriting discount and offering expenses.

     We currently intend to use the net proceeds to fund our operations, including continued development and manufacturing of existing products as well as research and development of additional products and services, hire additional personnel and expand our facilities to be able to meet the growing needs of our business. We also may use a portion of the net proceeds to acquire or invest in new products, businesses or technologies and pay down our indebtedness. We intend to use the balance of the net proceeds for general corporate purposes, including working capital. Our management may spend the proceeds from this offering in ways that the stockholders may not deem desirable.

     Pending the application of the net proceeds towards one of the above uses, we intend to invest the net proceeds in investment-grade, interest-bearing securities. We cannot predict whether the investment of the proceeds will yield a favorable return.

     The foregoing represents our current intentions based upon our present plans and business condition. Our management will have broad discretion in the application of the net proceeds from this offering, and the occurrence of unforeseen events or changed business conditions could result in the application of the net proceeds from this offering in a manner other than as described in this prospectus.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock, and we do not intend to pay any cash dividends in the foreseeable future. We currently intend to retain all available funds and any future earnings for use in the operation of our business and to fund future growth.

                                 CAPITALIZATION

     The following table sets forth our total long-term debt, including current portion, and capitalization as of June 30, 2000 presented:

     - on an actual basis;

     - on a pro forma basis to give effect to the issuance of 1,666,667 shares of our Series C preferred stock in August 2000 and the automatic conversion of our Series A preferred stock, Series B preferred stock and Series C preferred stock into shares of our common stock upon the closing of this offering on a one-for-one basis, as if these events had occurred as of June 30, 2000; and

     - on a pro forma as adjusted basis to give effect to the sale of 6,000,000 shares of our common stock at an assumed initial public offering price of $11.00 per share, after deducting the estimated underwriting discount and offering expenses.

     The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this prospectus.

                                                                     AS OF JUNE 30, 2000
                                                              ---------------------------------
                                                                                     PRO FORMA
                                                              ACTUAL    PRO FORMA   AS ADJUSTED
                                                              -------   ---------   -----------
                                                                 (IN THOUSANDS, EXCEPT SHARE
                                                                   AND PER SHARE AMOUNTS)
Long-term debt, including current portion...................  $ 4,556    $ 4,556      $ 4,556
                                                              -------    -------      -------
Stockholders' equity:
Preferred stock, par value $.001 per share; 10,100,000
  shares
  authorized actual, 11,825,000 shares authorized pro forma
  and
  10,000,000 shares authorized pro forma as adjusted
     Series A convertible preferred stock; 6,635,000 shares
       issued
       and outstanding actual and no shares issued and
       outstanding
       pro forma and pro forma as adjusted..................        7         --           --
     Series B convertible preferred stock; 3,199,999 shares
       issued
       and outstanding actual and no shares issued and
       outstanding
       pro forma and pro forma as adjusted..................        3         --           --
     Series C convertible preferred stock; no shares issued
       and outstanding actual, pro forma and pro forma as
       adjusted.............................................       --         --           --
                                                              -------    -------      -------
          Total preferred stock.............................       10         --           --
                                                              -------    -------      -------
Common stock, par value $.001 per share; 17,000,000 shares
  authorized actual, 20,225,000 shares authorized pro forma
  and 60,000,000 shares authorized pro forma as adjusted;
  3,370,207 shares issued and outstanding actual, 14,871,873 shares issued and outstanding pro forma and 20,871,873
  shares issued and outstanding pro forma as adjusted.......        3         15           21
Additional paid-in capital..................................   17,430     27,393       87,967
Accumulated deficit.........................................   (9,087)    (9,087)      (9,087)
Notes receivable for common stock -- (related party)........     (394)      (394)        (394)
Deferred compensation.......................................   (1,310)    (1,310)      (1,310)
                                                              -------    -------      -------
          Total stockholders' equity........................    6,652     16,617       77,197
                                                              -------    -------      -------
          Total capitalization..............................  $11,208    $21,173      $81,753
                                                              =======    =======      =======

     The above table does not reflect the following:

     - 2,854,844 shares of common stock underlying options outstanding as of June 30, 2000 at a weighted-average exercise price of $0.384 per share;

     - 110,750 shares of common stock, assuming the automatic conversion of our Series A and Series B preferred stock, underlying warrants to purchase preferred stock outstanding as of June 30, 2000 at a weighted-average exercise price of $3.15 per share; and

     - 25,816 shares available as of June 30, 2000 for issuance or future grants under our stock option plan.

                                    DILUTION

     As of June 30, 2000, our pro forma net tangible book value would have been $16.5 million, or $1.11 per share of common stock. Our pro forma net tangible book value per share represents our pro forma total tangible assets less pro forma total liabilities, divided by the number of shares of common stock outstanding on that date and assumes the issuance of 1,666,667 shares of our Series C preferred stock in August 2000 and the conversion of all outstanding shares of our preferred stock, which convert automatically into shares of common stock on a one-for-one basis upon the closing of this offering. Without taking into account any other changes in our pro forma net tangible book value per share after June 30, 2000, other than to give effect to the sale of the 6,000,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $11.00 per share, after deducting the estimated underwriting discount and offering expenses, our pro forma as adjusted net tangible book value as of June 30, 2000 would have been $77.1 million, or $3.70 per share. This represents an immediate increase in pro forma as adjusted net tangible book value to existing stockholders of $2.59 per share and an immediate dilution to new investors who purchase shares of common stock in this offering of $7.30 per share. Dilution equals the difference between the amount per share paid by new investors who purchase shares of common stock in this offering and the pro forma as adjusted net tangible book value per share upon the closing of this offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share.............          $11.00
  Pro forma net tangible book value per share as of June 30,
     2000...................................................  $1.11
  Increase per share attributable to new investors..........   2.59
                                                              -----
Pro forma as adjusted net tangible book value per share
  after this offering.......................................            3.70
                                                                      ------
Dilution in pro forma net tangible book value per share to
  new investors.............................................          $ 7.30
                                                                      ======

     The following table illustrates, on a pro forma as adjusted basis, as of June 30, 2000, the differences between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us (1) by existing stockholders, and (2) by the new investors who purchase shares of common stock in this offering at the assumed initial public offering price of $11.00 per share, before deducting the estimated underwriting discount and offering expenses.

                                             SHARES
                                           PURCHASED     TOTAL CONSIDERATION       AVERAGE PRICE
                                           ----------   ---------------------   -------------------
                                             NUMBER     PERCENT     AMOUNT      PERCENT   PER SHARE
                                           ----------   -------   -----------   -------   ---------
Existing stockholders....................  14,871,873       71%   $25,426,762       28%    $ 1.71
New investors............................   6,000,000       29%    66,000,000       72%     11.00
                                           ----------   -------   -----------   -------
          Total..........................  20,871,873      100%   $91,426,762      100%
                                           ==========   =======   ===========   =======

     The discussion and table assume:

     - the automatic conversion of our Series A, Series B and Series C preferred stock on a one-for-one basis into 11,501,666 shares of our common stock;

     - no exercise of options outstanding under our stock option plan as of June 30, 2000;

     - no exercise by the underwriters of their over-allotment option to purchase up to 800,000 additional shares of common stock from us and up to 100,000 shares of common stock from two of our stockholders; and

     - no exercise by any of our security holders of any outstanding warrants.

     As of June 30, 2000, there were options outstanding to purchase a total of 2,854,844 shares of common stock at a weighted-average price of $0.384 per share. As of the same date, there were warrants to purchase a total of 110,750 shares of common stock, assuming the automatic conversion of our Series A and Series B preferred stock, at a weighted-average exercise price of $3.15 per share. There will be further dilution to new investors who purchase shares of common stock in this offering to the extent any of our options or warrants are exercised.

                            SELECTED FINANCIAL DATA

     The selected financial data presented below are derived from our audited financial statements appearing elsewhere in this prospectus for the following periods: (1) our statements of operations data from February 6, 1998 (inception) to June 30, 1998, and for the twelve-month periods ended June 30, 1999 and June 30, 2000; and (2) our balance sheet data at June 30, 1998, June 30, 1999 and June 30, 2000.

     The pro forma net loss per share data gives effect to the automatic conversion of all of our outstanding preferred stock upon the closing of this offering. The cost of revenue, research and development expense, and selling, general and administrative expense data below excludes compensation related to stock option grants.

     The financial statements as of and for the periods ended June 30, 1998, June 30, 1999 and June 30, 2000 have been audited by Ernst & Young LLP, independent auditors. It is important that you also read "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as our audited financial statements and the related notes included elsewhere in this prospectus. The historical results presented below are not necessarily indicative of the results to be expected for any future period.

                                                           PERIOD FROM
                                                        FEBRUARY 6, 1998          YEARS ENDED JUNE 30,
                                                         (INCEPTION) TO      ------------------------------
                                                          JUNE 30, 1998          1999             2000
                                                       -------------------   -------------   --------------
                                                        (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Revenue..............................................      $        --        $    1,504      $     6,774
Cost of revenue......................................               --             1,033            4,402
                                                           -----------        ----------      -----------
Gross profit.........................................               --               471            2,372
Research and development expenses....................               --             3,301            3,928
Selling, general and administrative expenses.........               62             1,522            2,430
Compensation related to stock option grants..........               --                --              716
                                                           -----------        ----------      -----------
Total operating expenses.............................               62             4,823            7,074
                                                           -----------        ----------      -----------
Loss from operations.................................              (62)           (4,352)          (4,702)
Interest expense.....................................               --              (136)            (384)
Interest income......................................               13               181              356
                                                           -----------        ----------      -----------
Net loss.............................................      $       (49)       $   (4,307)     $    (4,730)
                                                           ===========        ==========      ===========
Basic and diluted net loss per share.................      $     (0.06)       $    (1.48)     $     (1.54)
                                                           ===========        ==========      ===========
Shares used in computing basic and diluted
  net loss per share.................................          863,964         2,918,367        3,063,439
                                                           ===========        ==========      ===========
Pro forma basic and diluted net loss
  per share (unaudited)..............................                                         $     (0.40)
                                                                                              ===========
Shares used in computing pro forma basic and diluted
  net loss per share (unaudited).....................                                          11,697,343
                                                                                              ===========

                                                                    AS OF JUNE 30,
                                                              ---------------------------
                                                               1998      1999      2000
                                                              -------   -------   -------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities............  $ 2,608   $ 2,186   $ 5,784
Other current assets........................................      192     1,819     2,764
Property, plant and equipment, net..........................        6     2,872     6,911
Other assets................................................        4       248       364
  Total assets..............................................  $ 2,810   $ 7,125   $15,823
Total current liabilities...................................       57     2,744     6,338
Long-term debt, less current portion........................       --     1,824     2,833
Total stockholders' equity..................................    2,753     2,557     6,652
  Total liabilities and stockholders' equity................  $ 2,810   $ 7,125   $15,823

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under "Risk Factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

OVERVIEW

     We offer a broad range of products and services to pharmaceutical and biotechnology companies to bridge the gap between target discovery and pre-clinical and clinical development of potential drug candidates. Our experienced scientists provide premium products and services to create, evaluate and optimize potential drug candidates. In addition, we have developed an information-driven technology platform to support our scientists in making better decisions at each stage of the drug discovery process. We also leverage our capabilities internally to develop proprietary drug candidates in collaboration with our customers. We have incurred net losses since inception and expect to incur losses in the near future as we expand our scientific staff and continue the scale-up of our operations. To date, we have funded our operations primarily through the issuance of equity securities, borrowings and revenue from our collaborators. As of June 30, 2000, we had an accumulated deficit of $9.1 million.

     We generate revenue by selling products and providing services to our collaborators. Since our existing collaboration agreements provide commingled revenue, we do not report product and service revenue separately in our financial statements. In general, we sell our compounds, including our Optimer building blocks and Diversity Library, on a per-compound basis, although some of our contracts allow our customers to obtain exclusive rights to particular compounds upon the payment of additional fees. We are typically paid for our services under our collaboration agreements based on the number of full-time equivalent employees contractually assigned to a project, at an annual full-time equivalent price, plus certain expenses. Custom libraries and other custom synthesis performed by us under our service agreements are typically charged on a per-delivered compound basis, plus a charge for research and development. In addition, one of our collaboration agreements provides for additional payments upon our achievement of certain milestones. Under future contracts, we may also receive license fees and royalties. We have not yet generated any license fees or milestone or royalty payments. In general, our collaborators may terminate our collaboration agreements with them on 30 to 90 days' prior notice. During fiscal year 2000, ICOS Corporation, Celltech Chiroscience Ltd. and Merck & Co., Inc. accounted for 45%, 11% and 8%, respectively, of our total revenue. We will seek to generate revenue from new collaboration agreements that will reduce our concentration of revenue.

     We generally recognize revenue upon shipment of our products or upon performance under our collaboration agreements. Revenue from our full-time equivalent collaboration service agreements is recognized on a monthly or per diem basis as work is performed. Revenue from our development, fixed-fee and fee-per-compound collaboration service agreements is recognized either on a percentage of completion basis or as compounds are shipped.

     Cost of revenue consists mainly of compensation, associated fringe benefits, and other product- or service-related costs, including recruiting and relocation, fine chemicals, supplies, small tools, facilities, depreciation, and other direct and indirect chemical handling and laboratory support costs, excluding any costs related to research and development.

     Research and development expenses consist of the same type of scientific expenditures that comprise cost of revenue, except that the expenses are related to the development of our early-stage intellectual property and products where we have not yet proven technological feasibility. Costs of routine, or production-related, activities are charged to cost of revenue.

     Selling, general and administrative expenses consist mainly of compensation and associated fringe benefits and other management, business development, accounting, information technology and administration costs, including consulting and professional services, travel and meals, advertising, sales commissions, facilities, depreciation and other office expenses.

     We currently sell our products and services directly to pharmaceutical and biotechnology companies through our senior management and scientists and through customer referrals. In addition, we sell our products and services in Japan through an agent. International revenue represented 9% of our total revenue during fiscal year 2000. The majority of our international revenue was attributed to European sales, and the remaining was attributed to sales in Japan. All of our collaboration agreements and purchase orders are denominated in United States dollars.

     We intend to grow our revenue with existing customers and to realize new revenue streams through collaborations with a diversified group of pharmaceutical and biotechnology companies. In addition, we expect to enter into contracts that allow us to participate in the success of potential drug candidates with our collaborators through milestone and/or royalty payments and to participate in the success of our proprietary potential drug candidates through a combination of licensing fees, milestone and/or royalty payments. We expect our growth to require significant ongoing investment in facilities, scientific personnel and business development resources.

RESULTS OF OPERATIONS

     The following table presents our results of operations for the eight quarters in the period ending June 30, 2000. This information has been compiled from our unaudited interim financial statements. Our unaudited financial statements have been prepared on the same basis as our audited financial statements. All adjustments, consisting only of normal recurring accruals considered necessary for a fair presentation, have been included. The cost of revenue, research and development expense, and selling, general and administrative expense data in the following table excludes compensation related to stock option grants. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

                                                            THREE MONTHS ENDED
                       --------------------------------------------------------------------------------------------
                       SEPTEMBER 30,   DECEMBER 31,     MARCH 31,       JUNE 30,      SEPTEMBER 30,   DECEMBER 31,
                           1998            1998           1999            1999            1999            1999
                       -------------   ------------   -------------   -------------   -------------   -------------
                                                              (IN THOUSANDS)
Revenue..............      $  --         $    39         $   462         $ 1,002         $1,350          $ 1,351
Cost of revenue......         11              23             328             671            817              801
                           -----         -------         -------         -------         ------          -------
Gross profit.........        (11)             16             134             331            533              550
Research and
  development
  expenses...........        778             751             962             810            696              920
Selling, general and
  administrative
  expenses...........        206             462             354             500            439              739
Compensation related
  to stock option
  grants.............         --              --              --              --             --              283
                           -----         -------         -------         -------         ------          -------
Total operating
  expenses...........        984           1,213           1,316           1,310          1,135            1,942
                           -----         -------         -------         -------         ------          -------
Loss from
  operations.........       (995)         (1,197)         (1,182)           (979)          (602)          (1,392)
                           -----         -------         -------         -------         ------          -------
Interest expense.....         --             (16)            (44)            (75)           (84)             (87)
Interest income......         58              48              36              39             25               86
                           -----         -------         -------         -------         ------          -------
        Net loss.....      $(937)        $(1,165)        $(1,190)        $(1,015)        $ (661)         $(1,393)
                           =====         =======         =======         =======         ======          =======

                            THREE MONTHS ENDED
                       -----------------------------
                         MARCH 31,       JUNE 30,
                           2000            2000
                       -------------   -------------
                              (IN THOUSANDS)
Revenue..............     $ 1,825         $ 2,248
Cost of revenue......       1,168           1,616
                          -------         -------
Gross profit.........         657             632
Research and
  development
  expenses...........       1,016           1,296
Selling, general and
  administrative
  expenses...........         550             702
Compensation related
  to stock option
  grants.............         199             234
                          -------         -------
Total operating
  expenses...........       1,765           2,232
                          -------         -------
Loss from
  operations.........      (1,108)         (1,600)
                          -------         -------
Interest expense.....         (87)           (126)
Interest income......         126             119
                          -------         -------
        Net loss.....     $(1,069)        $(1,607)
                          =======         =======

FISCAL YEARS ENDED JUNE 30, 2000 AND 1999

     Revenue. Total revenue increased to $6.8 million in fiscal year 2000 from $1.5 million in fiscal year 1999. The revenue increase from fiscal year 1999 to fiscal year 2000 was primarily a result of a full year of operations in fiscal year 2000 versus start-up activities during a portion of fiscal year 1999. Sales increased in all products and services offered, and most significantly in lead optimization services, process chemistry services and subscriptions to our Diversity Library.

     Cost of revenue. Cost of revenue increased to $4.4 million in fiscal year 2000 from $1.0 million in fiscal year 1999, reflecting the increased cost to support our revenue growth in the same period. The cost increases were primarily attributed to recruiting and relocating additional scientific staff, associated salaries and benefits and the start-up expenditures associated with equipping and commencing operations in our new and expanded facilities. These and other costs are expected to continue to increase in the future to support our growth. We expect salaries for our scientific personnel to increase in future years at a rate in excess of general inflation because of the increased market demand for scientists. Cost of revenue was 65% of revenue in fiscal year 2000, compared to 69% in fiscal year 1999. The reduction in cost of revenue as a percentage of revenue in 2000 as compared to 1999 was due primarily to a larger revenue base against which to apply certain fixed costs.

     Research and development expenses. Research and development expenses increased to $3.9 million in fiscal year 2000 from $3.3 million in fiscal year 1999. The increase in research and development expenses in fiscal year 2000 was primarily attributed to expanded research efforts for our collections of our Diversity Library compounds and custom synthesis collaborations. These expanded research efforts required the recruitment and relocation of additional scientific staff, associated salaries and benefits and the start-up expenditures associated with equipping and commencing operations in our new and expanded facilities. We plan to increase our research and development efforts related to the discovery of additional intellectual property, which will result in increased research and development expenses.

     Selling, general and administrative expenses. Selling, general and administrative expenses totaled $2.4 million in fiscal year 2000, compared to $1.5 million in fiscal year 1999. The increase in selling, general and administrative expenses in fiscal year 2000 was primarily attributed to our increased staffing levels and expanded management. The recruitment and relocation of senior management was a significant component of our selling, general and administrative expense in fiscal year 2000.

     Compensation related to stock option grants. Compensation related to stock option grants was $716,000 in fiscal year 2000. There was no compensation related to stock option grants in fiscal year 1999. In fiscal year 2000, we recorded deferred stock compensation of $1.3 million. Both the current and deferred compensation related to stock option grants are the result of options awarded to employees with exercise prices below the fair value of our common stock for financial accounting purposes on the dates these options were granted. This expense relates primarily to the selling, general and administrative functional area. Additional deferred compensation totaling $3.9 million will be recorded for options granted between June 30, 2000 and August 31, 2000. Assuming the consummation of this offering, we expect to amortize deferred stock compensation as follows: $2.2 million in fiscal year 2001; $1.2 million in fiscal year 2002; $931,000 in fiscal year 2003; $883,000 in fiscal year 2004 and $19,000 in fiscal year 2005. Of the $2.2 million in deferred compensation we expect to amortize in fiscal year 2001, $793,000 is directly attributable to unvested options that will be accelerated and exercisable upon the closing of this offering. To date, we have granted our employees stock options as annual incentive bonus awards. Any future annual incentive bonus awards may include a partial cash component in addition to stock-based compensation. You should read
Note 5 of the notes to our financial statements included elsewhere in this prospectus for additional information.

     Interest income or expense. We had net interest expense of approximately $28,000 in fiscal year 2000, compared to net interest income of approximately $45,000 in fiscal year 1999. The net interest expense in fiscal year 2000 compared with net interest income in fiscal year 1999 was primarily due to increased borrowing to finance equipment purchases, offset partially by larger interest income from our larger balances of cash, cash equivalents and marketable securities in fiscal year 2000.

FOR THE PERIOD FROM FEBRUARY 6, 1998 (INCEPTION) TO JUNE 30, 1998

     We were formed in February 1998, but we did not begin incurring costs until May 1998. Our operations in May and June of 1998 consisted primarily of obtaining equity financing, leasing facilities, hiring personnel and travelling to prospective customer locations. A comparison of this period to operations data from fiscal year 1999 would not be meaningful.

LIQUIDITY AND CAPITAL RESOURCES

     We have funded our operations principally with $25.3 million of private equity financing and $7.9 million in short-term and long-term debt and equipment financing arrangements. Equity investments came from a common stock offering and a series of three preferred stock offerings that occurred from May 1998 through August 2000.

     Between May 19, 1998 and January 15, 1999, we issued 6,635,000 shares of our Series A preferred stock resulting in gross proceeds of $6.6 million and 2,913,367 shares of our common stock resulting in gross proceeds of $685,000. On November 16, 1999, we issued 3,199,999 shares of our Series B preferred stock resulting in gross proceeds of $8.0 million. On August 31, 2000, we issued 1,666,667 shares of our Series C preferred stock resulting in gross proceeds of $10.0 million.

     In May 1998, we loaned an aggregate of $350,000 to three of our founders to purchase shares of our common stock. These loans are secured by pledges of certain shares of common stock owned by these founders, bear interest at a rate of 6.0% per annum and, in the case of two of the founders who are employees, are due on the earlier of September 1, 2002 or the date the founder's employment with us is terminated. In the case of the third founder, who is not an employee, the note is due on May 18, 2002. As of June 30, 2000, approximately $394,000 in principal and accrued interest remains outstanding under these loans. See "Related Party Transactions" included elsewhere in this prospectus.

     In November 1998 and February 1999, we drew down the entirety of a $1.5 million loan from Silicon Valley Bank for the acquisition of equipment pursuant to a Loan and Security Agreement dated as of October 9, 1998. The notes reflecting this loan are payable in monthly installments with a final payment of 8.0% of the initial loan draw due at maturity, mature 42 months from the date of the initial funding under the loan and bear interest at a rate equal to the yield to maturity of the 42-month United States Treasury note as of the funding date, plus 3.0%. As of June 30, 2000, approximately $1.0 million in principal and accrued interest remained outstanding under these notes. In addition, on October 9, 1998, we issued a warrant to Silicon Valley Bank in connection with this loan to purchase 40,000 shares of our Series A preferred stock at an exercise price of $1.00 per share, subject to certain adjustments.

     In February 1999, we entered into a Master Note and Security Agreement with Leasing Technologies International, Inc. for a $1.5 million secured installment loan to finance our acquisition of equipment. We drew down the entire loan during the following 13 months. The notes reflecting this loan are payable in monthly installments with a final payment of 8.0% of the initial funding due at maturity, mature 42 months from the date of the initial funding and bear interest at a rate averaging approximately 11.9%. As of June 30, 2000, approximately $1.4 million in principal and accrued interest remained outstanding under this loan. In addition, on March 30, 1999, we issued a warrant to Leasing Technologies International, Inc. in connection with this loan to purchase 13,750 shares of our Series A preferred stock at an exercise price of $3.00 per share, subject to certain adjustments.

     In April 1999, we drew down the entirety of a $500,000 loan from Silicon Valley Bank for the acquisition of equipment pursuant to a Loan and Security Agreement dated as of March 26, 1999. The notes reflecting this loan are payable in monthly installments with a final payment of 8.0% of the initial loan draw due at maturity, mature 42 months from the date of the initial funding under the loan and bear interest at a rate equal to the yield to maturity of the 42-month United States Treasury note as of the funding date, plus 3.0%. The notes do not have a prepayment option. As of June 30, 2000, approximately $354,000 in principal and interest remained outstanding under these notes. In addition, on March 31, 1999, we issued a warrant to Silicon Valley Bank in connection with this loan to purchase 7,000 shares of our Series B preferred stock at an exercise price of $2.50 per share, subject to certain adjustments.

     In May 2000, we entered into a Loan and Security Agreement with Silicon Valley Bank for a $4.0 million line of credit permitting advances over a one-year period to finance the acquisition of equipment. Each advance plus interest must be paid in monthly installments within 36 months of the date of such advance. Interest accrues on outstanding amounts at a rate of 1.25% over Silicon Valley Bank's prime rate, which may be reduced based on our financial performance. We may prepay the line of credit upon paying an early termination fee. As of June 30, 2000, approximately $2.0 million was outstanding, and in July 2000, we drew down the remaining $2.0 million. In addition, we issued Silicon Valley Bank a warrant to purchase 50,000 shares of our Series B preferred stock at an exercise price of $5.00 per share, subject to certain adjustments.

     At June 30, 2000, cash, cash equivalents and marketable securities totaled $5.8 million compared to $2.2 million at June 30, 1999. Net cash used in operating activities was $1.3 million for fiscal year 2000. Our net loss of $4.7 million was offset by non-cash charges of $1.7 million, while a reduction in working capital of $1.3 million accounted for most of the remainder of net cash used in operations. Working capital declined due to increased accounts payable, and advances from customers which exceeded the increases in accounts receivable and inventories. The increase in these operating assets and liabilities reflect the expansion of our business during fiscal year 2000.

     In fiscal year 2000, we invested in capital equipment and leasehold improvements totaling $5.0 million. Financing activities provided $10.1 million consisting of $8.0 million from the sale of our Series B preferred stock and $2.9 million from borrowings under our bank loans, less the repayment of $871,000 in equipment financing.

     Our future capital requirements will depend on a number of factors, including our success in increasing sales of both existing and new products and services, expenses associated with unforeseen litigation, regulatory changes, competition, technological developments and potential future merger and acquisition activity. We believe that our existing cash, cash equivalents and marketable securities and anticipated cash flow from existing collaboration agreements together with the net proceeds of this public offerings will be sufficient to support our current operating plan for at least the next 12 months. We have based this estimate on assumptions that may prove to be wrong. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary as a result of a number of factors. Our future capital requirements will depend on many factors, including:

     - the progress of our research activities;

     - the number and scope of our research programs;

     - the progress of our preclinical and clinical development activities;

     - the progress of the development efforts of our collaborators;

     - our ability to establish and maintain current and new collaboration agreements;

     - the costs involved in enforcing patent claims and other intellectual property rights;

     - the costs and timing of regulatory approvals; and

     - the costs of establishing business development and distribution capabilities.

     Future capital requirements will also depend on the extent to which we acquire or invest in businesses, products and technologies. Until we can generate sufficient levels of cash from our operations, which we do not expect to achieve for at least several years, we expect to finance future cash needs through the sale of equity securities, strategic collaboration agreements and debt financing as well as interest income earned on cash balances. We cannot assure you that additional financing or collaboration agreements will be available when needed or that, if available, this financing will be obtained on terms favorable to us or our stockholders. Insufficient funds may require us to delay, scale back or eliminate some or all of our research or development programs or to relinquish greater or all rights to product candidates at an earlier stage of development or on less favorable terms than we would otherwise choose or may adversely affect our ability to operate as a going concern. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result.

     At June 30, 2000, we had federal and Colorado income tax net operating loss carryforwards for income tax purposes of approximately $8.4 million, which will expire through 2020. We have provided a

100% valuation allowance against the related deferred tax assets as realization of such tax benefits is not assured.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Short-term investments. Our interest income is sensitive to changes in the general level of United States interest rates, particularly since a significant portion of our investments are and will be in short-term marketable securities. Due to the nature and maturity of our short-term investments, we have concluded that there is no material market risk exposure.

     Foreign currency rate fluctuations. We have not taken any action to reduce our exposure to changes in foreign currency exchange rates, such as options or futures contracts, with respect to transactions with our worldwide customers.

     Inflation. We do not believe that inflation has had a material impact on our business or operating results during the periods presented.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of relationship that exists. In July 1999, the Financial Accounting Standards Board issued SFAS 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 137 deferred the effective date until fiscal years beginning after June 15, 2000. We have not engaged in hedging activities or invested in derivative instruments.

     In December 1999, the Securities and Exchange Commission issued SAB 101, Revenue Recognition, which provides guidance on the recognition, presentation and disclosure on revenue in financial statements filed with the Securities and Exchange Commission. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. We believe that our current revenue recognition policy is in compliance with SAB 101.

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB 25 ("FIN 44"). This interpretation clarifies (1) the definition of employee for purposes of applying APB 25, (2) the criteria for determining whether a plan qualifies as a noncompensatory plan,
(3) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (4) the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this interpretation are recognized on a prospective basis from July 1, 2000. The adoption of FIN 44 will not have a material impact on our financial statements.

                                    BUSINESS

OVERVIEW OF ARRAY'S BUSINESS

     Array BioPharma is a discovery research company creating drug candidates through innovations in chemistry. Our experienced scientists provide premium products and services to create, evaluate and optimize potential drug candidates in collaboration with pharmaceutical and biotechnology companies. We believe our information-based approach improves the efficiency of the drug discovery process and increases the quality of potential drug candidates. We also apply these capabilities internally for our own drug discovery programs.

     The drug industry is experiencing revolutionary change fueled by genomics, or the study of all genes, and by the tremendous progress in the biological understanding of disease. We believe the drug research and development bottleneck is shifting from the discovery by biologists of new disease-causing proteins, or targets, to the creation by chemists of safe and effective new drugs for these targets. We provide a broad range of premium drug discovery products and services to bridge the gap between target discovery and drug candidate testing in animals and humans. We believe that our integrated approach to drug discovery combined with our information-driven technology platform will enable both our collaborators and our internal discovery teams to create higher quality drugs and to do so more quickly and less expensively.

     Our objective is to become the leading creator of high quality potential drug candidates by providing premium discovery chemistry products and services. Our achievements to date include:

     - Initiating collaborations with pharmaceutical companies such as Eli Lilly and Company and Merck & Co., Inc.;

     - Initiating collaborations with biotechnology companies such as Celltech Chiroscience Ltd., ICOS Corporation and Tularik Inc.;

     - Discovering a drug candidate for clinical trials with our first collaboration partner, ICOS;

     - Creating a technology platform to identify new drug candidates from genomic information;

     - Creating our own potential drug candidates; and

     - Growing our staff from our inception in 1998 to over 100 employees as of September 2000, including 75 scientists, of whom 69 are chemists, 42 have Ph.D's and 34 have large pharmaceutical company experience.

     We have a multi-faceted business model based on growing revenue and achieving profitability while sharing in the success we create for our collaborators. We intend to maximize the value we capture by focusing our scientific resources on our proprietary drug programs and collaborations that utilize our full breadth of products and services and that enable us to participate in the success of the potential drug candidates we create.

     Our company was founded in 1998 in Boulder, Colorado by four Ph.D. chemists. Our early employees included 20 former Amgen scientists who had previously been recruited from large pharmaceutical companies. The founders were able to obtain venture capital financing, lease part of Amgen's former research facilities and begin operations in May 1998.

DRUG RESEARCH AND DEVELOPMENT

     Drug research and development is the process of creating drugs for the treatment of human disease. The drug research process aims to generate safe and effective drugs while drug development tests these drugs for safety and efficacy in animals and humans. The role of biology in drug research is primarily focused on the early stages of drug research, including understanding the mechanism of diseases and the identification of potential drug targets, or targets for therapeutic intervention. The role of chemistry in drug research is the actual creation of potentially safe and effective drug candidates to address these targets.

  Drug Characteristics

     Drug characteristics, which are the criteria against which all drugs are measured, include:

     - Potency, or the amount of a drug required to effectively treat the disease; the greater the potency, the smaller the required dose and therefore the smaller the likelihood of harmful side effects;

     - Selectivity, or the extent to which a drug interacts only with the disease-causing target; the greater the selectivity, the lower the probability of harmful side effects;

     - Toxicity, or the presence and significance of any harmful side effects;

     - Metabolism, or how rapidly the drug works and how long it stays effective; and

     - Formulation, or how the drug is administered to patients, for example, orally or by injection.

     Drugs created through chemistry are known as small molecule drugs. These drugs, which are generally administered orally, remain the preferred treatment for most diseases and are particularly appropriate for the treatment of chronic diseases requiring the daily administration of medications over many years. In 1999, small molecule drugs accounted for a significant percentage of the estimated $337 billion worldwide drug market.

  Drug Research and Development Process

     Currently, the process of researching and developing a safe and effective drug is slow and expensive and has a high failure rate. This process is estimated to take an average of 12 years and to have a risk adjusted cost of $500 million per drug. This long and costly process is due largely to the inability of science to predict which of a virtually infinite number of possible small molecule drugs will prove to be safe and effective. We believe that improved decision making by chemists early in drug discovery can improve the success rate of, and lower the cost and time required for, the development of safe and effective drugs.

     The following is a more detailed description of the drug research and development process, which includes:

     - Target discovery, including target identification and validation;

     - Drug discovery, including lead generation, lead optimization, and process research and development;

     - Pre-clinical development, or testing a potential drug candidate for safety and efficacy in animals; and

     - Clinical development, or testing a drug candidate for safety and efficacy in humans.

                     DRUG RESEARCH AND DEVELOPMENT PROCESS

         [GRAPHIC DEPICTING THE DRUG RESEARCH AND DEVELOPMENT PROCESS]

  Target Discovery

     The mapping and sequencing of the human genome, or set of all human genes, has identified large numbers of genes that encode the chemical information for cells to produce proteins. These proteins determine human physiology, and some cause disease. These disease-related proteins are potential targets for therapeutic intervention with a drug. Biologists identify the targets against which chemists create drugs. Organizations that develop new drugs, principally pharmaceutical and biotechnology companies, are advancing many of these newly identified potential drug targets into drug discovery. Many of these potential drug targets have not yet been validated, in that their roles in disease are imperfectly understood.

  Drug Discovery

     LEAD GENERATION

     Lead generation is the process of finding a hit, or chemical compound, that interacts with a potential drug target with sufficient potency and selectivity to become a possible lead, or drug candidate, for further optimization.

     Assay development and compound screening. Once a potential drug target has been identified, assays, or tests, must be developed to screen, or evaluate, potential drug compounds for their therapeutic value. Depending on the target and what is understood about its biology, many types of primary in vitro, or test tube, assays can be developed to measure the relative potency and specificity of interaction of a potential drug compound with a target. More complex, secondary in vitro and in vivo, or animal model-based, assays are developed to evaluate other drug characteristics. A typical screening campaign for a given target entails screening small amounts of thousands of chemical compounds from collections known as libraries.

     Compound libraries. Chemists design screening libraries to provide a starting point in the drug discovery process. A well-designed library increases the likelihood of finding a hit that is suitable for optimization of its drug characteristics. High-throughput screening of low quality libraries often produces either numerous false hits or hits that are not suitable for optimization, creating a bottleneck in secondary screening and downstream chemistry. Therefore, we believe high quality libraries should produce better candidates at a lower cost.

     Libraries can consist of newly synthesized compounds or of historical collections of synthetic compounds or natural products. It is estimated that over 10(60), or virtually an infinite number, of possible chemical structures are of an appropriate size and contain the right elements to be potential drugs. Since it would be impossible to create or screen even a small fraction of this universe of possible compounds, the choice of which compounds to synthesize is based on several factors, including ease of synthesis, desired drug characteristics and chemical properties. A high quality library for drug discovery will have high purity compounds with valuable drug characteristics, from which hits can be rapidly optimized to leads. At the same time, the design of a high quality library should maximize the differences between compounds, also known as diversity, so that each compound provides important information about its potential as a drug candidate against a specific target. Furthermore, high quality libraries should not contain compounds with metabolic or toxic liabilities or compounds that may interact nonspecifically with many different targets.

     Compound synthesis. New compounds are typically synthesized from a small set of commercially available starting materials called building blocks. Compound synthesis is accomplished by adding building blocks to a scaffold, or core chemical structure, through a chemical reaction, either one reaction at a time or in a parallel fashion using automated high-speed synthesis. Chemists determine which compounds to prepare and try to choose a method that will minimize the number of steps and the time required for synthesis. Compound synthesis often involves multiple separate chemical steps. While new technologies have increased productivity, the synthesis of drug-relevant compounds remains a rate limiting step in the drug discovery process.

     LEAD OPTIMIZATION

     Lead optimization is an iterative process of engineering a hit's chemical structure to improve its drug characteristics with the goal of producing a pre-clinical drug candidate. The process of lead optimization typically falls between two extremes of empirical lead optimization and rational drug design. Empirical lead optimization emphasizes screening large numbers of compounds, often generated through combinatorial chemistry, to optimize leads. Combinatorial chemistry relates to the mechanics of mixing and matching different building blocks, in combination with a scaffold, to create a library that may or may not be designed to have optimal drug characteristics and maximum diversity. Combinatorial chemistry libraries are typically created using high-speed synthesis. Rational drug design is accomplished through a detailed knowledge of the three-dimensional structure of the target and the required chemical structure for a potential drug compound to interact with that target. We believe a combination of the two approaches that optimizes leads through an iterative process based on knowledge gained at each stage generally results in higher quality potential drug candidates at lower cost than either one alone.

     Hits to quality leads. By definition, a quality lead can be readily optimized into a potential drug candidate. At the initiation of a drug discovery project, goals defining the desired drug characteristics, or candidate criteria, are established. Medicinal chemistry involves the design, selection and synthesis of compounds to achieve these specified drug characteristics. Any hits obtained from screening against targets are evaluated relative to these candidate criteria. Typically, one or more hits are evaluated in secondary assays, and a set of structurally-related compounds, or analogs, are synthesized and screened as well. Chemists determine which hits or analogs to optimize based on a combination of their potential drug characteristics, ease of synthesis and structure-activity relationship, or SAR. SAR is quantitative information that correlates changes in chemical structure to biological data generated from screening assays. The ability of chemists to make informed decisions as to which changes in structure will lead to valuable drug characteristics, which is based mostly on experience, is a key parameter for productivity in drug discovery.

     This optimization process can be accomplished by an empirical, linear approach where each analog is evaluated to determine its drug characteristics and, based upon this analysis, an additional analog is synthesized. Alternatively, a rational, parallel approach can be used to simultaneously create multiple analogs, called focused libraries. These focused libraries can be screened against targets to generate a matrix of SAR information, resulting in accelerated optimization.

     Leads to pre-clinical candidates. A pre-clinical candidate is a lead that has been optimized to meet the drug candidate criteria. Chemists utilize SAR information, derived from focused libraries, complex secondary assays, x-ray crystallography, molecular modeling and other chemoinformatic tools, to engineer desired drug characteristics into leads. Complex secondary assays, such as those using human tissues and animal models, can help define the potential of drugs to be safe and effective in humans. Technologies that help improve the prediction of clinical success include x-ray crystallography, which can determine the exact three-dimensional structure of potential drug compounds bound to targets, and molecular modeling, a computational method that helps chemists to design more potent and selective compounds. In addition, databases correlating chemical structure to biology, or chemoinformatics, can be used to help predict SAR to optimize desired drug characteristics. While historically performed in a linear process, drug characteristics are now refined in parallel at every point in the lead optimization process, even in library creation. Ultimately, the experience, intuition and synthetic skills of medicinal chemists are still the determining factors in creating a successful drug candidate.

     PROCESS RESEARCH AND DEVELOPMENT

     The compounds created for screening in lead generation and lead optimization are typically synthesized in relatively small, milligram quantities. The synthetic process to make compounds for screening typically uses a parallel synthesis approach to explore drug characteristics, rather than to optimize ease of synthesis. Before a drug candidate can be taken into pre-clinical and clinical trials, kilogram quantities must be synthesized. The goal of process research is to improve the ease with which compounds can be synthesized in these larger quantities, typically by minimizing the number of synthetic steps, and to determine how to reduce the time and cost of production. Process development refers to the production scale up and further refinement required for clinical trials and commercial manufacturing.

Pre-Clinical Development

     For regulatory purposes, a potential drug candidate must undergo extensive in vitro and in vivo studies to predict human drug safety, including toxicity over a wide range of doses, and how the drug is metabolized. The objective of pre-clinical testing is to obtain results that will enable the pre-clinical drug candidate to be approved for human testing by the Food and Drug Administration, or FDA, through an Investigational New Drug, or IND, application.

Clinical Development

     Clinical trials, or human tests of a potential drug candidate to determine safety and efficacy, are typically conducted in three sequential phases, although the phases may overlap. A successful clinical trial will result in the filing of a New Drug Application, or NDA, with the FDA to grant permission to market the drug in the United States. Similarly, clinical trials must be conducted and regulatory approvals secured before a drug can be marketed in other countries.

THE OPPORTUNITY

     The drug industry. In 1999, worldwide drug sales were an estimated $337 billion, with overall sales growing 10.7%. Pharmaceutical companies in particular are under increasing pressure to introduce novel drugs to grow revenue. It is estimated that research and development spending over the last 20 years has increased approximately five fold, growing from nearly 12% in 1980 to an estimated 20% of pharmaceutical company revenue in 2000. Despite this increase in research spending, the FDA approved only 36 new drugs in 1999, compared with 22 new drugs in 1989.

     Problems with current drug discovery and development. Despite all of the recent technological advances in genomics, biology and chemistry, drug research and development remains slow, expensive and risky. Currently, fewer than 1% of all drug discovery programs yield marketable drugs. The drug industry faces multiple challenges in reducing the cost and time of drug discovery and development. These include the early identification and elimination of unsuccessful potential drug candidates and increasing the success rate at each stage of the drug development process.

     Capitalizing on the genomics revolution. The drug research and development process is experiencing a fundamental change fueled by the revolution in genomics and the tremendous progress in the biological understanding of disease. The success of publicly and privately funded genomics initiatives, including the Human Genome Project, in sequencing the entire human genome heralds a new era in drug research and development. Heavy investment in the technologies to work out the biological understanding of gene function is widely expected to result in a dramatic increase in the number of potential drug targets. All of the human therapeutic drugs on the market today are directed at approximately 500 targets. The genomics revolution is projected to expand the number of potential therapeutic targets to between 5,000 and 10,000.

     The importance of chemistry. We believe the bottleneck in drug research and development is shifting from the identification and validation of new targets to the creation of safe and effective new drugs for these targets. During the next decade, we believe the significant investment in genomics and biology will give rise to a dramatic increase in investment in discovery chemistry.

     The chemical make-up of a drug is the key determinant of its safety and efficacy. Modifications in chemical structure can differentiate drugs and determine their success or failure in the marketplace. A good example of the importance of chemistry is the rapid growth of Lipitor, a cholesterol lowering drug. While on the market for only 3 years, Lipitor has matched the sales of the prior market leader Zocor, which has been on the market for 12 years, for the first half of 2000. During that period, sales of Lipitor grew 43% compared to Zocor's 19% growth rate. While the biological target, and therefore the mechanism of action, for Lipitor and Zocor are identical, small changes in chemistry resulted in Lipitor's improved efficacy and greater market acceptance.

     While targets are generally used as tools for screening potential drug candidates, chemistry is necessary to create the actual drug provided to a patient. Therefore, while the ultimate value of intellectual property associated with newly identified targets is currently unknown, the value of intellectual property associated with drugs has proven to be significant.

     Pharmaceutical industry challenges. The demand for new and improved drugs coupled with the emerging potential of new targets has created a shortage of qualified chemistry resources. Some pharmaceutical companies have revealed plans to significantly increase their internal discovery chemistry capacity over the next five years. However, we believe there will be a continuing shortage of qualified chemists to fill these positions. To the extent that they cannot hire qualified chemists, these companies must substantially increase the productivity of their internal chemistry departments, outsource these activities or otherwise acquire additional discovery capabilities. In fact, many pharmaceutical companies are augmenting their internal chemistry research capacities by outsourcing to discovery research companies.

     Biotechnology industry challenges. Many biotechnology companies are increasing their focus on creating drugs against their proprietary targets. Historically, they have partnered with pharmaceutical companies to create small molecule drugs. These arrangements have often resulted in biotechnology companies relinquishing much of the economic value of their potential drug candidates. Accordingly, several biotechnology companies have announced their intention to develop an internal discovery chemistry capability. However, they face barriers in the form of the scale required to justify creating internal chemistry discovery capabilities, hiring and effectively integrating capable chemists and the significant investment necessary to create chemistry laboratories.

THE ARRAY SOLUTION

     We address the discovery chemistry bottleneck by offering a broad range of products and services to bridge the gap between target discovery and pre-clinical and clinical development of a potential drug candidate. We are a discovery research company run by experienced chemists. We offer our products and services both individually and on a fully integrated basis. We provide lead generation and optimization products, including building blocks and compound libraries, on both a custom and nonexclusive basis. We also provide a broad spectrum of drug discovery services, including lead generation, lead optimization and process research and development. Furthermore, we are leveraging our internal capabilities to create our own potential drug candidates, which we plan to optimize, develop and commercialize in collaboration with pharmaceutical and biotechnology companies.

     We have developed an information-driven technology platform that we believe enables our scientists to make better decisions at each step of the drug discovery process. Our organizational structure emphasizes large, multi-disciplinary teams to improve problem solving, which streamlines the drug discovery process. We believe that our integrated approach to drug discovery will enable both our collaborators and our internal discovery teams to create higher quality drugs and to do so more quickly and less expensively.

     We have assembled a scientific team with experience in both the pharmaceutical and biotechnology industries and with a proven track record of success in drug discovery. We had the distinct advantage of recruiting 20 former Amgen scientists at our inception. This nucleus afforded us a critical mass of experienced chemists, which we believe has proven to be a competitive advantage in recruiting additional scientists. As of September 2000, after two years in operation, our workforce exceeds 100 employees, including 75 scientists. Of our scientists, 69 are chemists, 42 have Ph.D.'s and 34 have large pharmaceutical company experience. Importantly, we have recruited scientists who during their careers have contributed collectively to multiple IND's and over 100 drug-related patents and patent applications.

STRATEGY

     Our objective is to become the leading creator of high quality potential drug candidates by providing premium discovery chemistry products and services. Our strategies to achieve this objective are as follows:

     Provide an integrated chemistry solution to drug discovery. We provide a broad range of premium drug discovery products and services to bridge the gap between target discovery and pre-clinical testing. In addition to selling our chemistry products and services individually, we seek to expand our existing customer relationships across the full spectrum of our drug discovery capabilities. We further intend to enhance the value we provide by entering into new collaborations that leverage our integrated capabilities. Because of the breadth and quality of our products and services, we expect to become the discovery chemistry partner of choice for pharmaceutical and biotechnology companies.

     Combine state-of-the-art technology with innovative chemistry to accelerate drug discovery. We intend to provide premium discovery chemistry to create drugs more efficiently in collaboration with the leading pharmaceutical and biotechnology companies and for our internal drug discovery programs. Central to this strategy are our integrated approach and our proprietary information-driven platform, which support our ability to provide premium products and services across the entire drug discovery process. We rely on our highly qualified and experienced chemists and our proprietary chemoinformatics tools to create the highest quality potential drug candidates by understanding the complex relationships between chemical structure and desirable drug characteristics. We are committed to continuous process improvement, implementation of new technologies, shared learning among our scientists and innovative organizational design.

     Create our own potential drug candidates. We intend to maximize the value we extract from our integrated drug discovery platform by creating our own potential drug candidates. We intend to commercialize these potential drug candidates by entering into collaborations in which we both optimize these potential drug candidates and provide other services in exchange for licensing fees, fee-for-service revenue and future value through milestone and/or royalty payments.

     Attract world-class scientists. We intend to grow our business by continuing to aggressively recruit world-class scientific talent. Our success in recruiting and retaining these scientists depends on our continued focus on quality science and the maintenance of our culture, which emphasizes innovation and empowerment of our chemists, and our ability to provide industry competitive salaries and equity participation in our company.

     Expand our capabilities through internal development and acquisitions. We intend to increase our current capacity by expanding our state-of-the art facilities. In addition, we intend to acquire additional laboratory sites both domestically and internationally to meet our collaborators' needs and improve access to regional scientific talent. We further intend to acquire or develop new technologies and capabilities to expand our existing products and services.

ARRAY'S TECHNOLOGY PLATFORM

     We believe we have created an organization able to make better decisions across every aspect of the drug discovery process through the application of predictive tools. We believe our integrated, information-driven technology platform, as described below, will enable us to reduce the cost and improve the efficiency of drug discovery resulting in more successful clinical development candidates.

     Biology. We have assembled an experienced team of biologists from some of the leading biotechnology companies who are experts in protein cloning, expression and purification. We focus this team on the creation of large quantities of highly pure protein and protein crystals that are critical for use in the lead generation and optimization stages of drug discovery.

     Assay development and compound screening. We develop assays, format them to run automated high-throughput screens and screen against multiple classes of targets. In addition, we have developed complex secondary assays, including those that can help define specificity and predict metabolism. Our automated high-throughput screening capacity can accommodate tens of thousands of compounds per week.

     High-speed synthesis automation. As a result of our focus on the creation of quality compound libraries, we have integrated commercial and proprietary instrumentation to create multiple platforms for the automation of high-speed synthesis. These platforms provide us with the flexibility to synthesize multiple classes of compounds in order to identify potential drug candidates with desirable drug characteristics.

     Structure-based drug design. Our structure-based drug design process is an iterative method for lead identification and optimization. We integrate high-speed synthesis, high-throughput screening and our predictive databases, as well as x-ray crystallography and molecular modeling, to rapidly create high quality potential drug candidates. Utilizing target proteins that we have cloned, expressed and crystallized, our scientists determine their x-ray crystal structure and conduct screening assays. Based on the SAR information generated, our chemists synthesize focused libraries, which are evaluated for biological relevance in secondary high-throughput screens. The crystal structure is then re-determined with active hits bound to the protein. Based on what is learned from that interaction and utilizing computer modeling, second generation focused libraries are created to improve drug characteristics. These focused libraries are then screened against the therapeutic target, against related family members of the target and in predictive metabolism assays to select the potential drug candidate with the most desirable drug characteristics.

     Chemoinformatics. We are continuing to develop a customized database to capture information generated by our scientists, which is accessible to our entire scientific staff. This database provides our scientists with access to this shared information, thereby facilitating experimental design, scientific calculations, data analysis and patent filing.

     We have also developed a number of specialized software programs that facilitate the generation of high quality drug leads and their rapid optimization into potential drug candidates. We have created proprietary software to identify promising building blocks, to help design diverse libraries and to evaluate potential drug candidates against the candidate criteria. These tools, which we do not make available commercially, facilitate the drug discovery efforts of our scientists working with our collaborators, as well as our own drug discovery efforts. These software products include:

     - Radical, which identifies promising building blocks by analyzing a database of small molecules that have entered into clinical trials and determining which fragments of these molecules occur repeatedly in drug candidates;

     - Cracker, which is designed to eliminate drug-irrelevant building blocks from library design; and

     - Eigen, Combiner and Select, which are designed to support optimization of chemical diversity in our libraries.

     Predictive databases for human metabolism and toxicology. A majority of drugs fail in clinical development because they cannot be taken in doses sufficient to provide efficacy without unacceptable side effects. We are currently developing a relational database that uses our Diversity Library as a basis to predict human metabolism and toxicity. Our libraries are profiled through well-defined human and in vitro metabolism and toxicity assays to create this predictive SAR database. We expect this information will allow our chemists to make improved drug design choices and therefore create potential drug candidates with a higher probability of clinical success.

     Chemical genomics. The recent mapping of the human genome has created a wealth of information for the development of potential new drugs. However, full elucidation of the function of newly discovered potential targets and their role in disease is expected to require decades of research. Our libraries can be utilized both to identify novel leads and to better understand the biochemistry and therapeutic relevance of orphan targets, or targets with unknown function. We currently participate in a chemical genomics collaboration with Neurocrine Biosciences, Inc., in which we create focused libraries that are designed to modulate families of orphan targets and define their therapeutic importance.

ARRAY'S PRODUCTS AND SERVICES

     We provide a broad range of premium drug discovery products and services, including:

     - Optimer building blocks;

     - Lead generation;

     - Lead optimization; and

     - Process research and development.

     We offer products and services to collaborators across the drug discovery process and also use them internally for our own drug discovery programs. Our proprietary chemoinformatics platform supports the entire drug discovery process.

        [Graphic depicting Array's role in the Drug Discovery Process.]

  Optimer building blocks

     Quality building blocks enable chemists to make higher quality compounds more rapidly. We have recognized that a rate-limiting step in drug discovery is the availability of high-quality building blocks for initiating chemical synthesis. Our chemists have designed a series of drug-relevant building blocks using our proprietary Radical software and based on their experience in assessing the chemical structures that are likely to have drug-relevant properties. These building blocks are added to a scaffold during compound synthesis.

     Our proprietary building blocks have become an important component of our overall drug discovery strategy. We produce primary building blocks for construction of lead generation libraries, and we use sets of complementary, secondary building blocks for creating focused libraries to determine SAR in lead optimization programs. In addition, we sell approximately 300 of these building blocks under the trade name Optimer. Our building block customers include a number of large pharmaceutical companies, such as Astra-Zeneca, Merck and Schering Plough Research Institute, biotechnology companies such as Biogen, Inc., Millennium Pharmaceuticals, Inc. and Vertex Pharmaceutics, Inc., and combinatorial chemistry companies such as ArQule, Inc., BioFocus plc and Siddco, Inc.

  Lead generation

     Another rate-limiting step in the discovery chemistry process is the availability of high quality compound libraries that have been designed with structures relevant for screening specifically against important target classes and that are designed for rapid lead optimization. We believe that the production of large compound libraries, by itself, has limited value for creating high quality leads. Instead, we design our libraries so that any leads generated require less optimization and will result in clinical candidates with a greater likelihood of clinical success.

     Our library design criteria. We design our libraries according to the following criteria:

     - Incorporation of drug-relevant building blocks. We use our drug-relevant building blocks to create libraries that facilitate our ability to rapidly optimize a hit due to the availability of secondary building blocks to create a focused library to study the SAR around that hit. More than 30% of the building blocks used to create our Diversity Library are proprietary to us and not commercially available.

     - Target-directed scaffolds. Our chemists create scaffolds directed toward disease-related families of targets. We attach building blocks to these scaffolds to create library compounds.

     - Best-in-class quality. Our scientists recognize that it is the best-in-class drug that wins the market. Our library compounds are designed to economically achieve optimal drug characteristics.

     - Optimized chemical synthetic processes. We invest significant effort in the process design and synthesis of each library to ensure that the compounds generated are of high purity and can be readily optimized. The library undergoes analysis during each stage of its development to ensure the identity of each compound and maintain quality.

     - Biologically-relevant diversity. We have created a number of parameters to define the diversity in a compound library. Our proprietary chemoinformatics tools analyze how changes in chemical structure correlate with biological activity, or SAR, by analyzing published data of known drug candidates and correlating this information with our diversity parameters. Libraries can be constructed to optimize diversity and therefore maximize the information provided by each hit.

     Diversity Library. We sell nonexclusive subscriptions to our Diversity Library and retain the right to utilize these compounds for our internal and collaborative programs, as well as the rights to the synthetic processes used to create these compounds. In future years, we intend to increase our compound production for our Diversity Library up to 100,000 compounds annually. We create sub-libraries that interact with specific target families, including G-protein coupled receptors, nuclear receptors, enzymes and protein-protein interactions. The majority of all drugs on the market today are aimed at targets within these families. Both Celltech Chiroscience and Tularik have multi-year subscriptions to our Diversity Library. We have also sold portions of our Diversity Library to Asahi Chemical Industry Co., Ltd., Curis, Inc., DuPont, Fujisawa Pharmaceutical Co., Ltd., ICOS, Schering Plough and Suntory Pharmaceutical Research Laboratories LLC, among others.

     Custom libraries. We design custom libraries for our collaborators. These libraries are generally focused towards specific target families or our collaborators' proprietary scaffolds, and the compounds are of very high purity. Merck has been the largest purchaser of custom libraries, working with us for over a year.

     Screening. We have the capability to perform high-throughput screening of our compound libraries for lead generation on behalf of our collaborators and in our internal drug discovery programs. Collaborators would pay a per-compound charge and compensate us on a headcount basis for the service. We have the capability to create our own assays or to format assays supplied by a collaborator for high-throughput screening. We also screen our compound libraries against metabolism and toxicology assays both to establish quality and to populate our predictive database.

                [Graphic depicting lead optimization of a hit.]

  Lead optimization

     Our chemists optimize leads generated from multiple starting points, including:

     - Leads provided by our collaborators;

     - Leads generated internally or by our collaborators through screening our Diversity Library; and

     - Leads generated through structure-based drug design.

     Regardless of a lead's source, we take an iterative, structure-based approach to lead optimization. This typically begins with the design and synthesis of focused libraries developed to identify the SAR of a lead. From this, we can utilize x-ray crystallography and our chemoinformatics platform to iteratively design and synthesize additional focused libraries until we achieve the drug candidate criteria. We screen these libraries against secondary assays to minimize the potential for toxicity or metabolic deficiencies.

     Because no single technology exists to accurately predict clinical outcomes for potential drug candidates, experienced chemists with success in generating clinical candidates are vital to an effective lead optimization program. Our approach is to work closely with our collaborators, putting multi-disciplinary teams of experienced chemists on projects to identify potential drug candidates. We have successfully validated this approach to lead optimization with a lead provided to us by ICOS. Within 12 months from the initiation of the program, Array and ICOS scientists identified a potential drug candidate. In addition, our lead optimization capabilities have been recognized by Eli Lilly, which selected us to collaborate on multiple lead optimization programs. We have contracted to supply Eli Lilly with up to 30 scientists to work on some of their medicinal chemistry programs.

  Process research and development

     The processes to synthesize many pre-clinical candidates can be long, complex and costly to scale-up. Our process chemists have solved significant synthetic challenges in their careers, including the development of patentable processes for synthesizing drugs that have entered clinical trials, and have contributed to the synthesis of several complex drugs derived from natural products, such as rapamycin, brevetoxin and taxol. Our goal is to apply these skills and experience to create novel yet efficient processes to synthesize complex molecules.

     Process design. Once a potential drug candidate has been identified, it is critical to be able to reach a rapid decision whether to advance that candidate into the clinic. In many cases, lack of an adequate quantity of a specific compound for pre-clinical testing is a bottleneck to that decision. Our efforts are designed to take complex medicinal chemistry processes and reduce the number of steps and improve yields to allow for the rapid synthesis and scale-up of pre-clinical and clinical drug candidates.

     Custom synthesis. Our chemists can undertake challenging syntheses to produce building blocks, complex intermediates and final products on a custom basis or from small-scale through bulk quantities. We synthesize compounds both on a proprietary and non-proprietary basis. A number of customers have asked us to synthesize larger quantities of compounds we previously produced for them. We expect to create proprietary processes that can be licensed to collaborators as they advance potential drug candidates into clinical trials.

     Process scale-up. Often a synthetic process can face unknown challenges upon scale-up. Our chemists have demonstrated their ability to rapidly scale-up compound production to meet customer deadlines. We have the capacity to produce lots of up to 10 kilograms.

PROPRIETARY DRUG DISCOVERY

     We leverage all of our capabilities internally to create our own potential drug candidates for partnering with pharmaceutical and biotechnology companies. We generate our own early-stage leads against therapeutically important targets and target families that have been identified in the academic literature or through patent applications. We typically focus on targets to which we believe no promising lead has been identified. We generate quality leads by screening our Diversity Library against the target and applying our chemoinformatic tools. We then apply our iterative structure-based drug design approach. Once we have qualified a valuable lead through secondary screening, we will seek to initiate a collaboration in which we license the lead to a partner for subsequent development and commercialization and in which we participate in the lead optimization program. To date, we have not entered into any such collaboration agreements. We expect these collaborations to provide up-front fees and headcount reimbursement and to allow us to participate in the success of these potential drug candidates through milestones and/or royalty payments.

     We have worked on a number of targets, including those related to asthma, diabetes and cancer. Two programs have developed early-stage leads for which we are currently seeking licensing partners for further optimization. These programs address a target for diabetes, phosphotyrosine phosphatase 1B, called PTP1B, and a target for asthma, called tryptase. For example, shortly after the publication of PTP1B as a key target for diabetes in March 1999, we initiated structure-based lead generation and have now identified very promising leads. We are currently in discussions with several companies that have expressed interest in licensing our intellectual property and in working with us for further lead optimization. These discussions may not, however, lead to any definitive agreement.

COMMERCIALIZATION

     We have a multi-faceted business model based on growing revenue and achieving profitability while sharing in the success we create for our collaborators. We intend to maximize the value we capture by focusing our scientific resources on our proprietary drug programs and collaborations that utilize our full breadth of products and services and that enable us to participate in the success of the potential drug candidates that we create.

     Our diverse products and services provide multiple revenue streams. Our products, including our Diversity Library and Optimer building blocks, once synthesized, can be sold to multiple customers, creating a recurring revenue stream. Our services are sold on a fee-for-service basis to pharmaceutical and biotechnology companies. Generally, a collaboration begins through a single service or product area. Our intent is to increase revenue by expanding customer relationships across our multiple products and services to eventually collaborate across the entire discovery chemistry process. As we become more valuable to our collaborators, we intend to add milestones and/or royalty payments to capture a larger portion of the value we create. To date, one of our collaborations includes milestone payments for achieving key drug discovery events, and none have included royalty payments.

     We create proprietary drug candidates with the intent of furthering their development and increasing their potential commercial value through collaborating with biotechnology or pharmaceutical partners. We expect generally to license potential drug candidates to a partner prior to lead optimization. We will seek the collaboration to provide us with an initial licensing fee for exclusive rights to the compound, fee-for-service lead optimization and downstream payments that may include milestone and/or royalty payments.

CUSTOMERS

     The following table lists, in alphabetical order, 12 of our top customers based on revenue from our inception and indicates the products and services we have provided:

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                                                                                     PROCESS       OPTIMER
                                                         LEAD           LEAD        RESEARCH &     BUILDING     CHEMICAL
               CUSTOMER/COLLABORATOR                  GENERATION    OPTIMIZATION   DEVELOPMENT      BLOCKS      GENOMICS
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  Biogen, Inc.                                                                          X             X
  Celltech Chiroscience Limited                           X
  CV Therapeutics, Inc.                                                   X             X             X
  DuPont                                                  X                                           X
  Eli Lilly and Company                                                   X
  Fujisawa Pharmaceuticals Co., Ltd.                      X
  Gilead Sciences, Inc.                                   X
  ICOS Corporation                                        X               X             X
  Merck & Co., Inc.                                       X                             X             X
  Neurocrine Biosciences, Inc.                            X                                                         X
  Schering Plough Research Institute                      X                                           X
  Tularik, Inc.                                           X

     A key element of our strategy is to increase the value we provide to our customers by expanding our relationships with them across complementary products and services. Below we describe several customers that chose to expand their initial relationship with us.

     ICOS. ICOS was one of our first customers. Our first agreement with ICOS addressed lead optimization of up to four ICOS targets. This agreement, initiated in December 1998, called for our scientists, in collaboration with ICOS' scientists, to develop clinical candidates from ICOS' preliminary leads. Based upon the success of this program, ICOS expanded this relationship in the spring of 1999, by both initiating a second lead optimization program on a separate set of targets, and subscribing to our Diversity Library. In less than one year, our initial collaboration led to the development of a potential clinical candidate for a target called phosphodiesterase 4, or PDE 4. In order to speed the development of this clinical candidate, ICOS chose to access our chemistry process research service to refine the production process in order to produce sufficient quantities for pre-clinical and early phase clinical testing. In July 2000, ICOS announced that they have expanded and consolidated these earlier lead optimization agreements, providing additional milestones and more favorable terms. This new agreement includes lead generation on hits identified during ICOS' screening of our Diversity Library.

     ICOS has now taken advantage of our lead generation, lead optimization and process chemistry. We anticipate that clinical trials for this PDE 4 inhibitor will be initiated approximately in mid-2001. We are entitled to milestone payments based on the successful clinical development of this drug.

     Tularik. Our initial interaction with Tularik came through their interest in our approach to creating lead generation libraries. In order to evaluate the quality of our libraries, Tularik acquired a small subset of our Diversity Library in April 1999. Within three months they initiated a one-year subscription to our entire Diversity Library. Six months later, Tularik exercised an option to subscribe to our entire second-year Diversity Library. We have also expanded our relationship with Tularik by creating focused libraries to an important class of targets called orphan nuclear receptors.

     Merck. Merck began working with us in May 1999 by purchasing building blocks from our Optimer collection on a non-exclusive basis. This initial introduction led to an agreement between the parties for the exclusive development and supply of custom synthesized compounds for Merck. Building on this relationship, we announced in September 2000 an agreement with Merck for the exclusive synthesis, development and supply of custom libraries, whereby we will supply high quality focused libraries for Merck's drug discovery programs.

     Eli Lilly. In March 2000, Eli Lilly purchased from us medicinal chemistry services of up to 30 of our scientists. To date, this collaboration is moving forward successfully. Our scientists are fully integrated into some of Eli Lilly's drug discovery project teams. Initially this collaboration focused on certain aspects of our lead optimization chemistry; however, Eli Lilly is exploring expansion of joint efforts to other aspects of our technology platform for drug discovery. This exploration may not result in an expanded collaboration.

BUSINESS DEVELOPMENT

     To date, our business development activities have been conducted primarily through direct customer contact by our senior management and scientists and through customer referrals. Because our customers are primarily skilled scientists, we use our scientific expertise to initiate and to build upon strong customer relationships. In Japan, we have relied upon the services of a consulting company, Transpect, Inc. to help introduce and promote our company. We market our Optimer building blocks through multiple channels, including targeted mailing of a hardcopy catalog and through an Internet catalog. We plan to continue to grow our business development resources.

RESEARCH AND DEVELOPMENT

     Our research and development expenses were approximately $3.3 million in fiscal year 1999, and $3.9 million in fiscal year 2000. We conduct research and development in the following areas:

     Assay development and high-throughput screening automation. We are investing in the development of new assay and high speed screening technologies in order to more effectively evaluate potential drug compounds for their therapeutic value, including specificity and metabolism, and to increase the speed of our screening capability.

     Chemoinformatics. We are continuing our development of database technology, to more effectively capture, organize and link the data generated by our scientists, and to make this information more seamlessly accessible to any of our drug discovery efforts. In addition, we are continuing the development of internal software technologies designed to increase the speed and efficacy of our lead generation and lead optimization chemistry.

     Libraries. We have ongoing projects to develop and refine technologies necessary to create high quality compound libraries composed of drug-relevant compounds that can be rapidly optimized. Our research is focused in the areas of designing drug-relevant building blocks and scaffolds, maximizing drug-like characteristics of our library compounds, optimizing library synthesis processes and maximizing biologically-relevant compound diversity.

     Internal Drug Discovery Projects. We will continue to invest in internal drug discovery programs intended to create our own potential drug candidates. We intend to commercialize any potential drug candidates that we are successful in developing in these programs through partnerships with pharmaceutical and biotechnology companies.

COMPETITORS

     Competition across the range of our drug discovery products and services is currently fragmented. We compete, however, with a number of companies in each of the functional areas of drug discovery that we serve. In addition, we compete with the internal research departments of biotechnology, pharmaceutical and contract research companies. Many of these companies, which also represent a significant market for our products and services and some of which are our collaborators or customers, are developing or already possess internally the technologies and services that we offer. Academic institutions and other research organizations are also conducting research in areas in which we provide services, either on their own or through collaborative efforts.

     Many of our competitors are larger than we are and have greater financial and other resources. We expect that we will face increased competition in the future as new companies enter the market and advanced technologies become available. Any of our competitors could broaden the scope of their drug discovery offerings through acquisition, collaboration or internal development to integrate their offerings or compete with us comprehensively across the drug discovery process. Our competitors may also develop new, more effective or affordable approaches or technologies that compete with our products and services or render them obsolete.

     In addition, we compete with pharmaceutical and biotechnology companies, including our customers and collaborators, academic and research institutions, contract research companies and other firms to hire qualified scientists. Some of our competitors may have stronger financial resources, offer more attractive equity compensation or have a proven operating history, any of which may make our competitors more attractive employers than us to potential employees.

GOVERNMENT REGULATION

     In the course of our business, we handle, store and dispose of chemicals. We are subject to various federal, state and local laws and regulations relating to the use, manufacture, storage, handling and disposal of hazardous materials and waste products. These environmental laws generally impose liability regardless of the negligence or fault of a party and may expose us to liability for the conduct of, or conditions caused by, others. We have not incurred, and do not expect to incur, material costs to comply with these laws and regulations. Because the requirements imposed by these laws and regulations change frequently, however, we may be unable to accurately predict the cost of complying with these laws and regulations. In addition, although we believe that we currently comply with the standards prescribed by these laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In that event, we could be liable for any resulting damages, which could exceed our resources and harm our results of operations.

     Our customers and collaborators are subject to substantial regulation by governmental agencies in the United States and other countries. Virtually all pharmaceutical products are subject to rigorous pre-clinical and clinical testing and other approval procedures by the FDA and by foreign regulatory agencies. Various federal and state laws and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of these pharmaceutical products. This approval process is time-consuming and expensive and there are no assurances that approval will be granted on a timely basis, or at all. Even if regulatory approvals are granted, a marketed product is subject to continual review. Later discovery of previously unknown problems or a failure to comply with applicable regulatory requirements may result in restrictions on the marketing of a product or the withdrawal of the product, as well as possible civil or criminal sanctions. To the extent our customers or collaborators are unable to obtain the necessary regulatory approvals to market their products, or fail to continue to comply with regulatory requirements, we may be unable to realize revenue from milestone and/or royalty payments.

     We are subject to other regulations, including regulations under the Occupational Safety and Health Act, regulations promulgated by the United States Department of Agriculture, and other federal, state and local laws.

INTELLECTUAL PROPERTY

     Our success will depend in part on our ability to protect our proprietary software, potential drug candidates and other intellectual property rights. To establish and protect our proprietary technologies and products, we rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality provisions in our contracts with our collaborators, customers, employees, consultants and other third parties.

     We attempt to protect our trade secrets in part by entering into confidentiality agreements with third parties, employees and consultants. Our employees also sign agreements requiring that they assign to us their interests in inventions and original expressions and any corresponding patents and copyrights arising from their work for us. However, it is possible that these agreements may be breached, invalidated or rendered unenforceable, and if so, there may not be an adequate corrective remedy available. Despite the measures we have taken to protect our intellectual property, parties to our agreements may breach the confidentiality provisions in our contracts or infringe or misappropriate our patents, copyrights, trademarks, trade secrets and other proprietary rights. In addition, third parties may independently discover or invent competing technologies or reverse engineer our trade secrets or other technology.

     We also have implemented a patent strategy designed to protect technology, inventions and improvements to inventions that are commercially important to our business. We currently have seven patent applications on file in the United States, including three provisional applications, and we are pursuing limited patent coverage in foreign countries. Provisional patent applications provide no substantive rights but do secure a priority date on which later patent applications may be based, including both United States and foreign patent applications. Provisional applications expire one year from the date of filing. Four of our patent applications filed in the United States relate to proprietary compounds that are pharmaceutical candidates, two relate to inventions based on and used in our research efforts, and one relates to compounds that are pharmaceutical candidates and the compound synthesis process. Two of the United States patent applications relating to proprietary pharmaceutical candidates, along with related foreign patent rights, were assigned to us by Amgen Inc. in November 1998.

     United States patents issued from applications filed on or after June 8, 1995 have a term of 20 years from the application filing date or earlier claimed priority. All of our patent applications were filed after June 8, 1995. Patents in most other countries have a term of 20 years from the date of filing of the patent application. Because the time from filing patent applications to issuance of patents is often several years, this process may result in a period of patent protection significantly shorter than 20 years, which may adversely affect our ability to exclude competitors from our markets. Our success will depend in part upon our ability to develop proprietary products and technologies and to obtain patent coverage for these products and technologies. We intend to continue to file patent applications covering newly developed products and technologies. We may not, however, commercialize the technology underlying any or all of our existing or future patent applications.

     Patents provide some degree of protection for our proprietary technology. However, the pursuit and assertion of patent rights, particularly in areas like pharmaceuticals and biotechnology, involve complex legal and factual determinations and, therefore, are characterized by some uncertainty. In addition, the laws governing patentability and the scope of patent coverage continue to evolve, particularly in biotechnology. As a result, patents may not issue from any of our patent applications or from applications licensed to us. The scope of any of our patents, if issued, may not be sufficiently broad to offer meaningful protection. In addition, our patents or patents licensed to us, if they are issued, may be successfully challenged, invalidated, circumvented or rendered unenforceable so that our patent rights might not create an effective competitive barrier. Moreover, the laws of some foreign countries may not protect our proprietary rights to the same extent as do the laws of the United States. Any patents issued to us or our strategic partners may not provide a legal basis for establishing an exclusive market for our products or provide us with any competitive advantages. Moreover, the patents held by others may adversely affect our ability to do business or to continue to use our technologies freely. In view of these factors, our intellectual property positions bear some degree of uncertainty.

     The source code for our proprietary software programs is protected both as a trade secret and as a copyrighted work.

     We have registrations pending in the United States for the following trademarks: "Array BioPharma," "Array Biopharma The Discovery Research Company," the Array Biopharma logo, "The Discovery Research Company," "Optimer" and "Radical." We may not be able to obtain registrations for these marks in the United States or other jurisdictions in which we may submit applications, or to protect the use of these marks effectively.

     Although we are not a party to any legal proceedings, in the future, third parties may file claims asserting that our technologies or products infringe on their intellectual property. We cannot predict whether third parties will assert such claims against us or our licensees or against the licensors of technology licensed to us, or whether those claims will harm our business. If we are forced to defend against such claims, whether they are with or without merit, and whether they are resolved in favor of or against us, our licensees or our licensors, we may incur significant expenses and diversion of management's attention and resources. As a result of such disputes, we may have to develop at a substantial cost non-infringing technology or enter into licensing agreements.

LEGAL PROCEEDINGS

     We are not a party to any legal proceedings.

EMPLOYEES

     As of September 2000, we had over 100 employees, consisting of 75 scientists, 42 with Ph.D. degrees in chemistry and 34 with large pharmaceutical company experience. None of our employees is covered by a collective bargaining agreement. We consider our employee relations to be good.

FACILITIES

     We are headquartered in Boulder, Colorado, where we lease approximately 26,400 square feet of space under a lease that expires July 15, 2001, or on July 15, 2003 if we exercise our option to extend the term. In February 2000, we leased approximately 24,000 square feet of space in a building in Longmont, Colorado under a lease that expires on May 31, 2005, and has an option to renew for two additional five-year terms. We also have an option to lease an additional 19,200 square feet after October 1, 2001 at our Longmont facility and an additional 28,800 square feet in a building adjacent to this facility when it becomes available for lease. We believe that these facilities, including our option to expand our Longmont facility, will be sufficient for our anticipated growth for the next 12 months.

CERTAIN KEY CONTRACTS

     ICOS. In July 2000, we consolidated and expanded our lead optimization agreements with ICOS into a drug discovery collaboration agreement for lead optimization on undisclosed targets. Under the agreement, ICOS has the exclusive worldwide right to develop and market any products resulting from the collaboration. We are compensated based on an annual rate for each full-time equivalent employee working on an ICOS project and will receive milestone payments upon achievement of identified development and commercialization goals for products resulting from the collaboration. The agreement expires in July 2002, and may be terminated upon 90 days' notice by ICOS following the first anniversary of the agreement.

     Merck. In May 1999, we entered into a custom synthesis agreement with Merck under which we provide custom compounds. Under the terms of this agreement, we have entered into multiple exclusive custom library agreements with Merck in which we are reimbursed on a headcount and per compound basis. In September 2000, we entered into a custom synthesis development and supply agreement with Merck under which we synthesize and develop custom libraries specified by Merck. We are compensated for development services and for the delivery of compounds. The agreement begins in January 2001 and expires in December 2003, and may be terminated by Merck upon six months' prior notice after the first anniversary of the agreement.

     Eli Lilly. In March 2000, we entered into a Research Services Agreement with Eli Lilly to form a chemistry-based research collaboration. Under the terms of the agreement, up to 30 of our scientists will provide drug research services in collaboration with Eli Lilly scientists on identified Eli Lilly drug discovery projects. We are compensated based on an annual rate for each full-time equivalent employee working on an Eli Lilly project. Eli Lilly may terminate the agreement upon payment of an early termination payment.

     Compound Library Agreements. We have entered into agreements with customers, including Celltech Chiroscience in April 1999, Tularik in June 1999, which Tularik extended in April 2000, and DuPont in August 2000, providing nonexclusive access on a fee basis to compounds in our Diversity Library for their internal lead generation efforts. These customers have the option to gain exclusive rights to compounds they intend to commercialize upon payment of either a one-time activation fee or annual fees. We retain ownership of the intellectual property rights to the compounds, our Diversity Library and to any inventions made by our scientists working under these agreements. These agreements are terminable upon breach or insolvency of a party.

SCIENTIFIC ADVISORS

     We have established a group of scientific advisors made up of leading scholars in various functional disciplines of synthetic and medicinal chemistry. Our scientific advisors are as follows:

               ADVISOR                              TITLE AND INSTITUTION
-------------------------------------  -----------------------------------------------
Gregory C. Fu, Ph.D..................  Professor, Department of Chemistry,
                                       Massachusetts Institute of Technology
Ashit Ganguly, Ph.D..................  Former Vice President of Chemistry, Schering
                                       Plough, Professor of Chemistry, Stevens
                                       Institute of Technology
K.C. Nicolaou, Ph.D..................  Chairman, Department of Chemistry, The Scripps
                                       Research Institute
Nicos A. Petasis, Ph.D...............  Professor of Chemistry, University of Southern
                                       California
Masakatsu Shibasaki, Ph.D............  Professor, The University of Tokyo

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER KEY EMPLOYEES

     Shown below are the names, ages and positions of our executive officers, directors and other key employees as of August 31, 2000:

NAME                                     AGE                 POSITION WITH US
---------------------------------------  ---   --------------------------------------------
Robert E. Conway.......................  46    Chief Executive Officer and Director
Kevin Koch, Ph.D.......................  40    President, Chief Science Officer and
                                               Director
David L. Snitman, Ph.D.................  48    Chief Operating Officer, Vice President,
                                               Business Development and Director
Michael Carruthers.....................  42    Chief Financial Officer and Secretary
Anthony D. Piscopio, Ph.D..............  38    Vice President, Chemistry and Director of
                                               Process Chemistry
John A. Josey, Ph.D....................  39    Senior Director of High-Speed Synthesis
Laurence Burgess, Ph.D.................  38    Senior Director of Medicinal Chemistry and
                                               Lead Optimization
Joanna K. Money, Ph.D..................  39    Director of Business Development
Kyle Lefkoff (a)(b)....................  41    Chairman
Francis J. Bullock, Ph.D. (a)(b).......  63    Director
Marvin H. Caruthers, Ph.D..............  60    Director
Kirby L. Cramer (a)....................  62    Director
Robert W. Overell, Ph.D. (b)...........  45    Director

---------------

(a)  Member of our audit committee.
(b)  Member of our compensation committee.

     Robert E. Conway has served as our Chief Executive Officer and a member of our board of directors since November 1999. From October 1996 to October 1999, Mr. Conway was the Chief Operating Officer and Executive Vice President of the Clinical Trials Division of Hill Top Research, Inc. where he managed 22 company-owned research centers conducting clinical trials for pharmaceutical and biotechnology companies. From 1979 until 1996, Mr. Conway held various executive positions with Corning, Inc., including Corporate Vice President and General Manager of Corning Hazleton, Inc., a pre-clinical contract research organization, where he was responsible for North American operations. Mr. Conway serves on the board of directors of DEMCO, Inc. Mr. Conway received a B.S. in accounting from Marquette University, received an M.B.A. from the University of Cincinnati and is a Certified Public Accountant.

     Kevin Koch, Ph.D. has served as our President, our Chief Science Officer and a member of our board of directors since May 1998. Prior to joining us, Dr. Koch was an Associate Director of Medicinal Chemistry and Project Leader for the Protease Inhibitor and New Leads project teams from May 1995 to April 1998 for Amgen Inc. From September 1988 until May 1995, Dr. Koch held various positions with Pfizer Central Research, including Senior Research Investigator-Project Coordinator for the Cellular Migration and Immunology Project Teams. Dr. Koch is chairman of the Strategic Research Institute's Anti-inflammatory Drug Discovery Summit and is an elected board member of the Inflammation Research Association. Dr. Koch received a B.S. in chemistry and in biochemistry from the State University of New York at Stony Brook and a Ph.D. in synthetic organic chemistry from the University of Rochester.

     David L. Snitman, Ph.D. has served as our Vice President, Business Development, our Chief Operating Officer and a member of our board of directors since May 1998. Prior to joining us, Dr. Snitman held various positions with Amgen Inc. since December 1981, including Associate Director, New Products and Technology and Manager of Amgen's Boulder facility. Dr. Snitman received a B.S. in chemistry from Northeastern University, received a Ph.D. in the synthesis of natural products from the University of Colorado and was a National Institute of Health Postdoctoral Fellow at the Massachusetts Institute of Technology.

     Michael Carruthers has served as our Chief Financial Officer and Secretary since December 1998. Prior to joining us, Mr. Carruthers was Chief Financial Officer from October 1993 until December 1998 of Sievers Instrument, Inc. From May 1989 until October 1993 Mr. Carruthers was the treasurer and controller for the Waukesha division of Dover Corporation. Mr. Carruthers is a Certified Public Accountant and was previously employed as an accountant with Coopers & Lybrand, LLP. Mr. Carruthers received a B.S. in accounting from the University of Colorado and an M.B.A. from the University of Chicago.

     Anthony D. Piscopio, Ph.D. has served as our Vice President, Chemistry and Director of Process Chemistry since May 1998. Prior to joining us, Dr. Piscopio had been employed by Amgen Inc. since June 1995 in various capacities, including as a founder of Amgen's small molecule drug discovery program. While at Amgen, Dr. Piscopio worked in the area of protease inhibition and pioneered novel high-speed synthesis methodologies for the preparation of B-turn mimetics and other heterocyclic classes. From August 1992 until June 1995, Dr. Piscopio was employed with Pfizer, Inc.'s Inflammation Group and worked in the areas of G-protein coupled receptor modulation and computer-assisted design of protease inhibitors. Dr. Piscopio received a B.A. in chemistry from West Virginia University, received a Ph.D. in synthetic organic chemistry from the University of Wisconsin-Madison and completed his postdoctoral fellowship at the Scripps Research Institute in La Jolla, California as a National Institute of Health Postdoctoral Fellow.

     John A. Josey, Ph.D. has served as our Senior Director of High-Speed Synthesis since May 1998. Prior to joining us, Dr. Josey had been employed by Amgen Inc. since September 1995 in the New Leads/ Combinatoral Chemistry Group of Amgen's small molecule drug discovery program. From August 1991 until September 1995, Dr. Josey was a research investigator in the Medicinal Chemistry Department of Glaxo Research Institute. Dr. Josey received a B.S. in chemistry from Colorado State University, received a Ph.D. in organic chemistry from the University of Texas at Austin and was a Damon Runyon-Walter Winchell Fellow at the California Institute of Technology.

     Laurence Burgess, Ph.D. has served as our Senior Director of Medicinal Chemistry and Lead Optimization since May 1998. Prior to joining us, Dr. Burgess had been employed by Amgen Inc. since August 1995 in various capacities, including as a project leader in its small molecule drug discovery research program in the areas of respiratory and allergic disease. From February 1992 until August 1995, Dr. Burgess was employed by Pfizer Central Research working in the areas of inflammation and immunology. Dr. Burgess received a B.S. in chemistry from the Georgia Institute of Technology, received a Ph.D. from the University of Texas and completed his postdoctoral research at Colorado State University.

     Joanna K. Money, Ph.D. has served as our Director of Business Development since September 1999. Prior to joining us, Dr. Money was the Director of Business Development from May 1998 to July 1999 for NeXstar Pharmaceuticals. From September 1987 to April 1998, Dr. Money held various positions with Amoco Chemical Company's Research Center, including research chemist and business development manager for the Asia Pacific Region as well as positions in marketing, strategic planning and product management. Dr. Money received a B.Sc. in chemistry from Imperial College, London and a Ph.D. in inorganic chemistry from Indiana University.

     Kyle Lefkoff has served as the Chairman of our board of directors since May 1998. Since 1995, Mr. Lefkoff has been a General Partner of Boulder Ventures Limited, a venture capital firm and investor in our company. From June 1986 until June 1995, Mr. Lefkoff was employed by Colorado Venture Management, a venture capital firm. Mr. Lefkoff serves on the boards of directors of Trust Company of America, Vexcel Corporation and Metabolite Laboratories Inc. Mr. Lefkoff received a B.A. in economics from Vassar College and an M.B.A. from the University of Chicago.

     Francis J. Bullock, Ph.D. has served as a member of our board of directors since May 1998. Since 1993, Dr. Bullock has been a senior consultant for Arthur
D. Little, Inc., concentrating on pharmaceutical and biotechnology research and development, as well as the fine chemicals and agricultural chemicals industries. From April 1981 until September 1993, Dr. Bullock served as Senior Vice President, Research Operations at Schering Plough Research Institute. Dr. Bullock serves on the boards of directors of Genzyme Transgenics Corporation, Neogenesis and Atherex. Dr. Bullock received a B.S. in pharmacy from the Massachusetts

College of Pharmacy, an A.M. in organic chemistry from Harvard University and a Ph.D. in organic chemistry from Harvard University.

     Marvin H. Caruthers, Ph.D. has served as a member of our board of directors since August 1998. Since 1979, Dr. Caruthers has been a Professor of Biochemistry and Bioorganic Chemistry at the University of Colorado. Dr. Caruthers is a member of the National Academy of Sciences and the American Academy of Arts and Sciences and was previously a member of the scientific advisory board of Amgen Inc. Dr. Caruthers serves on the boards of directors of Oxigene and Genomics, Inc. Dr. Caruthers received a B.S. in chemistry from Iowa State University and a Ph.D. in chemistry from Northwestern University.

     Kirby L. Cramer has served as a member of our board of directors since August 2000. Mr. Cramer is the Chairman Emeritus of Hazleton Laboratories Corporation, a Covance company, Chairman of the Board of Directors of Northwestern Trust and Investors Advisory Company and Chairman of the Board of Directors of SonoSite, Inc. From 1987 until 1991, Mr. Cramer served as the Chairman of the Board of Directors of Kirschner Medical Corporation. Mr. Cramer serves on the boards of directors of Immunex Corporation, SonoSite, Inc., Huntingdon Life Sciences Group plc, Landec Corporation, D.J. Orthopedics, Inc. and Commerce Bank of Washington. Mr. Cramer received a B.A. in history from Northwestern University, received an M.B.A. from the University of Washington and is a graduate of Harvard Business School's Advanced Management Program. Mr. Cramer is a Chartered Financial Analyst.

     Robert W. Overell, Ph.D. has served as a member of our board of directors since December 1999. Since 1996, Dr. Overell has been with Frazier & Company, a venture capital firm and investor in our company, and has served as a General Partner since 1998 and a venture partner from 1996 until 1998. Dr. Overell's operational experience in biotechnology companies includes joining Immunex Corporation early in its development and co-founding Target Genetics. Dr. Overell serves on the board of directors of FastTrack Systems, GeneMachines, InPharos, Inc., SkeleTech, Inc. and XenoPort, Inc. Dr. Overell received his B.S. in biological sciences from the University of Newcastle-upon-Tyne and a Ph.D. in biochemistry from the Institute of Cancer Research, University of London.

     Certain of our current directors were elected as designees of our preferred stockholders and our founders in accordance with voting agreements that will terminate following this offering. The current designees of our preferred stockholders are Dr. Caruthers, Dr. Overell and Messrs. Lefkoff and Cramer, and the current designees of our founders are Dr. Bullock, Dr. Koch and Dr. Snitman.

BOARD COMPOSITION

     Our board of directors currently consists of eight directors. Upon completion of this offering, our board of directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2001; Class II, whose term will expire at the annual meeting of stockholders to be held in 2002; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2003. The initial Class I directors will be Dr. Overell and Dr. Snitman, the initial Class II directors will be Messrs. Conway and Lefkoff and Dr. Caruthers, and the initial Class III directors will be Dr. Bullock, Dr. Koch and Mr. Cramer.

     At each annual meeting of the stockholders beginning in 2001, the successors to the class of directors whose terms expired will be elected to serve three-year terms. If the number of directors on our board increases, the newly created directorships will be distributed among the three classes so that each class will, as nearly as possible, consist of one-third of the directors. The classification of our board of directors may delay or prevent changes in our control or management. In addition, our directors may be removed only with cause and upon the vote of holders of two-thirds of our outstanding common stock.

BOARD COMMITTEES

     Our board of directors has established an audit committee and a compensation committee.

     The audit committee consists of Dr. Bullock, Mr. Cramer and Mr. Lefkoff. The audit committee meets periodically with management and our independent accountants to review their work and confirm that they are properly discharging their respective responsibilities. The audit committee also:

     - recommends the appointment of independent accountants to audit our financial statements and perform services related to the audit;

     - reviews the scope and results of the audit with the independent accountants;

     - reviews with management and the independent accountants our annual operating results;

     - considers the adequacy of the internal accounting control procedures; and

     - considers the independence of our accountants.

     The compensation committee consists of Dr. Bullock, Mr. Lefkoff and Dr. Overell. The compensation committee determines the salary and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The compensation committee also administers our stock option plan and our employee stock purchase plan, including reviewing management recommendations with respect to option grants and taking other actions as may be required in connection with our compensation and incentive plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee currently consists of Dr. Bullock, Mr. Lefkoff and Dr. Overell. No current member of the compensation committee has been an officer or employee of ours at any time. None of our executive officers serve as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors, nor has such a relationship existed in the past. Prior to July 2000, our board of directors, as a whole, including Mr. Conway, Dr. Koch and Dr. Snitman, made decisions relating to the compensation of our executive officers following recommendations from the compensation committee. In July 2000, our board of directors delegated its authority to determine salaries of our executive officers and administer our benefit plan to the compensation committee. Mr. Conway, our Chief Executive Officer, served as a member of the compensation committee from November 1999 through August 2000.

DIRECTOR COMPENSATION

     We reimburse our directors for reasonable out-of-pocket expenses related to attending board and committee meetings. Following the completion of this offering, we intend to compensate each non-employee director who is not affiliated with one of our preferred stock investors $12,000 annually, $1,000 for attending each board meeting and each committee meeting and $1,000 for serving as chairman of a board meeting or a committee meeting. We have granted certain non-employee directors non-qualified options to purchase our common stock, including 10,000 options to Dr. Bullock in July 2000 for service during fiscal year 2000 and 20,000 options to each of Dr. Bullock and Mr. Cramer in August 2000 for service during fiscal year 2001. It is our current intent that non-employee directors who are not affiliated with our venture capital investors will receive a yearly grant of non-qualified options to purchase shares of our common stock in an amount and with a vesting schedule to be determined by the compensation committee.

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning the compensation we paid during the fiscal year ended June 30, 2000 to our chief executive officer and each of our other four most highly compensated executive officers who were serving as executive officers at June 30, 2000. We refer to these individuals as our named executive officers.

                         EXECUTIVE COMPENSATION SUMMARY

                                             COMPENSATION FOR THE       LONG-TERM
                                              FISCAL YEAR ENDED        COMPENSATION
                                                JUNE 30, 2000       ------------------
                                             --------------------       SECURITIES        ALL OTHER
NAME AND PRINCIPAL POSITION                   SALARY      BONUS     UNDERLYING OPTIONS   COMPENSATION
---------------------------                  ---------   --------   ------------------   ------------
Robert E. Conway(a)........................  $141,477    $60,000         800,000           $78,458(b)
  Chief Executive Officer
Kevin Koch, Ph.D. .........................   160,500         --          58,125                --
  President and Chief Science Officer
David L. Snitman, Ph.D. ...................   160,500         --          58,125                --
  Chief Operating Officer and Vice
  President, Business Development
Anthony D. Piscopio, Ph.D. ................   139,800         --          50,625                --
  Vice President, Chemistry and Director of
  Process Chemistry
Michael Carruthers.........................   112,300         --          41,250                --
  Chief Financial Officer and Secretary

---------------

(a) Mr. Conway became Chief Executive Officer in November 1999. His annual salary during the first year of his employment agreement is $225,000.
(b)  Consists of reimbursement of relocation expenses.

OPTION GRANTS DURING THE FISCAL YEAR ENDED JUNE 30, 2000

     The following table sets forth information related to each grant of stock options to our named executive officers during the fiscal year ended June 30, 2000. We have never granted any stock appreciation rights.

                                                 INDIVIDUAL GRANTS
                                ----------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                                NUMBER OF      PERCENT OF                                  ASSUMED ANNUAL RATES
                                SECURITIES   TOTAL OPTIONS                              OF SHARE PRICE APPRECIATION
                                UNDERLYING     GRANTED TO     EXERCISE                      FOR OPTION TERM(C)
                                 OPTIONS      EMPLOYEES IN    PRICE PER   EXPIRATION   -----------------------------
NAME                             GRANTED     FISCAL YEAR(A)   SHARE(B)       DATE           5%              10%
----                            ----------   --------------   ---------   ----------   -------------   -------------
Robert E. Conway(d)...........   800,000          44.1%        $0.600      11/15/09     $13,854,273     $22,344,934
Kevin Koch, Ph.D.(e)..........    58,125           3.2%         0.235        7/1/09       1,027,815       1,644,715
David L. Snitman, Ph.D.(e)....    58,125           3.2%         0.235        7/1/09       1,027,815       1,644,715
Anthony D. Piscopio,
  Ph.D.(e)....................    50,625           2.8%         0.235        7/1/09         895,194       1,432,493
Michael Carruthers(e).........    41,250           2.3%         0.235        7/1/09         729,417       1,167,217

---------------

(a) Based on options to purchase an aggregate of 1,815,740 shares of common stock granted to our employees between June 30, 1999 and June 30, 2000.
(b) The exercise price per share of each option was equal to the fair market value of our common stock on the date of grant as determined by the board of directors.
(c) Potential realizable values are computed by (1) multiplying the number of shares of common stock subject to a given option by the assumed initial public offering price of $11.00 per share, (2) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option, and (3) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.
(d) Of Mr. Conway's 800,000 options, 133,333 vested on December 31, 1999 based on his continuous service as of such date and 106,667 vested on July 1, 2000 based on our achievement of certain performance milestones. If we do not close an initial public offering of our common stock, the vesting of the remaining 560,000 unvested options is based on Mr. Conway's continuous service in accordance with the following schedule: 55,000 will vest on November 15, 2000; 5,000 will vest each month between December 15, 2000 and October 15, 2003; 10,000 will vest on November 15, 2003 and 320,000 will vest on July 1, 2005. Upon the closing of this offering, the vesting of 420,000 of Mr. Conway's unvested options will be accelerated and become immediately exercisable, and the remaining 140,000 unvested options will vest and become exercisable one year from the date of the consummation of this offering.
(e)  All options vest monthly over a four-year period ending June 1, 2003.

OPTIONS EXERCISED DURING THE FISCAL YEAR ENDED JUNE 30, 2000, AND OPTION VALUES AS OF JUNE 30, 2000
The following table provides summary information for each of our named executive officers with respect to stock options held as of June 30, 2000, and with respect to stock options exercised during the fiscal year ended June 30, 2000. The value realized upon exercise and the value of unexercised in-the-money options shown below have been calculated on the basis of the assumed initial public offering price of $11.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying these options.

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                                   OPTIONS AS OF               MONEY OPTIONS AS OF
                                     SHARES                        JUNE 30, 2000                  JUNE 30, 2000
                                   ACQUIRED ON    VALUE     ---------------------------   -----------------------------
NAME                                EXERCISE     REALIZED   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE    EXERCISABLE
----                               -----------   --------   -------------   -----------   --------------   ------------
Robert E. Conway.................        --      $     --      666,667        133,333       $7,176,670      $1,435,330
Kevin Koch, Ph.D.................     7,265        78,208       43,594          7,266          469,289          78,218
David L. Snitman, Ph.D...........        --            --       43,594         14,531          469,289         156,426
Anthony D. Piscopio, Ph.D........    10,546       113,528       38,969          2,110          419,501          22,714
Michael Carruthers...............    34,401       370,327       80,938          5,911          871,298          63,632

EMPLOYMENT AGREEMENTS

     Effective November 15, 1999, we entered into an employment agreement with Mr. Conway to serve as our Chief Executive Officer. The agreement is for an initial term of two years and may be then renewed for additional one-year terms. Either party may terminate the agreement for any reason upon 30 days' prior notice to the other party. Under the agreement, we will pay Mr. Conway an annual salary of $225,000 subject to subsequent adjustment. In addition, we granted to Mr. Conway options to purchase 800,000 shares of our common stock that vest periodically over a six-year term subject to his continued employment. Upon a change in control of our company or the closing of this offering, 75% of Mr. Conway's options will vest and become immediately exercisable prior to the event and all remaining options will vest one year from that date. Mr. Conway is also eligible to receive a cash bonus each fiscal year beginning in 2001 based on a percentage of his base salary provided he meets minimum performance criteria to be established by our board of directors. The cash bonus, if any, may be paid in equity in lieu of cash. We also agreed to reimburse Mr. Conway for reasonable out-of-pocket expenses he incurred in connection with his performance of services under this agreement and for relocation costs of up to $80,000 for moving him and his family from Cincinnati, Ohio to Boulder, Colorado.

     If Mr. Conway's employment is terminated as a result of his disability or by us without cause, we agreed to pay him a severance payment equal to one year of his then current base salary in equal monthly installments and he will be entitled to receive, pro-rated to the date of termination, any cash performance bonus he would have received for that year and any performance options that would have vested in that year.

Mr. Conway agreed to execute a release acceptable to us in consideration for our severance obligations under the agreement. If Mr. Conway terminates his employment without cause, he will not receive any performance bonus for that year or acceleration of any of his options granted under the agreement. Mr. Conway is also subject to a non-compete agreement in which he agreed for a period of two years not to engage in any competing activities in a 50-mile radius of any area where we are doing business and not to recruit or solicit any of our employees or customers.

     Effective September 1, 2000, we entered into employment agreements with Dr. Koch, Dr. Snitman, Dr. Piscopio, Mr. Carruthers, Dr. Josey, Dr. Burgess and Dr. Money. These agreements are for an initial term of two years and may then be renewed for additional one-year terms. Either party may terminate for any reason upon 30 days' prior notice to the other. Under these agreements we will pay the employees annual salaries ranging from $120,000 to $175,000. If the employee is terminated as a result of disability or by us without cause, including a reduction in the employee's salary, we have agreed to pay the employee a severance payment equal to the greater of one year, or the remaining term, of his or her then-current base salary in equal monthly installments. Upon a change of control of the company, 75% of each employee's outstanding options will vest and the remaining 25% of such options will vest one year later, if the employee is still working for us. Each of these employees is also subject to a non-compete agreement in which he or she has agreed for a period of two years following his or her termination not to engage in any competing activities within a 50-mile radius of any area where we are doing business and not to recruit or solicit any of our employees or customers.

     In connection with our employment agreements with Dr. Koch and Dr. Piscopio, we agreed to extend the due dates for a $100,000 note that we hold from Dr. Koch and a $125,000 note that we hold from Dr. Piscopio to coincide with the initial term of their employment agreements and to reduce the number of shares of our common stock pledged as security for these notes to 50,000 shares each.

EMPLOYEE BENEFIT PLANS

  Amended and Restated Stock Option and Incentive Plan

     Our Amended and Restated Stock Option and Incentive Plan is the successor equity incentive program to our 1998 Stock Option Plan. Our amended stock option plan was adopted by our board of directors and approved by our stockholders in September 2000. Upon the closing of this offering, our amended stock option plan will become effective, and we will make no further grants under our current stock option plan. At that time, all awards under our current stock option plan will be transferred to our amended stock option plan, however, such awards will continue to be subject to their existing terms. The primary differences between our current stock option plan and our amended stock option plan are described below. This summary is qualified in its entirety by the detailed provisions of our current stock option plan and our amended stock option plan, which have been filed as exhibits to the registration statement of which this prospectus is a part.

     At August 31, 2000, there were 4,837,500 shares of common stock reserved for issuance under the stock option plan and options to purchase 866,984 shares of common stock remain available for issuance under the stock option plan. Effective as of the closing of this offering, there will be 7,000,000 shares of common stock reserved for issuance under the stock option plan. The stock option plan provides that the number of shares reserved for issuance under the stock option plan shall be increased, but not decreased, by any additional authorized shares. Additional authorized shares, for purposes of the stock option plan, means on any given day the difference between:

     - 25% of our issued and outstanding shares of common stock, on a fully diluted, as converted basis, minus

     - the number of outstanding shares relating to awards under the stock option plan plus the number of shares available for future grants of awards under the stock option plan on that date.

     The number of shares available for issuance under the stock option plan as incentive stock options may not initially exceed 7,000,000 shares, provided that this number will be increased each January 1 for the next five years beginning in 2001 by 250,000 shares. At no time can the number of shares available for issuance under our stock option plan as incentive stock options exceed the total number of shares reserved for issuance under our stock option plan.

     The maximum number of shares subject to options that can be awarded under the stock option plan to any person is 2,000,000 per year. The maximum number of shares that can be awarded under the stock option plan to any person, other than pursuant to an option, is 400,000 per year. The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $1,000,000 and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $3,000,000.

     Administration. The stock option plan is administered by our compensation committee. Subject to the terms of the stock option plan, the compensation committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the stock option plan.

     The common stock issued or to be issued under the stock option plan consists of authorized but unissued shares. Shares covered by an award that are not purchased or that are forfeited will again be available for issuance as awards under the stock option plan.

     Eligibility. Awards may be made under our stock option plan to our employees, officers, directors or consultants, or to any of our affiliates, or their officers or directors, and to any other individual whose participation in the stock option plan our compensation committee determines to be in our best interests.

     Amendment or Termination of the Plan. The board of directors may terminate or amend the stock option plan at any time and for any reason as long as the amendment does not adversely impair the rights of grantees with respect to outstanding awards. Further, unless terminated earlier, the stock option plan will terminate on the date 10 years from the date of the closing of this offering. Amendments will be submitted for stockholder approval to the extent required by the Internal Revenue Code or other applicable laws.

     Options. We may grant options under the stock option plan that are either intended to qualify as incentive stock options under the Internal Revenue Code or not to qualify as incentive stock options, referred to as non-qualified stock options.

     The exercise price of each stock option may not be less than 100% of the fair market value of our common stock on the date of grant. In the case of specified 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant. An exception to these requirements is made for options that we grant in substitution for options held by employees of companies that we acquire. In this case, the exercise price is adjusted to preserve the economic value of the employee's stock option from his or her former employer.

     The term of each stock option is fixed by the compensation committee and may not exceed 10 years from the date of grant. The compensation committee determines when each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options granted under our current stock option plan, however, are generally exercisable, to the extent vested, for up to 30 days after the optionee terminates employment without cause if the termination occurs more than six months after the option is granted, unless the option agreement provides otherwise.

     Options may be exercisable in installments. Options granted under our current stock option plan vest 25% per year over a four-year period based on continued service with us, unless the option agreement provides otherwise. The exercisability of options may be accelerated by the compensation committee.

     In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering shares of our common stock, which if acquired from us have been held by the optionee for at least six months, or by means of a broker-assisted cashless exercise.

     Stock options granted under our stock option plan may not be sold, transferred, pledged, or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

     Other Awards. The compensation committee may also award under the stock option plan:

     - shares of common stock subject to restrictions;

     - deferred stock, credited as deferred stock units, but ultimately payable in the form of unrestricted shares of common stock in accordance with the participant's deferral election;

     - common stock units subject to restrictions;

     - unrestricted shares of common stock, which are shares of common stock issued at no cost or for a purchase price determined by the compensation committee which are free from any restrictions under the stock option plan;

     - dividend equivalent rights entitling the grantee to receive credits for dividends that would be paid if the grantee had held a specified number of shares of common stock;

     - a right to receive a number of shares or, in the discretion of the compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee;

     - a right to receive a number of shares, subject to the attainment of specified performance goals; and

     - performance and annual incentive awards, ultimately payable in stock or cash, as determined by the compensation committee. The compensation committee may grant multi-year and annual incentive awards subject to achievement of specified performance goals tied to business criteria described below.

     Section 162(m) of the Internal Revenue Code limits publicly-held companies to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to their chief executive officer and the four highest compensated executive officers (other than the chief executive officer) determined at the end of each year. However, performance-based compensation is excluded from this limitation. Although our stock option plan is currently not subject to Section 162(m) because Section 162(m) provides for a grace period following an initial public offering, the stock option plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) after the stock option plan becomes subject to Section 162(m).

     Business Criteria. The compensation committee may use exclusively one or more of the following business criteria to establish performance goals for awards granted to "covered employees" as defined by to Section 162(m) of the Internal Revenue Code:

     - total stockholder return;

     - such total stockholder return as compared to total return, on a comparable basis, of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index;

     - net income;

     - pretax earnings;

     - earnings before interest expense, taxes, depreciation and amortization;

     - pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items;

     - operating margin;

     - earnings per share;

     - return on equity;

     - return on capital;

     - return on investment;

     - operating earnings;

     - working capital;

     - ratio of debt to stockholders' equity; and

     - revenue.

     Effect of Certain Corporate Transactions. Certain change of control transactions involving us, such as a sale of all or substantially all of our assets or stock, may cause awards granted under the stock option plan to vest, unless the awards are continued or substituted for by the surviving company in connection with the change of control transaction.

     Adjustments for Stock Dividends and Similar Events. The compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the stock option plan, including the individual limitations on awards, to reflect common stock dividends, stock splits and other similar events.

  Employee Stock Purchase Plan

     The following is a summary description of our Employee Stock Purchase Plan, which our board of directors adopted and stockholders approved in September 2000, effective upon the closing of this offering. Our stock purchase plan has been filed as an exhibit to the registration statement of which this prospectus is a part.

     The purpose of our stock purchase plan is to permit eligible employees to purchase shares of our common stock at a discount. Our stock purchase plan is administered by the compensation committee. All of our employees whose customary employment is more than 20 hours per week and for more than 5 months in any calendar year will be eligible to participate in this plan, provided that any employee who would own 5% or more of the total combined voting power or value of our common stock immediately after any grant is not eligible to participate.

     We have reserved 800,000 shares of common stock for issuance under our stock purchase plan. We intend that our stock purchase plan meet the requirements for an employee stock purchase plan under Section 423 of the Internal Revenue Code.

     During an offering period, we will withhold amounts through payroll deductions for eligible employees who elect to participate in the stock purchase plan. At the end of each offering period, we will use accumulated payroll deductions to purchase, on behalf of eligible employees who are participating in the plan, stock at a price equal to the lesser of 85% of the market price of the common stock at either the beginning of the offering period or the end of the offering period. The duration of each offering period will be determined by the compensation committee.

     An employee may not sell shares of common stock purchased under the stock purchase plan until three months have elapsed from the date the shares were purchased on the employee's behalf. Shares of common stock purchased under the stock purchase plan will be held in the custody of an agent appointed by the board of directors until two years have elapsed since the first day of the offering period in which the shares were purchased and one year has elapsed since the date the shares were purchased.

  401(k) Plan

     We sponsor a 401(k) Savings Plan, a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code. All employees who are at least 21 years old are eligible to participate. Participants may make pre-tax contributions to our 401(k) plan of up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit. We may make matching contributions at 50% up to the first 4% contributed by employees under the 401(k) plan. Each participant is fully vested in his or her contributions. Our matching contributions vest over four years. Contributions by the participants or by us to the 401(k) plan, and the income earned on such contributions, are generally not taxable to the participants until withdrawn. Our contributions, if any, are generally deductible when made. All contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

                           RELATED PARTY TRANSACTIONS

     Since our inception, we have issued shares of common and preferred stock in private placement transactions as follows:

     On May 18, 1998, we issued and sold 2,913,367 shares of our common stock at a purchase price of $0.235 per share and 2,500,000 shares of our Series A preferred stock at a purchase price of $1.00 per share. Between August 8, 1998 and January 15, 1999, we issued and sold an additional 4,135,000 shares of our Series A preferred stock at a purchase price of $1.00 per share. On November 16, 1999, we issued and sold 3,199,999 shares of our Series B preferred stock at a purchase price of $2.50 per share. On August 31, 2000, we issued and sold 1,666,667 shares of our Series C preferred stock at a purchase price of $6.00 per share. Each share of Series A preferred stock, Series B preferred stock and Series C preferred stock currently converts into one share of common stock. Upon the closing of this offering, the following shares of preferred stock convert into common stock at a rate of one share of common stock for each share of preferred stock.

     The following table identifies our executive officers, directors and five percent stockholders who have made equity investments in our company, excluding the exercise of options to purchase shares of our common stock. See "Principal Stockholders" for additional information relating to the beneficial ownership of shares of our preferred and common stock of these stockholders.

                                                                   SHARES OF   SHARES OF   SHARES OF
                                                       SHARES OF   SERIES A    SERIES B    SERIES C
                                                        COMMON     PREFERRED   PREFERRED   PREFERRED
NAME                                                     STOCK       STOCK       STOCK       STOCK
----                                                   ---------   ---------   ---------   ---------
EXECUTIVE OFFICERS
Kevin Koch, Ph.D.(a).................................   648,654        5,000     54,000          --
David L. Snitman, Ph.D. .............................   648,654      250,000    385,548     266,667
Anthony D. Piscopio, Ph.D. ..........................   648,654           --     30,000       1,667
Michael Carruthers...................................        --       25,000     16,000       3,332
DIRECTORS
Kyle Lefkoff(b)......................................   150,000    1,000,000    463,409     161,163
Marvin H. Caruthers, Ph.D.(c)........................    18,750      250,000     80,000      33,936
Kirby L. Cramer......................................        --           --         --      83,333
Robert Overell, Ph.D.(d).............................        --    1,500,000    604,446      16,667
FIVE PERCENT STOCKHOLDERS
ARCH Venture Fund III, L.P. .........................        --    1,500,000    604,446     204,779
Boulder Ventures II, L.P.(e).........................   150,000    1,000,000    463,409     156,997
Falcon Technology Partners L.P. .....................   150,000    1,000,000    463,409     156,997
Frazier Healthcare II, L.P. .........................        --    1,500,000    604,446      16,667
K.C. Nicolaou, Ph.D. ................................   648,654           --    252,000      50,000
Rovent II Limited Partnership........................        --      750,000    120,000      50,000

---------------

(a) Includes 5,000 shares of Series A preferred stock and 2,000 shares of Series B preferred stock purchased by Dr. Koch's spouse.

(b) Includes 130,500 shares of common stock, 870,000 shares of Series A preferred stock, 403,166 shares of Series B preferred stock and 136,587 shares of Series C preferred stock purchased by Boulder Ventures II, L.P.; 19,500 shares of common stock, 130,000 shares of Series A preferred stock, 60,243 shares of Series B preferred stock and 20,410 shares of Series C preferred stock purchased by Boulder Ventures II (Annex), L.P., an affiliate of Boulder Ventures II, L.P. and 4,166 shares of Series C preferred stock purchased by Mr. Lefkoff's father. The general partner of Boulder Ventures II L.P. and Boulder Ventures II (Annex), L.P. is BV Partners II, LLC. Mr. Lefkoff is a member and manager of BV Partners II, LLC, and he disclaims beneficial ownership in the above shares except to the extent of his pecuniary interest in Boulder Ventures II L.P. and Boulder Ventures II (Annex), L.P.

(c) All shares of common stock and preferred stock were purchased by the Caruthers Family, L.L.C., of which Dr. Caruthers is the manager and a member. Dr. Caruthers disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in the Caruthers Family, L.L.C.

(d) Includes 1,500,000 shares of Series A preferred stock, 604,446 shares of Series B preferred stock and 16,667 shares of Series C preferred stock purchased by Frazier Healthcare II, L.P. The general partner of Frazier Healthcare II, L.P. is Frazier Healthcare Management II, LLC. Dr. Overell is a member and manager of Frazier Healthcare Management II, LLC, and he disclaims beneficial ownership in the above shares except to the extent of his pecuniary interest in Frazier Healthcare II, L.P.

(e) Includes 19,500 shares of common stock, 130,000 shares of Series A preferred stock, 60,243 shares of Series B preferred stock and 20,410 shares of Series C preferred stock purchased by Boulder Ventures II, (Annex) L.P., an affiliate of Boulder Ventures II, L.P.

     We believe that the shares issued in the above described transactions were sold at the then fair market value and that the terms of all the above-described transactions were no less favorable than we could have obtained from unaffiliated third parties.

     In connection with the above-described transactions, we entered into an agreement with the investors providing for registration rights with respect to the shares of common stock, including those issuable upon conversion of each series of preferred stock. For more information, please see "Description of Capital Stock -- Registration Rights."

     Mr. Lefkoff is a general partner of Boulder Ventures II, L.P. and Boulder Ventures II (Annex), L.P. and was appointed as one of our directors by our stockholders under the terms of a voting agreement that will terminate upon the consummation of this offering. Dr. Overell is a member and manager of Frazier Healthcare Management II, LLC and was appointed as one of our directors by Frazier Healthcare Management II, LLC.

     In connection with Dr. Koch's purchase of 648,655 shares of our common stock on May 18, 1998, he issued us a promissory note with a principal balance of $100,000, an interest rate of 6.0% per annum and a maturity date on the earlier of May 18, 2001 or the date he voluntarily terminates his employment with us. Dr. Koch initially pledged all 648,655 shares of common stock as security for his loan. On September 1, 2000, we released 598,655 shares of common stock from Dr. Koch's pledge and extended the maturity date of his loan to the earlier of September 1, 2002 or the date Dr. Koch voluntarily terminates his employment with us.

     In connection with Dr. Nicolaou's purchase of 648,655 shares of our common stock on May 18, 1998, he issued us a promissory note with a principal balance of $125,000, an interest rate of 6.0% per annum and a maturity date of the earlier of May 18, 2002 or the date Dr. Nicolaou terminates his consulting arrangement with us. Dr. Nicolaou pledged all 648,655 shares of common stock as security for his loan.

     In connection with Dr. Piscopio's purchase of 648,655 shares of our common stock on May 18, 1998, he issued us a promissory note with a principal balance of $125,000, an interest rate of 6.0% per annum and a maturity date of the earlier of May 18, 2002 or the date Dr. Piscopio terminates his employment with us. Dr. Piscopio initially pledged all 648,655 shares of common stock as security for his loan. On September 1, 2000, we released 598,655 shares of common stock from Dr. Piscopio's pledge and extended the maturity date of his loan to the earlier of September 1, 2002 or the date Dr. Piscopio terminates his employment with us.

     Stock option grants to our directors and executive officers are described in this prospectus under the heading "Management -- Director Compensation" and "Management -- Executive Compensation." In addition, we have employment agreements with our executive officers and some of our other employees which are discussed under "Management -- Employment Agreements."

                             PRINCIPAL STOCKHOLDERS

     The following table shows information with respect to beneficial ownership of our common stock, as of August 31, 2000, after giving pro forma effect to the conversion of all of our outstanding shares of preferred stock into common stock on a one-for-one basis, and as adjusted to reflect the sale of the common stock offered by us in this offering, for:

     - each of our named executive officers;

     - each of our directors;

     - all of our directors and executive officers as a group; and

     - each person known by us to beneficially own more than 5% of our common stock.

     We have calculated the percentage of stock beneficially owned based on 15,367,409 shares of common stock outstanding as of August 31, 2000, after giving effect to the conversion of our convertible preferred stock, and 21,367,409 shares of common stock outstanding after completion of this offering.

                                                                             PERCENTAGE OF SHARES
                                                               NUMBER OF     BENEFICIALLY OWNED(A)
                                                                 SHARES      ---------------------
                                                              BENEFICIALLY    BEFORE       AFTER
NAME                                                             OWNED       OFFERING     OFFERING
----                                                          ------------   --------     --------
NAMED EXECUTIVE OFFICERS
Robert E. Conway(b).........................................     640,000        4.1%         2.9%
Kevin Koch, Ph.D.(c)........................................     726,570        4.7          3.4
David L. Snitman, Ph.D.(d)..................................   1,537,659       10.0          7.2
Anthony D. Piscopio, Ph.D.(e)...............................     699,648        4.6          3.3
Michael Carruthers(f).......................................      90,385       *            *
DIRECTORS
Kyle Lefkoff(g).............................................   1,770,406       11.5          8.3
Francis J. Bullock, Ph.D.(h)................................      40,000       *            *
Marvin H. Caruthers, Ph.D.(i)...............................     382,686        2.5          1.8
Kirby L. Cramer(j)..........................................     103,333       *            *
Robert W. Overell, Ph.D.(k).................................   2,121,113       13.8          9.9
All directors and executive officers as a group (10
  persons)(l)...............................................   8,110,133       51.1         38.0
FIVE PERCENT STOCKHOLDERS
ARCH Venture Fund III, L.P.(m)..............................   2,309,225       15.0         10.8
Boulder Ventures II, L.P.(n)................................   1,770,406       11.5          8.3
Falcon Technology Partners L.P.(o)..........................   1,770,406       11.5          8.3
Frazier Healthcare II, L.P.(p)..............................   2,121,113       13.8          9.9
K.C. Nicolaou, Ph.D.(q).....................................     950,654        6.2          4.4
Rovent II Limited Partnership(r)............................     920,000        6.0          4.3

---------------

 *   Less than 1% beneficial ownership.

(a) Beneficial ownership is determined under the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Unless indicated by footnote, the address for each listed director, officer and principal stockholder is Array BioPharma Inc., 1885 33rd Street, Boulder, Colorado 80301. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by that person that are currently exercisable or are exercisable within 60 days of August 31, 2000, but excludes shares of common stock underlying options held by any other person.

(b) Includes 20,000 shares of common stock held in uniform gift to minor accounts for the benefit of Mr. Conway's children and options to purchase 420,000 shares that will vest upon the closing of this offering.

(c) Includes options to purchase 6,448 shares of common stock that are exercisable within 60 days of August 31, 2000, and the following shares held by Dr. Koch's spouse: options to purchase 1,769 shares of common stock that are exercisable within 60 days of August 31, 2000, 10,457 shares of common stock, 5,000 shares of Series A preferred stock and 12,500 shares of Series B preferred stock. Dr. Koch has granted the underwriters an over-allotment option. If the over-allotment option is exercised in full, Dr. Koch will sell 50,000 shares of common stock in this offering. The percentage of shares after the offering in the table above assumes no exercise of the over-allotment option. If the over-allotment option is exercised in full, Dr. Koch's percentage of shares beneficially owned would be 3.1%.

(d) Includes options to purchase 6,448 shares of common stock that are exercisable within 60 days of August 31, 2000, and 100,000 shares of common stock held in trust for the benefit of Dr. Snitman's children.

(e) Includes options to purchase 5,004 shares of common stock that are exercisable within 60 days of August 31, 2000. Dr. Piscopio has granted the underwriters an over-allotment option. If the over-allotment option is exercised in full, Dr. Piscopio will sell 50,000 shares of common stock in this offering. The percentage of shares after the offering in the table above assumes no exercise of the over-allotment option. If the over-allotment option is exercised in full, Dr. Piscopio's percentage of shares beneficially owned would be 2.9%.

(f) Includes options to purchase 7,881 shares of common stock that are exercisable within 60 days of August 31, 2000.

(g) Includes 130,500 shares of common stock, 870,000 shares of Series A preferred stock, 403,166 shares of Series B preferred stock and 136,587 shares of Series C preferred stock held by Boulder Ventures II, L.P., and 19,500 shares of common stock, 130,000 shares of Series A preferred stock, 60,243 shares of Series B preferred stock and 20,410 shares of Series C preferred stock held by Boulder Ventures II (Annex), L.P., an affiliate of Boulder Ventures II, L.P. The general partner of Boulder Ventures II L.P. and Boulder Ventures II (Annex), L.P. is BV Partners II, LLC. Mr. Lefkoff is a member and manager of BV Partners II, LLC, and he disclaims beneficial ownership in the above shares except to the extent of his pecuniary interest in Boulder Ventures II L.P. and Boulder Ventures II (Annex), L.P.

(h) Includes options to purchase 30,000 shares of common stock that are exercisable within 60 days of August 31, 2000.

(i) All shares of common stock and preferred stock are held by the Caruthers Family, L.L.C., of which Dr. Caruthers is the manager and a member. Dr. Caruthers disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in the Caruthers Family, L.L.C.

(j) Includes options to purchase 20,000 shares of common stock that are exercisable within 60 days of August 31, 2000.

(k) Includes 1,500,000 shares of Series A preferred stock, 604,446 shares of Series B preferred stock and 16,667 shares of Series C preferred stock owned by Frazier Healthcare II, L.P. The general partner of Frazier Healthcare II, L.P. is Frazier Healthcare Management II, LLC. Dr. Overell is a member and manager of Frazier Healthcare Management II, LLC, and he disclaims beneficial ownership in the above shares except to the extent of his pecuniary interest in Frazier Healthcare II, L.P.

(l) Includes options to purchase 497,550 shares of common stock that are exercisable within 60 days of August 31, 2000 or upon consummation of this offering.

(m) The business address of ARCH Venture Fund III, L.P. is 8725 West Higgins Road, Suite 290, Chicago, IL 60631.

(n) Includes 19,500 shares of common stock, 130,000 shares of our Series A preferred stock, 60,243 shares of Series B preferred stock and 20,410 shares of Series C preferred stock held by Boulder Ventures II (Annex), L.P., an affiliate of Boulder Ventures II, L.P. The business address of Boulder Ventures II, L.P. and Boulder Ventures II (Annex), L.P. is 1941 Pearl Street, No. 300, Boulder, CO 80302.

(o) The business address of Falcon Technology Partners L.P. is 600 Dorset Road, Devon, PA 19333.

(p) The business address of Frazier Healthcare II, L.P. is 601 Union Street, Suite 3300, Seattle, WA 98101.

(q) The business address of Dr. Nicolaou is 10550 North Torrey Pines Road, La Jolla, CA 92037.

(r) The business address of Rovent II Limited Partnership is 75 State Street, Boston, MA 02109.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock and material provisions of our certificate of incorporation and bylaws, which will become effective upon the closing of this offering, is only a summary. The description is qualified in its entirety by the complete provisions of our certificate of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part. Upon the closing of this offering, our certificate of incorporation will authorize the issuance of up to 60,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of August 31, 2000, 3,865,743 shares of common stock were outstanding and 11,501,666 shares of convertible preferred stock, convertible on a one-for-one basis into shares of common stock upon the completion of this offering, were issued and outstanding. As of August 31, 2000, we had 85 stockholders.

COMMON STOCK

     Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders. Holders of common stock are not entitled to cumulative voting rights with respect to the election of directors. Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share ratably in all assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and shares of common stock offered by us in this offering, when issued and paid for, will be, fully paid and nonassessable.

PREFERRED STOCK

     Upon the closing of this offering, all outstanding shares of our preferred stock will convert into shares of common stock on a one-for-one basis. Thereafter, our board of directors will be authorized, without stockholder approval, to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of, and any qualifications, limitations or restrictions on, the shares of each series of our preferred stock.

     The issuance of preferred stock may have the effect of delaying or preventing a change in our control or make removal of our management more difficult. Additionally, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of the common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. The issuance of preferred stock could also cause the market price of our common stock to decline. At present, we have no plans to issue any shares of preferred stock.

WARRANTS

     Prior to the closing of this offering, we will have outstanding warrants to purchase a total of 53,750 shares of Series A preferred stock and 57,000 shares of Series B preferred stock, including warrants to purchase 40,000 shares of Series A preferred stock at $1.00 per share held by Silicon Valley Bank, which will expire on October 9, 2005; warrants to purchase 13,750 shares of Series A preferred stock at $3.00 per share held by Leasing Technologies International, Inc., which will expire on March 31, 2006; warrants to purchase 7,000 shares of Series B preferred stock at $2.50 per share held by Silicon Valley Bank, which will expire on March 9, 2006; and warrants to purchase 50,000 shares of Series B preferred stock at $5.00 per share held by Silicon Valley Bank, which will expire on May 17, 2007. Upon completion of this offering, warrants to purchase 110,750 shares of preferred stock will convert automatically into warrants to purchase an equal number of shares of common stock.

REGISTRATION RIGHTS

     At any time following three months from the effective date of this offering, the holders of up to 14,356,901 shares of our common stock, or their transferees, will be entitled to require the registration of those shares under the Securities Act. Under an agreement with these holders, the holders of at least 30% of these shares may on up to two occasions require us to register their shares under the Securities Act, subject to some limitations described in the agreement. In connection with this offering, some of our stockholders have agreed with the underwriters not to exercise any demand registration rights for a period of 365 days from the effective date of this offering. In addition, these holders can require us to include their shares in future registrations of our shares for our account or the account of another stockholder. After we become eligible to register securities on Form S-3, these holders may require us to register their shares on up to two occasions in any calendar year on Form S-3. These registration rights are subject to limitations and conditions, including the right of underwriters to limit the number of shares of common stock held by existing stockholders to be included in a registration. The registration rights as to any holder will terminate when all securities held by the holder entitled to registration rights can be sold within a three-month period under Rule 144 of the Securities Act and when the number of shares held by the holder is less than 1% of our outstanding capital stock on an as converted to common stock basis. In addition, we are generally required to bear all expenses of registration, including the reasonable fees of a single counsel acting on behalf of all selling stockholders, except underwriting discounts and selling commissions.

     Registration of any shares with registration rights would result in those shares becoming freely tradeable without restriction under the Securities Act. Sales of these shares could have a material adverse effect on the trading price of our common stock.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

     As permitted by the Delaware General Corporation Law, our certificate of incorporation effective upon the closing of this offering provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law, relating to unlawful dividends or unlawful stock purchases or redemptions; or

     - for any transaction from which the director derives an improper personal benefit.

     As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Upon the closing of this offering, our bylaws will provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We will indemnify a director or officer in connection with an action initiated by that person if the action was authorized by our board of directors. The indemnification provided under our bylaws includes the right to be paid expenses in advance of the final disposition of a proceeding for which indemnification may be had if the director or officer agrees to repay all amounts paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. Under our bylaws, if we do not pay a claim for indemnification within 60 days after we have received a written claim, the director or officer may bring an action to recover the unpaid amount of the claim. If successful, the director or officer also will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.

     Our bylaws also authorize us to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee, partner or agent of another corporation or other entity or enterprise, against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person's fulfilling one of these capacities, and related expenses. We may obtain this insurance whether or not we would have the power to indemnify the person against the claim under the provisions of the Delaware General Corporation Law. We have purchased director and officer liability insurance on behalf of our directors and officers. The indemnification provisions under our certificate of incorporation and bylaws are not exclusive of any other rights to indemnification under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

ANTI-TAKEOVER PROVISIONS

General

     Upon the closing of this offering, our certificate of incorporation and bylaws will contain some provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, provisions of Delaware law may hinder or delay an attempted takeover of us other than through negotiation with our board of directors. These provisions could have the effect of discouraging attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action is in their best interest, including attempts that might result in the stockholders receiving a premium over the market price for the shares of common stock they hold.

Classified Board

     Our certificate of incorporation provides for the division of our board of directors into three classes of directors serving staggered three-year terms. Our certificate of incorporation further provides that the approval of the holders of at least two-thirds of the shares entitled to vote is necessary for the alteration, amendment or repeal of sections of our certificate of incorporation relating to the election and classification of our board of directors, limitation of director liability, indemnification and the vote requirements for these amendments to our certificate of incorporation. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management.

Removal of Directors and Vacancies

     Our certificate of incorporation provides that directors may be removed only with cause upon the affirmative vote of holders representing two-thirds of our outstanding shares. In addition, vacancies and newly created directorships resulting from any increase in the size of the board of directors may be filled only by the affirmative vote of a majority of the directors then in office, even if they do not constitute a quorum, or by the sole remaining director. These provisions would prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

     Our bylaws establish an advance notice procedure with regard to the nomination, other than by the board of directors, of candidates for election to the board of directors and with regard to matters to be brought before an annual meeting of our stockholders by a stockholder. For nominations and other business to be brought properly before an annual meeting by a stockholder, the stockholder must notify us between 60 and 90 days prior to the first anniversary of the preceding year's annual meeting. Separate provisions based on public notice by us specify how this advance notice requirement operates if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. The stockholder's notice must contain specified information regarding the stockholder and its holdings, as well as background information regarding any director nominee, together with that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and a brief description of any business desired to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest of the stockholder in the business proposed. Although our bylaws do not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or any other business desired by stockholders to be conducted at an annual meeting, the bylaws:

     - may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed; or

     - may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us, even if the conduct of this solicitation or the attempt to obtain control might be beneficial to us and our stockholders.

Special Stockholders' Meetings

     Under our certificate of incorporation and bylaws, special meetings of stockholders, unless otherwise prescribed by statute, may be called only by the board of directors, the chairperson, or the chief executive officer.

Stockholder Action Only by Written Consent

     Our certificate of incorporation provides that any action required or permitted to be taken at a stockholders' meeting may be taken only by unanimous written consent.

Section 203 of the Delaware General Corporation Law

     Under Section 203 of the Delaware General Corporation Law, we may not engage in a "business combination," which includes a merger or sale of more than 10% of our assets, with any "interested stockholder," namely, a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of any of these persons, for three years following the time that stockholder became an interested stockholder, unless:

     - the transaction in which the stockholder became an interested stockholder is approved by our board of directors prior to the time the interested stockholder attained that status;

     - upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

     - at or after the time the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Authorized but Unissued Shares

     The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

TRANSFER AGENT AND REGISTRAR

     We will retain a transfer agent and registrar for our common stock prior to the closing of this offering.

LISTING

     We intend to apply to have our common stock approved for quotation on the Nasdaq National Market under the trading symbol "ARRY."

                        SHARES ELIGIBLE FOR FUTURE SALE

     If our stockholders sell substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market following this offering, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future and at a time and price that we deem appropriate.

     Upon completion of this offering, we will have outstanding an aggregate of 21,367,409 shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options, based on the number of shares issued and outstanding as of August 31, 2000. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. This leaves 15,367,409 shares eligible for sale in the public market as follows:

            NUMBER OF SHARES                                 DATE
-----------------------------------------  -----------------------------------------
782,107..................................  After 90 days from the date of this prospectus.
12,889,235...............................  After 180 days from the date of this prospectus (subject, in some cases, to
                                           volume limitations).
1,696,067................................  At various times after 180 days from the date of this prospectus (subject, in some
                                           cases, to volume limitations).

LOCK-UP AGREEMENTS

     All of our officers and directors and stockholders holding substantially all of our outstanding stock have signed lock-up agreements with our underwriters under which they agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Lehman Brothers Inc. This consent may be given at any time without public notice.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of our common stock then outstanding, which will equal approximately 213,674 shares immediately after this offering; or

     - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. As of August 31, 2000, a total of 3,970,516 shares of common stock had been issued or were issuable upon the exercise of options. Of these shares of common stock, 1,720,658 will be restricted by lock-up agreements.

REGISTRATION RIGHTS

     After this offering, the holders of 14,356,901 shares of our common stock, or their transferees, will be entitled to rights with respect to the registration of those shares under the Securities Act. After such a registration, these shares of our common stock become freely tradeable without restriction under the Securities Act. Sales of these shares could have a material adverse effect on the trading price of our common stock.

STOCK OPTIONS

     As soon as practicable after this offering, we intend to file a registration statement on Form S-8 covering the shares of common stock reserved for issuance under our stock option plan and our employee stock purchase plan. As of August 31, 2000, options to purchase 3,018,139 shares of common stock were outstanding. The registration statement is expected to be filed and become effective as soon practicable after the effective date of this offering. Shares of common stock registered under any registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless the shares are subject to vesting restrictions or the lock-up agreements described above.

                                  UNDERWRITING

     Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters named below, for whom Lehman Brothers Inc., Deutsche Bank Securities Inc. and Legg Mason Wood Walker, Incorporated are acting as representatives, have each agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Lehman Brothers Inc. .......................................
Deutsche Bank Securities Inc. ..............................
Legg Mason Wood Walker, Incorporated........................
                                                              ---------
          Total.............................................  6,000,000
                                                              =========

     The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement. It also provides that, if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, all of the shares of common stock that the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include the requirements that:

     - the representations and warranties made by us to the underwriters are true;

     - there is no material change in the financial markets; and

     - we deliver to the underwriters customary closing documents.

     The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to dealers, who may include the underwriters, at this public offering price. The underwriters may allow, and
the dealers may reallow, a concession not in excess of $     per share to
brokers and dealers. After completion of the offering, the underwriters may change the offering price and other selling terms.

     We have granted the underwriters an option to purchase up to an additional 800,000 shares of common stock and two of our founding stockholders, Dr. Koch and Dr. Piscopio, have granted the underwriters an option to purchase up to an additional 100,000 shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discount shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the table above, and we and the selling stockholders will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters. If this option is exercised and the selling stockholders fail to deliver some or all of the 100,000 shares, we have agreed to deliver to the underwriters an amount of shares that will permit the underwriters to exercise this option in full.

     We have agreed not to, without the prior consent of Lehman Brothers Inc., directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities which may be converted into or exchanged for any such shares of common stock for a period of 180 days from the date of this prospectus. All of our executive officers and directors, and stockholders
holding an aggregate of at least   % of the shares of our capital stock, have
agreed under lock-up agreements that, without the prior written consent of Lehman Brothers Inc., they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities which may be converted into or exchanged for any such shares for the period ending 180 days after the date of this prospectus. See "Shares Eligible for Future Sale," included elsewhere in this prospectus.

     The underwriting discount is equal to the public offering price per share of common stock less the amount paid by the Underwriters to us per share of
common stock. The underwriting discount is   % of the public offering price. We
have agreed to pay the underwriters the following total amount, assuming either no exercise or full exercise by the underwriters of their over-allotment option:

                                                                    TOTAL FEES
                                                         ---------------------------------
                                                                        NO         FULL
                                                                     EXERCISE    EXERCISE
                                                                     OF OVER-    OF OVER-
                                                            PER      ALLOTMENT   ALLOTMENT
                                                           SHARE      OPTIONS     OPTIONS
                                                         ---------   ---------   ---------
Underwriting discount paid by Array BioPharma..........     $           $           $
Underwriting discount paid by selling stockholders.....                  --
                                                                        ---         ---
          Total........................................                 $           $

     In addition, we estimate that our share of the total expenses of this offering, excluding the underwriting discount, will be approximately $800,000.

     Before this offering, there has been no public market for the shares of common stock. The initial public offering price was negotiated between the representatives and us. In determining the initial public offering price of the common stock, the representatives considered, among other things and in addition to prevailing market conditions:

     - our historical performance and capital structure;

     - estimates of our business potential and earning prospects;

     - an overall assessment of our management; and

     - the consideration of the above factors in relation to market valuations of companies in related businesses.

     We intend to apply to list our common stock for quotation on the Nasdaq National Market under the symbol "ARRY."

     We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

     Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the common stock.

     The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares of common stock offered by them.

     The underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada in which the sale is made.

     Purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus.

     At our request, the underwriters have reserved up to 300,000 shares of the common stock offered by this prospectus for sale to our officers, directors, employees and their family members and to our business associates at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered in this prospectus will be passed upon for us by Hogan & Hartson L.L.P., Boulder, Colorado. Legal matters relating to the sale of common stock in this offering will be passed upon for the underwriters by Latham & Watkins, Costa Mesa, California. William
R. Roberts and Christopher D. Ozeroff, partners of Hogan & Hartson L.L.P., own 13,607 shares and 37,621 shares, respectively, of our preferred stock. These shares will be converted into shares of our common stock upon completion of this offering.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements at June 30, 2000 and 1999, and for each of the two years in the period ended June 30, 2000 and the period from February 6, 1998 (inception) to June 30, 1998, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1, including amendments to it, relating to the common stock offered by us. This prospectus does not contain all of the information in the registration statement and its exhibits and schedules. For further information with respect to our company and our common stock, you should review the registration statement and its exhibits and schedules. You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the SEC's principal office in Washington, D.C. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at Seven World Trade Center, New York, New York 10048, and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The address of the SEC's Web site is www.sec.gov.

     We intend to furnish our stockholders with annual reports containing audited financial statements certified by our independent auditors.

                              ARRAY BIOPHARMA INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statements of Stockholders' Equity..........................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Array BioPharma Inc.

     We have audited the accompanying balance sheets of Array BioPharma Inc. as of June 30, 2000 and 1999, and the related statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended June 30, 2000 and the period from February 6, 1998 (inception) to June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Array BioPharma Inc. at June 30, 2000 and 1999, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2000 and the period from February 6, 1998 (inception) to June 30, 1998, in conformity with accounting principles generally accepted in the United States.

                                            /s/ Ernst & Young LLP

Denver, Colorado
July 28, 2000,
except for the fourth paragraph
of Note 9, as to which the date is
September 1, 2000

                              ARRAY BIOPHARMA INC.

                                 BALANCE SHEETS

                                                                                            PRO FORMA
                                                                                          STOCKHOLDERS'
                                                                   AS OF JUNE 30,             EQUITY
                                                              -------------------------   AS OF JUNE 30,
                                                                 1999          2000            2000
                                                              -----------   -----------   --------------
                                                                                           (UNAUDITED)
                                                 ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 2,185,915   $ 3,846,407
  Marketable securities.....................................           --     1,937,099
  Accounts receivable.......................................      507,242       885,522
  Deposits..................................................      252,888       120,129
  Inventories...............................................      979,158     1,557,376
  Prepaid expenses and advances.............................       79,323       201,560
                                                              -----------   -----------
         Total current assets...............................    4,004,526     8,548,093
Property, plant and equipment, net..........................    2,871,854     6,910,757
Other assets................................................      248,244       364,342
                                                              -----------   -----------
         Total assets.......................................  $ 7,124,624   $15,823,192
                                                              ===========   ===========
                                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable - trade..................................  $   713,379   $ 1,708,750
  Advance payments from customers...........................    1,063,754     1,940,433
  Accrued compensation......................................       65,127       359,871
  Current portion of long-term debt.........................      764,206     1,723,837
  Other current liabilities.................................      137,794       605,309
                                                              -----------   -----------
         Total current liabilities..........................    2,744,260     6,338,200
Long-term debt, less current portion........................    1,823,490     2,832,423
Stockholders' equity:
  Preferred stock, par value $0.001, 10,100,000 and
    11,825,000 shares authorized actual and pro forma.......
  Series A convertible preferred stock; 6,635,000 shares
    issued and outstanding in 1999 and 2000, no shares
    outstanding pro forma (unaudited); preference in
    liquidation of $6,635,000 at
    June 30, 2000...........................................        6,635         6,635    $        --
  Series B convertible preferred stock; 3,199,999 shares
    issued and outstanding in 2000, no shares outstanding
    pro forma (unaudited); preference in liquidation of
    $8,000,000 at June 30, 2000.............................           --         3,200             --
  Series C convertible preferred stock; no shares
    outstanding pro forma (unaudited).......................           --            --             --
                                                              -----------   -----------    -----------
         Total preferred stock..............................        6,635         9,835             --
  Common stock, $0.001 par value;
    17,000,000 shares authorized actual and 20,225,000
    shares authorized pro forma (unaudited), and 2,923,367,
    3,370,207 and 14,871,873 shares issued and outstanding
    in 1999, 2000 and pro forma (unaudited), respectively...        2,923         3,370         14,872
  Additional paid-in capital................................    7,276,776    17,430,100     27,393,433
  Accumulated deficit.......................................   (4,356,710)   (9,087,128)    (9,087,128)
  Notes receivable for common stock - (related party).......     (372,750)     (393,750)      (393,750)
  Deferred compensation.....................................           --    (1,309,858)    (1,309,858)
                                                              -----------   -----------    -----------
         Total stockholders' equity.........................    2,556,874     6,652,569    $16,617,569
                                                              -----------   -----------    ===========
         Total liabilities and stockholders' equity.........  $ 7,124,624   $15,823,192
                                                              ===========   ===========

                            See accompanying notes.

                              ARRAY BIOPHARMA INC.

                            STATEMENTS OF OPERATIONS

                                                          PERIOD FROM
                                                          FEBRUARY 6,
                                                              1998
                                                         (INCEPTION) TO     YEARS ENDED JUNE 30,
                                                            JUNE 30,      -------------------------
                                                              1998           1999          2000
                                                         --------------   -----------   -----------
Revenue................................................     $     --      $ 1,503,859   $ 6,773,634
Cost of revenue, excluding stock compensation..........           --        1,032,910     4,402,269
                                                            --------      -----------   -----------
Gross profit...........................................           --          470,949     2,371,365
Expenses:
  Research and development expenses, excluding stock
     compensation......................................           --        3,300,941     3,928,041
  Selling, general and administrative expenses,
     excluding stock compensation......................       62,359        1,522,067     2,429,790
  Compensation related to stock option grants..........           --               --       715,811
                                                            --------      -----------   -----------
     Total operating expenses..........................       62,359        4,823,008     7,073,642
                                                            --------      -----------   -----------
     Loss from operations..............................      (62,359)      (4,352,059)   (4,702,277)
Interest expense.......................................           --         (135,904)     (384,378)
Interest income........................................       13,055          180,557       356,237
                                                            --------      -----------   -----------
Net loss...............................................     $(49,304)     $(4,307,406)  $(4,730,418)
                                                            ========      ===========   ===========
Basic and diluted net loss per share...................     $  (0.06)     $     (1.48)  $     (1.54)
                                                            ========      ===========   ===========
Shares used in computing basic and diluted net loss per
  share................................................      863,964        2,918,367     3,063,439
                                                            ========      ===========   ===========
Pro forma basic and diluted net loss per share
  (unaudited)..........................................                                 $     (0.40)
                                                                                        ===========
Shares used in computing pro forma basic and diluted
  net loss per share (unaudited).......................                                  11,697,343
                                                                                        ===========

                            See accompanying notes.

                              ARRAY BIOPHARMA INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                      NOTES
                                                                                                    RECEIVABLE
                                                                                                    FOR COMMON
                               PREFERRED STOCK        COMMON STOCK      ADDITIONAL                    STOCK
                              ------------------   ------------------     PAID-IN     ACCUMULATED    (RELATED      DEFERRED
                               SHARES     AMOUNT    SHARES     AMOUNT     CAPITAL       DEFICIT       PARTY)     COMPENSATION
                              ---------   ------   ---------   ------   -----------   -----------   ----------   ------------
Balance at February 6, 1998
  (inception)...............         --   $  --           --   $  --    $        --   $       --    $      --    $        --
Issuance of common stock for
  cash and notes
  receivable................         --      --    2,913,367   2,913        681,493           --     (350,000)            --
Issuance of Series A
  convertible preferred
  stock, net of issuance
  cost of $30,116...........  2,500,000   2,500           --      --      2,467,384           --           --             --
Interest accrued on notes
  receivable................         --      --           --      --             --           --       (1,750)            --
Net loss for the period.....         --      --           --      --             --      (49,304)          --             --
                              ---------   ------   ---------   ------   -----------   -----------   ---------    -----------
Balance at June 30, 1998....  2,500,000   2,500    2,913,367   2,913      3,148,877      (49,304)    (351,750)            --
Issuance of Series A
  convertible preferred
  stock, net of issuance
  costs of $60,381..........  4,135,000   4,135           --      --      4,070,484           --           --             --
Exercise of stock options...         --      --       10,000      10          2,340           --           --             --
Interest accrued on notes
  receivable................         --      --           --      --             --           --      (21,000)            --
Warrants issued in
  connection with equipment
  financing.................         --      --           --      --         55,075           --           --             --
Net loss....................         --      --           --      --             --   (4,307,406)          --             --
                              ---------   ------   ---------   ------   -----------   -----------   ---------    -----------
Balance at June 30, 1999....  6,635,000   6,635    2,923,367   2,923      7,276,776   (4,356,710)    (372,750)            --
Issuance of Series B
  convertible preferred
  stock, net of issuance
  costs of $63,204..........  3,199,999   3,200           --      --      7,933,594           --           --             --
Exercise of stock options...         --      --      446,840     447        104,561           --           --             --
Interest accrued on notes
  receivable................         --      --           --      --             --           --      (21,000)            --
Compensation related to
  stock option grants.......         --      --           --      --      2,025,669           --           --     (1,309,858)
Warrants issued in
  connection with equipment
  financing.................         --      --           --      --         89,500           --           --             --
Net loss....................         --      --           --      --             --   (4,730,418)          --             --
                              ---------   ------   ---------   ------   -----------   -----------   ---------    -----------
Balance at June 30, 2000....  9,834,999   $9,835   3,370,207   $3,370   $17,430,100   $(9,087,128)  $(393,750)   $(1,309,858)
                              =========   ======   =========   ======   ===========   ===========   =========    ===========


                                 TOTAL
                              -----------
Balance at February 6, 1998
  (inception)...............  $        --
Issuance of common stock for
  cash and notes
  receivable................      334,406
Issuance of Series A
  convertible preferred
  stock, net of issuance
  cost of $30,116...........    2,469,884
Interest accrued on notes
  receivable................       (1,750)
Net loss for the period.....      (49,304)
                              -----------
Balance at June 30, 1998....    2,753,236
Issuance of Series A
  convertible preferred
  stock, net of issuance
  costs of $60,381..........    4,074,619
Exercise of stock options...        2,350
Interest accrued on notes
  receivable................      (21,000)
Warrants issued in
  connection with equipment
  financing.................       55,075
Net loss....................   (4,307,406)
                              -----------
Balance at June 30, 1999....    2,556,874
Issuance of Series B
  convertible preferred
  stock, net of issuance
  costs of $63,204..........    7,936,794
Exercise of stock options...      105,008
Interest accrued on notes
  receivable................      (21,000)
Compensation related to
  stock option grants.......      715,811
Warrants issued in
  connection with equipment
  financing.................       89,500
Net loss....................   (4,730,418)
                              -----------
Balance at June 30, 2000....  $ 6,652,569
                              ===========

                            See accompanying notes.

                              ARRAY BIOPHARMA INC.

                            STATEMENTS OF CASH FLOWS

                                                        PERIOD FROM
                                                      FEBRUARY 6, 1998     YEARS ENDED JUNE 30,
                                                       (INCEPTION) TO    -------------------------
                                                       JUNE 30, 1998        1999          2000
                                                      ----------------   -----------   -----------
OPERATING ACTIVITIES:
Net loss............................................     $  (49,304)     $(4,307,406)  $(4,730,418)
Adjustments to reconcile net loss to net cash used
  in operating activities:
  Depreciation......................................             --          530,932       989,127
  Accrued interest on notes receivable for common
     stock..........................................         (1,750)         (21,000)      (21,000)
  Compensation related to stock option grants.......             --               --       715,811
  Accreted interest related to warrants.............             --            6,683        15,053
  Changes in operating assets and liabilities:
     Accounts receivable............................             --         (507,242)     (378,280)
     Deposits.......................................       (190,500)         (62,388)      132,759
     Inventories....................................             --         (979,158)     (578,218)
     Prepaid expenses and advances..................         (1,668)         (77,655)     (122,237)
     Accounts payable -- trade......................             --          713,379       995,371
     Advance payments from customers................             --        1,063,754       876,679
     Accrued compensation...........................         37,922           27,205       294,744
     Other current liabilities......................         18,869          118,925       467,515
                                                         ----------      -----------   -----------
          Net cash used in operating activities.....       (186,431)      (3,493,971)   (1,343,094)
INVESTING ACTIVITIES:
Purchases of property, plant and equipment..........         (5,794)      (3,396,992)   (5,028,030)
Purchase of marketable securities...................             --               --    (1,937,099)
Additions to other long-term assets.................         (4,144)        (244,100)     (116,098)
                                                         ----------      -----------   -----------
          Net cash used in investing activities.....         (9,938)      (3,641,092)   (7,081,227)
FINANCING ACTIVITIES:
Proceeds from sale of preferred and common stock,
  net of issuance costs.............................      2,804,290        4,074,619     7,936,794
Proceeds from exercise of stock options.............             --            2,350       105,008
Proceeds from the issuance of long-term debt........             --        2,837,917     2,913,792
Payment on long-term debt...........................             --         (201,829)     (870,781)
                                                         ----------      -----------   -----------
          Net cash provided by financing
            activities..............................      2,804,290        6,713,057    10,084,813
                                                         ----------      -----------   -----------
          Net increase (decrease) in cash and cash
            equivalents.............................      2,607,921         (422,006)    1,660,492
Cash and cash equivalents, beginning of year........             --        2,607,921     2,185,915
                                                         ----------      -----------   -----------
Cash and cash equivalents, end of year..............     $2,607,921      $ 2,185,915   $ 3,846,407
                                                         ==========      ===========   ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest was $0, $90,516 and $301,111 in 1998, 1999 and 2000,
respectively.

                            See accompanying notes.

                              ARRAY BIOPHARMA INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business Operations

     Array BioPharma Inc. (the "Company") offers a broad range of products and services to biotechnology and pharmaceutical companies to bridge the gap between target discovery and pre-clinical and clinical development of a potential drug candidate. In addition, the Company has developed an information-driven technology platform to enable its scientists to make better decisions at each stage of the drug discovery process. The Company also leverages its capabilities internally to develop proprietary drug candidates in collaboration with its customers.

  Initial Public Offering

     In August 2000, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the initial public offering ("IPO") is closed under the terms presently anticipated, all of the convertible preferred stock outstanding at the time of the IPO will automatically convert into shares of common stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock, is set forth on the balance sheets.

  Cash, Cash Equivalents and Marketable Securities

     Cash and cash equivalents consists of money market accounts, commercial paper and overnight deposits. The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company's marketable securities, classified as available-for-sale securities for purposes of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, consist of high-grade corporate bonds maturing between July 15, 2000 and June 15, 2003. As of June 30, 2000, there were no unrealized gains or losses related to the Company's marketable securities.

  Inventories

     Inventories primarily consisting of finished goods, diversity libraries in process and raw materials, are stated at the lower of cost (first-in, first-out basis) or market. The Company designs and produces diversity libraries and optimer building blocks and begins capitalizing costs into inventory only after technological feasibility has been established.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Repairs and maintenance are charged to operations as incurred, and significant expenditures for additions and improvements are capitalized. Depreciation and amortization of equipment are computed using the straight-line method based on the following estimated useful lives:

                                                             ESTIMATED
TYPE OF PROPERTY AND EQUIPMENT                              USEFUL LIFE
------------------------------                              -----------
Laboratory and analytical equipment......................     5 years
Computer hardware and software...........................     3 years
Leasehold improvements...................................     4 years
Furniture and fixtures...................................     7 years

                              ARRAY BIOPHARMA INC.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Long-lived Assets

     Long-lived assets are reviewed for impairment when events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. Recoverability is measured by comparison of the assets' carrying amount to future net undiscounted cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the projected discounted future net cash flows arising from the assets.

  Revenue Recognition

     Net revenue from product sales is recognized as products are shipped and revenues from the Company's full-time equivalent contracts are recognized on a per diem basis as work is performed. Development and fixed fee type contract revenues are recognized on a percentage of completion basis. In general, contract provisions include predetermined payment schedules, or the submission of appropriate billing detail establishing prerequisites for billings. During fiscal year 2000, revenue from the Company's three largest customers represented approximately 45%, 11% and 8% of total revenue, respectively.

  Research and Development Costs

     Research and development costs are expensed as incurred.

  Advertising and Promotion Expenses

     Advertising and promotion costs are expensed when incurred. The amount charged against operations for the years ended June 30, 1999 and 2000 was approximately $18,000 and $70,000, respectively. There were no such expenses incurred during the period ended June 30, 1998.

  Fair Value of Financial Instruments

     Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, and long-term debt. The carrying values of cash, accounts receivable and accounts payable approximate fair value due to their short-term nature. The carrying amount of the Company's long-term debt approximates fair value as these borrowings are at an interest rate comparable to the current market rate.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Accounting for Stock-Based Compensation

     The Company accounts for its stock compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related pronouncements. Under the provisions of APB 25, no compensation expense is recognized when stock options are granted with exercise prices equal to or greater than market value on the date of grant.

  Employee Savings Plan

     The Company has a 401(k) plan which allows participants to contribute 1% to 15% of their salary, subject to eligibility requirements and annual limits. All employees are eligible to participate in the plan on

                              ARRAY BIOPHARMA INC.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
January 1, April 1, July 1, or October 1. The Company's Board of Directors may, at its sole discretion, approve matching contributions and profit sharing contributions. No such matching contributions were made during fiscal 1998, 1999 or 2000.

  Net Loss Per Share

     Basic net loss per share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period, if their effect is dilutive. Potential common shares include incremental shares of common stock issuable upon the exercise of stock options and warrants and upon the conversion of convertible preferred stock. The potential shares of common stock have not been included in the diluted net loss per share calculation because to do so would be anti-dilutive.

  Pro Forma Stockholders' Equity and Pro Forma Net Loss Per Share

     Immediately prior to the effective date of the offering, all of the convertible preferred stock outstanding will automatically convert into common stock at a one-to-one ratio. The pro forma effects of these transactions, including the proceeds received from the Series C convertible preferred stock in the private placement closed in August 2000 (see note 9), are unaudited and have been reflected in the accompanying Pro Forma Stockholders' Equity as of June 30, 2000. Pro forma net loss per share for the year ended June 30, 2000 is computed using the weighted average number of common shares outstanding including the pro forma effects of the automatic conversion of the Company's convertible preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred on July 1, 1999, or at the date of original issue, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic net loss of 8,633,904 shares for the year ended June 30, 2000. The calculation of pro forma diluted net loss per share excludes incremental common stock issuable upon the exercise of stock options and warrants as their effect would be anti-dilutive.

  Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of relationship that exists. In July 1999, the Financial Accounting Standards Board issued SFAS 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 137 deferred the effective date until fiscal years beginning after June 15, 2000. The Company has not engaged in hedging activities or invested in derivative instruments.

     In December 1999, the Securities and Exchange Commission ("SEC") issued SAB 101, Revenue Recognition, which provides guidance on the recognition, presentation and disclosure on revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company believes that its current revenue recognition policy is in compliance with SAB 101.

     In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB 25 ("FIN 44"). This interpretation clarifies (1) the definition

                              ARRAY BIOPHARMA INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) of employee for purposes of applying APB 25; (2) the criteria for determining whether a plan qualifies as a noncompensatory plan; (3) the accounting consequences of various modifications to the terms of a previously fixed stock option or award; and (4) the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this interpretation are recognized on a prospective basis from July 1, 2000. The adoption of FIN 44 will not have a material impact on the Company's financial statements.

2.  BALANCE SHEET COMPONENTS

                                                                   AS OF JUNE 30,
                                                              ------------------------
                                                                 1999         2000
                                                              ----------   -----------
Property, plant and equipment:
Laboratory and analytical equipment.........................  $2,571,256   $ 5,875,863
Computer hardware and software..............................     692,554     1,369,293
Leasehold improvements......................................      97,954       751,132
Furniture and fixtures......................................      41,022       409,866
                                                              ----------   -----------
                                                               3,402,786     8,406,154
Less accumulated depreciation...............................    (530,932)   (1,495,397)
                                                              ----------   -----------
          Total property, plant and equipment, net..........  $2,871,854   $ 6,910,757
                                                              ==========   ===========
Inventories:
Fine chemicals and solvents.................................  $  393,827   $   372,562
Building blocks and diversity libraries.....................     585,331     1,184,814
                                                              ----------   -----------
          Total inventories.................................  $  979,158   $ 1,557,376
                                                              ==========   ===========

3.  LEASES

     The Company leases office space and equipment under various noncancelable operating lease agreements. Rental expense was $540,242 and $682,551 for the years ended June 30, 1999 and 2000, respectively, and was immaterial for the period ended June 30, 1998. As of June 30, 2000, future minimum rental commitments, by fiscal year and in the aggregate, for the Company's operating leases are as follows:

                                                             AMOUNT
                                                           ----------
2001.....................................................  $  854,952
2002.....................................................     317,419
2003.....................................................     248,244
2004.....................................................       7,332
2005.....................................................       4,800
                                                           ----------
          Total minimum lease payments...................  $1,432,747
                                                           ==========

4.  INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS 109, Accounting for Income Taxes. Under the provisions of Statement No. 109, a deferred tax liability or asset (net of a valuation allowance) is provided in the financial statements by applying the provisions of applicable tax laws to measure the deferred

                              ARRAY BIOPHARMA INC.

4.  INCOME TAXES -- (CONTINUED)
tax consequences of temporary differences that will result in net taxable or deductible amounts in future years as a result of events recognized in the financial statements in the current or preceding years.

     At June 30, 2000, the Company has federal and state net operating loss carryforwards for income tax purposes of approximately $8,403,000 which expire through 2020.

     The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carryforwards if there has been a "change of ownership" as described in Section 382 of the Internal Revenue Code. Such a change of ownership may limit the Company's utilization of its net operating loss and tax credit carryforwards, and could be triggered by an initial public offering or by subsequent sales of securities by the Company or its stockholders.

     The components of the Company's deferred tax assets and liabilities as of June 30 are as follows:

                                                                  AS OF JUNE 30,
                                                             -------------------------
                                                                1999          2000
                                                             -----------   -----------
Deferred tax assets:
  Net operating loss carryforwards.........................  $ 1,485,891   $ 2,856,869
  Organizational costs.....................................        3,575         2,680
                                                             -----------   -----------
                                                               1,489,466     2,859,549
Valuation allowance........................................   (1,425,586)   (2,780,379)
                                                             -----------   -----------
                                                                  63,880        79,170
Deferred tax liabilities:
  Depreciation.............................................      (63,880)      (79,170)
                                                             -----------   -----------
Net deferred tax assets and liabilities....................  $        --   $        --
                                                             ===========   ===========

     The Company has recorded a valuation allowance equal to the excess of deferred tax assets over deferred tax liabilities as the Company was unable to determine that it is more likely than not that the deferred tax asset will be realized.

5.  EMPLOYEE AND CONSULTANT STOCK OPTION PLAN AND STOCK WARRANTS

  Stock Options

     In July 1998, the Company's Board of Directors approved the Option Plan (the "1998 Plan") pursuant to which (including subsequent amendments) a total of 3,337,500 shares of common stock have been reserved for issuance to eligible employees, consultants and directors of the Company.

     The 1998 Plan provides for awards of both nonstatutory stock options and incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and stock purchase rights to purchase shares of the Company's common stock.

     The 1998 Plan is administered by the Board of Directors, which has the authority to select the individuals to whom awards will be granted and to determine whether and to what extent stock options and stock purchase rights are to be granted, the number of shares of common stock to be covered by each award,

                              ARRAY BIOPHARMA INC.

5. EMPLOYEE AND CONSULTANT STOCK OPTION PLAN AND STOCK WARRANTS -- (CONTINUED) the vesting schedule of stock options, and all other terms and conditions of each award. A summary of activity in the Plan is as follows:

                                                            NUMBER OF   WEIGHTED-AVERAGE
                                                             OPTIONS     EXERCISE PRICE
                                                            ---------   ----------------
Balance, July 1, 1998
  Granted.................................................  1,532,500        $0.235
  Exercised...............................................     10,000         0.235
  Terminated or expired...................................     26,000         0.235
                                                            ---------        ------
Balance, June 30, 1999....................................  1,496,500         0.235
  Granted.................................................  1,815,740         0.469
  Exercised...............................................    446,840         0.235
  Terminated or expired...................................     10,556         0.235
                                                            ---------        ------
Balance, June 30, 2000....................................  2,854,844        $0.384
                                                            =========        ======

     A summary of options outstanding as of June 30, 2000 is as follows:

                                   OUTSTANDING OPTIONS                        EXERCISABLE OPTIONS
                    --------------------------------------------------   ------------------------------
                                   WEIGHTED-AVERAGE                        SHARES
       EXERCISE     SHARES UNDER      REMAINING       WEIGHTED-AVERAGE    CURRENTLY    WEIGHTED-AVERAGE
        PRICE          OPTION      CONTRACTUAL LIFE    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
     ------------   ------------   ----------------   ----------------   -----------   ----------------
        $0.235       1,688,544           8.5               $0.235          366,741          $0.235
         0.600       1,166,300           9.5                0.600          133,333           0.600
                     ---------           ---               ------          -------          ------
                     2,854,844           8.9               $0.384          500,074          $0.332
                     =========           ===               ======          =======          ======

  Fair Value Disclosure

     As described in Note 1, the Company accounts for its stock compensation arrangements under the provisions of APB 25, Accounting for Stock Issued to Employees, and intends to continue to do so.

     Pro forma information regarding net loss is required by SFAS 123, Accounting and Disclosure of Stock-Based Compensation, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the minimum value method available to nonpublic companies under SFAS 123. Under this method, option value is determined as the excess of the fair value of the stock at the date of grant over the present value of both the exercise price (lump sum) and the expected dividend payments (annuity), each discounted at the risk-free rate, over the expected exercise life of the option. A risk-free interest rate of 5.0% for 1999 and 6.25% for 2000, a dividend yield of 0% for 1999 and 2000, and an expected life of 5 years were applied for 1999 and 2000 grants. The weighted average fair value of options granted during 1999 and 2000 was $0.05 and $1.34 per share, respectively.

     Option valuation models such as the minimum value method described above require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                              ARRAY BIOPHARMA INC.

5. EMPLOYEE AND CONSULTANT STOCK OPTION PLAN AND STOCK WARRANTS -- (CONTINUED) The following summarized, pro forma results of operations assume the estimated fair value of the options granted is amortized to expense over the option vesting period.

                                                               YEARS ENDED JUNE 30,
                                                             -------------------------
                                                                1999          2000
                                                             -----------   -----------
Net loss...................................................  $(4,307,406)  $(4,730,418)
  Pro forma expense under Statement No. 123................      (76,625)     (406,706)
                                                             -----------   -----------
  Pro forma net loss.......................................  $(4,384,031)  $(5,137,124)
                                                             -----------   -----------
  Pro forma basic and diluted net loss per share...........  $     (1.50)  $     (1.68)
                                                             ===========   ===========

  Deferred Stock-Based Compensation

     As of June 30, 2000, the Company has recorded $1,309,858 of deferred stock compensation in accordance with APB 25 and SFAS 123, related to stock options granted to employees. Stock compensation expense is being recognized over the vesting periods of the related options, generally four years or when certain performance criteria have been met. The Company recognized stock compensation expense of $715,811 for the year ended June 30, 2000. This expense relates primarily to the selling, general and administrative functional area.

  Stock Warrants

     The Company has issued warrants to purchase shares of the Company's preferred stock, generally in connection with the Company's equipment financing. Upon consummation of an IPO, assuming the automatic conversion of the Series A and Series B preferred stock, these warrants are exercisable into the same number of shares of common stock. The warrants expire on various dates through fiscal 2009.

     The following table summarizes warrant data at June 30, 2000:

Issued and outstanding..................................      110,750
Exercise price..........................................  $1.00-$5.00
Weighted-average exercise price.........................        $3.15

6.  PREFERRED AND COMMON STOCK

  Common Stock

     On May 18, 1998, the Company completed a private sale of 2,913,367 shares of its common stock to a group of private investors and founders at a purchase price of $0.235 per share. The net proceeds to the Company from the sale were $334,406, plus notes receivable from founders of $350,000. The notes, including accrued interest at 6% per year, totaled $393,750 as of June 30, 2000, and are payable in full in May 2002. The notes are secured only by the underlying stock certificates and have been included with related accrued interest as a component of stockholders' equity. During fiscal year 2000 various employees exercised stock options to purchase 446,840 shares of common stock.

  Preferred Stock

     Concurrent with the May 1998 sale of common stock, the Company sold 2,500,000 shares of Series A convertible preferred stock (Series A preferred), in a first closing, to a group of private investors at a purchase price of $1.00 per share. The net proceeds to the Company from the sale were $2,469,884. During August 1998, the Company completed issuance of 4,135,000 shares of Series A preferred stock, in a second

                              ARRAY BIOPHARMA INC.

6. PREFERRED AND COMMON STOCK -- (CONTINUED) closing, to another group of private investors in which the net proceeds to the Company were $4,074,619. In November 1999, the Company issued 3,199,999 shares of Series B convertible preferred stock (Series B preferred) to substantially the same owners as Series A preferred, at a purchase price of $2.50 per share. The net proceeds to the Company were $7,936,794. All of the preferred shares have preferences before common stock in liquidation equal to the initial preferred purchase price, plus any accrued but unpaid non-cumulative dividends.

     The preferred shares are convertible into common on a one-to-one basis (subject to certain anti-dilution provisions) at the option of the preferred shareholder and automatically convert in the event of an initial public offering exceeding $15.0 million. The preferred shares have voting rights, on a per share basis, equal to the Company's common stock.

7.  LONG-TERM DEBT

     Long-term debt as of June 30, 2000 is for equipment loan facilities negotiated with financial institutions. The facilities allow for $2.0 million in borrowings beyond the $4.7 million outstanding as of June 30, 2000. The agreements require monthly principal and interest payments over a term of 36 to 42 months, at which time, on certain facilities, a final payment representing 8% of the amount borrowed is due.

     The interest rate on these borrowings approximates 11.4% at June 30, 2000. All assets acquired under the equipment loan facilities represent collateral for the amounts outstanding and the Company must conform to certain loan covenants, for which the Company was in compliance as of June 30, 2000.

     In connection with the negotiated equipment loan facilities during 2000 and 1999, the Company issued warrants to purchase 110,750 shares of its preferred stock at exercise prices ranging from $1.00 to $5.00 per share. The warrants expire during, or prior to fiscal year 2009. In accordance with EITF 86-35, Debenture with Detachable Stock Purchase Warrants, the Company is required to assess the value of these warrants, and allocate the debt proceeds between the debt liability and the related warrant. The Company assessed the value of these warrants using the Black-Scholes methodology, which ascribed a cumulative value of approximately $145,000 to these warrants. As a result, an allocation between the warrant and the related loan has been made for these warrant grants. Total accreted interest expense was $6,683 and $15,053, respectively, during fiscal years 1999 and 2000.

     Aggregate debt maturities as of June 30, 2000 in each of the following fiscal years are:

2001.....................................................  $1,723,837
2002.....................................................   1,765,719
2003.....................................................   1,101,392
2004.....................................................      88,151
                                                           ----------
                                                            4,679,099
Less unamortized discount associated with warrants.......    (122,839)
                                                           ----------
                                                           $4,556,260
                                                           ==========

8.  COLLABORATIVE AGREEMENTS

     ICOS Corporation. In July 2000, the Company consolidated and expanded its lead optimization agreements with ICOS into a drug discovery collaboration agreement for lead optimization on undisclosed targets. Under the agreement, ICOS has the exclusive worldwide right to develop and market any products resulting from the collaboration. The Company compensated based on an annual rate for each full-time equivalent employee working on an ICOS project and will receive milestone payments upon achievement of

                              ARRAY BIOPHARMA INC.

8.  COLLABORATIVE AGREEMENT -- (CONTINUED)
identified development and commercialization goals for products resulting from the collaboration. The agreement expires in July 2002 and may be terminated upon 90 days notice by ICOS following the first anniversary of the agreement.

     Eli Lilly and Company. In March of 2000, the Company entered into a Research Services Agreement with Eli Lilly to form a chemistry-based research collaboration. Under the terms of the agreement, up to 30 of the Company's scientists will provide drug research services in collaboration with Eli Lilly scientists on identified Eli Lilly drug discovery projects. The Company is compensated based on an annual rate for each full-time equivalent employee working on an Eli Lilly project. Eli Lilly may terminate the agreement upon payment of an early termination payment.

     Compound Library Agreements. The Company has entered into agreements with customers, including Celltech Chiroscience in April 1999, Tularik in June 1999, which Tularik extended in January 2000, and DuPont in August 2000, providing nonexclusive access on a fee basis to compounds in the Company's Diversity Library for their internal lead generation efforts. These customers have the option to gain exclusive rights to compounds they intend to commercialize upon payments of either a one-time activation fee or annual fees. The Company retains all ownership of the intellectual property rights to the compounds and to the Company's Diversity Library, and to any inventions made by its scientists working under these agreements. These agreements are terminable only upon breach or insolvency of a party.

9.  SUBSEQUENT EVENTS

     In July 2000, the Company's Board of Directors adopted and in August 2000 the stockholders approved an amendment to the 1998 Plan increasing the number of shares of common stock reserved for issuance under the 1998 Plan from 3,337,500 to 4,837,500. In addition, on July 1, 2000 the Board authorized and directed officers of the Company to execute and deliver approximately 436,000 bonus stock options to existing employees subject to terms and conditions of the 1998 Plan, at an exercise price of $0.60 per share.

     Subsequent to year end, the Company borrowed the remaining $2.0 million on its $4.0 million line of credit.

     In August 2000, the Company completed a private placement, under which it issued 1,666,667 shares of Series C convertible preferred stock to substantially the same owners as Series A preferred and Series B preferred, at $6.00 per share. This offering closed on August 31, 2000 resulting in gross proceeds of approximately $10,000,000.

[Inside back cover graphic depicts an inverted triangle with the text "Products," "Services" and "Innovation," respectively, on each corner, and the text "The Discovery Research Company" placed in the center, of the triangle. Text below this graphic reads "Array's sole focus is the chemistry of drug discovery."]

                                6,000,000 SHARES

                             [Array BioPharma Logo]

                                  COMMON STOCK

                             ---------------------
                                   PROSPECTUS

                                           , 2000
                             ---------------------

                                LEHMAN BROTHERS

                           DEUTSCHE BANC ALEXJ BROWN

                             LEGG MASON WOOD WALKER
                                 (INCORPORATED)

LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table shows the various fees and expenses, other than the underwriting discounts and commissions, payable by Registrant in connection with the sale of the common stock being registered under this registration statement. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

                                                              INITIAL    ONGOING
                                                              --------   --------
Registration fee............................................  $ 19,008
NASD filing fee.............................................     7,700
Nasdaq National Market listing fee..........................     *
Printing and engraving expenses.............................     *
Legal fees and expenses.....................................     *
Accounting fees and expenses................................     *
Blue Sky fees and expenses (including legal fees)...........     *
Transfer agent and registrar fees and expenses..............     *
Miscellaneous...............................................     *
                                                              --------
          Total.............................................  $800,000
                                                              ========
Array BioPharma will bear all expenses shown above

---------------

 * To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Upon completion of this offering, the Bylaws of Registrant will provide for the indemnification of Registrant's directors and officers to the fullest extent authorized by, and subject to the conditions set forth in the Delaware General Corporation Law (the "DGCL"), except that Registrant will indemnify a director or officer in connection with a proceeding (or part thereof) initiated by the person only if the proceeding (or part thereof) was authorized by Registrant's Board of Directors. The indemnification provided under the Bylaws includes the right to be paid by Registrant, the expenses (including attorneys' fees) for any proceeding for which indemnification may be had in advance of its final disposition, provided that the payment of those expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to Registrant of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. Under the Bylaws of Registrant, if Registrant does not pay a claim for indemnification within 60 days after it has received a written claim, the director or officer may bring an action to recover the unpaid amount of the claim and, if successful, the director or officer also will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.

     As permitted by the DGCL, Registrant's Certificate of Incorporation will provide that directors of Registrant shall not be liable to Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. As a result of this provision, Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Under the Bylaws, Registrant will have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Registrant, or is or was serving at the request of Registrant as a director, officer, employee, partner or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against the person or incurred by the person in that capacity, or arising out of the person's fulfilling one of these capacities, and related expenses, whether or not Registrant would have the power to indemnify the person against the claim under the provisions of the DGCL. Registrant has in force as of date of this offering director and officer liability insurance on behalf of its directors and officers in the amount of $2 million.

     The Underwriting Agreement provides that the underwriters must, under specified circumstances, indemnify Registrant's directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act of 1933, as amended. Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to securities issued or sold by Registrant within the last three years. All such securities were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act, relating to sales by an issuer not involving any public offering, including offers and sales under Regulation D or Rule 701 under the Securities Act.

     The sales of securities were made without the use of an underwriter and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Securities Act.

(1) On February 6, 1998, Registrant issued in total 1,000 shares of its common stock to Kevin Koch, K.C. Nicolaou, Anthony Piscopio and David Snitman in connection with its incorporation for an aggregate purchase price of $400.

(2) On May 18, 1998, Registrant entered into a Preferred and Common Stock Purchase Agreement, as amended on August 7, 1998, with certain accredited investors pursuant to which Registrant issued between May 19, 1998 and January 15, 1999 a total of 6,635,000 shares of Series A preferred stock for an aggregate purchase price of $6,635,000 and 2,912,367 shares of common stock for an aggregate purchase price of $684,406.

(3) From July 1, 1998 to June 30, 2000, Registrant granted options to purchase an aggregate of 3,348,240 shares of common stock to employees, directors and consultants under its 1998 Stock Option Plan dated July 1, 1998, as amended. As of June 30, 2000, 456,840 shares have been purchased for an aggregate purchase price of $107,358. In addition, 500,074 shares were fully vested and 36,556 shares have been cancelled.

(4) On October 9, 1998, Registrant entered into a Loan and Security Agreement with Silicon Valley Bank and, in connection with the loan, Registrant issued the bank a warrant to purchase 40,000 shares of Series A preferred stock at an initial exercise price of $1.00 per share.

(5) On February 26, 1999, Registrant entered into a Master Note and Security Agreement with Leasing Technologies International, Inc. and in connection with the line of credit, Registrant issued Leasing Technologies International, Inc. a warrant to purchase 13,750 shares of Series A preferred stock at an initial exercise price of $3.00 per share.

(6) On March 26, 1999, Registrant entered into a Loan and Security Agreement with Silicon Valley Bank and in connection with the loan, Registrant issued the bank a warrant to purchase 7,000 shares of Series B preferred stock at an initial exercise price of $2.50 per share.

(7) On November 16, 1999, Registrant entered into a Series B Preferred Stock Purchase Agreement with certain accredited investors for the issuance of 3,199,999 shares of Series B preferred stock for an aggregate purchase price of approximately $8,000,000.

(8) On May 17, 2000, Registrant entered into a Loan and Security Agreement with Silicon Valley Bank and, in connection with the loan, Registrant issued the bank a warrant to purchase 50,000 shares of Series B preferred stock at an initial exercise price of $5.00 per share.

(9) On August 31, 2000, Registrant entered into a Series C Preferred Stock Purchase Agreement with certain accredited investors for the issuance of 1,666,667 shares of Series C preferred stock for an aggregate purchase price of approximately $10,000,000.

     The issuances of securities described in paragraph (3) above were deemed to be exempt from the registration requirements of the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

     The issuances described in paragraphs (1), (2) and (4) through (9) above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and pursuant to Regulation D, Rule 506 of the Securities Act.

     The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to information about the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.1*           -- Form of Underwriting Agreement
          3.1            -- Amended and Restated Certificate of Incorporation of
                            Array BioPharma Inc.
          3.2*           -- Form of Amended and Restated Certificate of Incorporation
                            of Array BioPharma Inc. to be effective upon the closing
                            of the offering being made pursuant to this Registration
                            Statement
          3.3            -- Amended and Restated Bylaws of Array BioPharma Inc.
          3.4*           -- Form of Amended and Restated Bylaws of Array BioPharma
                            Inc. to be effective upon the closing of the offering
                            being made pursuant to this Registration Statement
          4.1*           -- Specimen certificate representing the common stock
          5.1*           -- Opinion of Hogan & Hartson L.L.P. with respect to
                            legality of the common stock
         10.1            -- 1998 Stock Option Plan effective July 1, 1998, as amended
         10.2*           -- Form of Amended and Restated Stock Option and Incentive
                            Plan to be effective upon the closing of the offering
                            being made pursuant to this Registration Statement
         10.3*           -- Form of Employee Stock Purchase Plan to be effective upon the closing of the offering being made pursuant to this
                            Registration Statement
         10.4            -- Preferred and Common Stock Purchase Agreement between
                            Registrant and the parties whose signatures appear on the
                            signature pages thereto dated May 18, 1998
         10.5            -- Amendment to Preferred and Common Stock Purchase
                            Agreement dated August 7, 1998
         10.6            -- Series B Preferred Stock Purchase Agreement between
                            Registrant and the parties whose signatures appear on the
                            signature pages thereto dated November 16, 1999
         10.7            -- Series C Preferred Stock Purchase Agreement between
                            Registrant and the parties whose signatures appear on the
                            signature pages thereto dated August 31, 2000
         10.8            -- Lease Agreement by and between Registrant, as Tenant, and
                            Amgen Inc., as Landlord, dated July 1998

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.9            -- First Amendment to Lease Agreement by and between
                            Registrant, as Tenant, and Amgen Inc., as Landlord, dated
                            April 1, 1999
         10.10           -- Lease Agreement by and between Registrant, as Tenant, and
                            Pratt Land Limited Liability Company, as Landlord, dated
                            February 28, 2000
         10.11           -- Revised Employment Agreement by and between Registrant
                            and Robert E. Conway dated November 16, 1999
         10.12*          -- Form of Employment Agreement dated September 1, 2000 by and between Registrant and each of Laurence Burgess,
                            Jonathan Josey, Anthony D. Piscopio, David L. Snitman,
                            Kevin Koch, Michael Carruthers and Joanna Money
         10.13           -- Promissory Note and Pledge Agreement of Kevin Koch to
                            Registrant dated May 18, 1998, as amended
         10.14           -- Promissory Note and Pledge Agreement of KC Nicolaou to
                            Registrant dated May 18, 1998
         10.15           -- Promissory Note and Pledge Agreement of Anthony D.
                            Piscopio to Registrant dated May 18, 1998, as amended
         10.16           -- Amended and Restated Investors Rights Agreement between
                            Registrant and the parties whose signatures appear on the
                            signature pages thereto dated November 16, 1999
         10.17           -- Amendment No. 1 to Amended and Restated Investors Rights
                            Agreement between Registrant and the parties listed on
                            the signature pages thereto dated August 31, 2000
         10.18           -- Amended and Restated Stockholders Agreement between
                            Registrant and the parties whose signatures appear on the
                            signature pages thereto dated November 16, 1999
         10.19           -- First Amendment to Amended and Restated Stockholders
                            Agreement between Registrant and the parties listed on
                            the signature pages thereto dated April 2000
         10.20           -- Amendment No. 2 to Amended and Restated Stockholders
                            Agreement between Registrant and the parties listed on
                            the signature pages thereto dated August 31, 2000
         10.21           -- Loan and Security Agreement by and between Registrant and
                            Silicon Valley Bank dated October 9, 1998
         10.22           -- Warrant to Purchase 40,000 Shares of Series A Preferred
                            Stock issued to Silicon Valley Bank, issue date October
                            9, 1998
         10.23           -- Loan and Security Agreement by and between Registrant and
                            Silicon Valley Bank dated March 26, 1999
         10.24           -- Warrant to Purchase Shares of Series Preferred Stock
                            issued to Silicon Valley Bank, issue date March 31, 1999
         10.25           -- Loan and Security Agreement by and between Registrant and
                            Silicon Valley Bank dated May 17, 2000
         10.26           -- Warrant to Purchase Stock issued to Silicon Valley Bank, issue date May 17, 2000
         10.27           -- Master Note and Security Agreement by and between
                            Registrant and Leasing Technologies International, Inc.
                            dated February 26, 1999
         10.28           -- Warrant to Purchase 13,750 Shares of Series A Preferred
                            Stock issued to Leasing Technologies International, Inc.,
                            issue date March 30, 1999
         10.29+          -- Custom Synthesis Fee-For-Service Agreement between
                            Registrant and Merck & Co., Inc. dated May 14, 1999

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.30+          -- Array Library Screening Agreement between Registrant and
                            E.I. du Pont de Nemours and Company dated August 1, 2000
         10.31+          -- Lead Optimization Agreement between Registrant and ICOS
                            Corporation dated December 22, 1998
         10.32+          -- Cell Cycle Checkpoint Optimization Agreement between
                            Registrant and ICOS Corporation dated April 6, 1999
         10.33+          -- Drug Discovery Collaboration Agreement between Registrant and ICOS Corporation dated July 31, 2000
         10.34+          -- Compound Library Agreement between Registrant and Darwin
                            Discovery Limited dated April 22, 1999
         10.35+          -- Diversity Library Screening Agreement between Registrant and Tularik Inc. dated June 10, 1999, as amended
         10.36+          -- Research Services Agreement between Registrant and Eli
                            Lilly and Company dated March 22, 2000, as amended
         10.37+          -- Custom Synthesis Development and Supply Agreement between
                            Registrant and Merck & Co., Inc. dated September 6, 2000
         16.1            -- List of Subsidiaries
         23.1            -- Consent of Independent Auditors -- Ernst & Young LLP
         23.2*           -- Consent of Hogan & Hartson L.L.P. (included in Exhibit
                            5.1)
         24.1            -- Power of Attorney (included on signature page)
         27.1            -- Financial Data Schedule

---------------

* To be filed by amendment.

+ Confidential treatment applied for.

     (b) Financial Statement Schedules:

     All other schedules are omitted because they are not required, are not applicable or the information is included in the consolidated financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boulder, State of Colorado, on September 15, 2000.

                                            Array BioPharma Inc.

                                            By:      /s/ ROBERT E. CONWAY
                                              ----------------------------------
                                                       Robert E. Conway
                                                   Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Robert
E. Conway, Michael Carruthers, David L. Snitman and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement relating to this registration statement under Rule 462 under the Securities Act of 1933 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                /s/ ROBERT E. CONWAY                   Chief Executive Officer and   September 15, 2000
-----------------------------------------------------    Director (Principal
                  Robert E. Conway                       Executive Officer)

                  /s/ KYLE LEFKOFF                     Chairman of the Board of      September 15, 2000
-----------------------------------------------------    Directors
                    Kyle Lefkoff

               /s/ MICHAEL CARRUTHERS                  Chief Financial Officer       September 15, 2000
-----------------------------------------------------    (Principal Financial and
                 Michael Carruthers                      Accounting Officer)

            /s/ FRANCIS J. BULLOCK, PH.D.              Director                      September 15, 2000
-----------------------------------------------------
              Francis J. Bullock, Ph.D.

           /s/ MARVIN H. CARUTHERS, PH.D.              Director                      September 15, 2000
-----------------------------------------------------
             Marvin H. Caruthers, Ph.D.

                 /s/ KIRBY L. CRAMER                   Director                      September 15, 2000
-----------------------------------------------------
                   Kirby L. Cramer

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                /s/ KEVIN KOCH, PH.D.                  Director                      September 15, 2000
-----------------------------------------------------
                  Kevin Koch, Ph.D.

            /s/ ROBERT W. OVERELL, PH.D.               Director                      September 15, 2000
-----------------------------------------------------
              Robert W. Overell, Ph.D.

             /s/ DAVID L. SNITMAN, PH.D.               Director                      September 15, 2000
-----------------------------------------------------
               David L. Snitman, Ph.D.

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.1*           -- Form of Underwriting Agreement
          3.1            -- Amended and Restated Certificate of Incorporation of
                            Array BioPharma Inc.
          3.2*           -- Form of Amended and Restated Certificate of Incorporation
                            of Array BioPharma Inc. to be effective upon the closing
                            of the offering being made pursuant to this Registration
                            Statement
          3.3            -- Amended and Restated Bylaws of Array BioPharma Inc.
          3.4*           -- Form of Amended and Restated Bylaws of Array BioPharma
                            Inc. to be effective upon the closing of the offering
                            being made pursuant to this Registration Statement
          4.1*           -- Specimen certificate representing the common stock
          5.1*           -- Opinion of Hogan & Hartson L.L.P. with respect to
                            legality of the common stock
         10.1            -- 1998 Stock Option Plan effective July 1, 1998, as amended
         10.2*           -- Form of Amended and Restated Stock Option and Incentive
                            Plan to be effective upon the closing of the offering
                            being made pursuant to this Registration Statement
         10.3*           -- Form of Employee Stock Purchase Plan to be effective upon the closing of the offering being made pursuant to this
                            Registration Statement
         10.4            -- Preferred and Common Stock Purchase Agreement between
                            Registrant and the parties whose signatures appear on the
                            signature pages thereto dated May 18, 1998
         10.5            -- Amendment to Preferred and Common Stock Purchase
                            Agreement dated August 7, 1998
         10.6            -- Series B Preferred Stock Purchase Agreement between
                            Registrant and the parties whose signatures appear on the
                            signature pages thereto dated November 16, 1999
         10.7            -- Series C Preferred Stock Purchase Agreement between
                            Registrant and the parties whose signatures appear on the
                            signature pages thereto dated August 31, 2000
         10.8            -- Lease Agreement by and between Registrant, as Tenant, and
                            Amgen Inc., as Landlord, dated July 1998
         10.9            -- First Amendment to Lease Agreement by and between
                            Registrant, as Tenant, and Amgen Inc., as Landlord, dated
                            April 1, 1999
         10.10           -- Lease Agreement by and between Registrant, as Tenant, and
                            Pratt Land Limited Liability Company, as Landlord, dated
                            February 28, 2000
         10.11           -- Revised Employment Agreement by and between Registrant
                            and Robert E. Conway dated November 16, 1999
         10.12*          -- Form of Employment Agreement dated September 1, 2000 by and between Registrant and each of Laurence Burgess,
                            Jonathan Josey, Anthony D. Piscopio, David L. Snitman,
                            Kevin Koch, Michael Carruthers and Joanna Money
         10.13           -- Promissory Note and Pledge Agreement of Kevin Koch to
                            Registrant dated May 18, 1998, as amended
         10.14           -- Promissory Note and Pledge Agreement of KC Nicolaou to
                            Registrant dated May 18, 1998
         10.15           -- Promissory Note and Pledge Agreement of Anthony D.
                            Piscopio to Registrant dated May 18, 1998, as amended
         10.16           -- Amended and Restated Investors Rights Agreement between
                            Registrant and the parties whose signatures appear on the
                            signature pages thereto dated November 16, 1999

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.17           -- Amendment No. 1 to Amended and Restated Investors Rights
                            Agreement between Registrant and the parties listed on
                            the signature pages thereto dated August 31, 2000
         10.18           -- Amended and Restated Stockholders Agreement between
                            Registrant and the parties whose signatures appear on the
                            signature pages thereto dated November 16, 1999
         10.19           -- First Amendment to Amended and Restated Stockholders
                            Agreement between Registrant and the parties listed on
                            the signature pages thereto dated April 2000
         10.20           -- Amendment No. 2 to Amended and Restated Stockholders
                            Agreement between Registrant and the parties listed on
                            the signature pages thereto dated August 31, 2000
         10.21           -- Loan and Security Agreement by and between Registrant and
                            Silicon Valley Bank dated October 9, 1998
         10.22           -- Warrant to Purchase 40,000 Shares of Series A Preferred
                            Stock issued to Silicon Valley Bank, issue date October
                            9, 1998
         10.23           -- Loan and Security Agreement by and between Registrant and
                            Silicon Valley Bank dated March 26, 1999
         10.24           -- Warrant to Purchase Shares of Series Preferred Stock
                            issued to Silicon Valley Bank, issue date March 31, 1999
         10.25           -- Loan and Security Agreement by and between Registrant and
                            Silicon Valley Bank dated May 17, 2000
         10.26           -- Warrant to Purchase Stock issued to Silicon Valley Bank, issue date May 17, 2000
         10.27           -- Master Note and Security Agreement by and between
                            Registrant and Leasing Technologies International, Inc.
                            dated February 26, 1999
         10.28           -- Warrant to Purchase 13,750 Shares of Series A Preferred
                            Stock issued to Leasing Technologies International, Inc.,
                            issue date March 30, 1999
         10.29+          -- Custom Synthesis Fee-For-Service Agreement between
                            Registrant and Merck & Co., Inc. dated May 14, 1999
         10.30+          -- Array Library Screening Agreement between Registrant and
                            E.I. du Pont de Nemours and Company dated August 1, 2000
         10.31+          -- Lead Optimization Agreement between Registrant and ICOS
                            Corporation dated December 22, 1998
         10.32+          -- Cell Cycle Checkpoint Optimization Agreement between
                            Registrant and ICOS Corporation dated April 6, 1999
         10.33+          -- Drug Discovery Collaboration Agreement between Registrant and ICOS Corporation dated July 31, 2000
         10.34+          -- Compound Library Agreement between Registrant and Darwin
                            Discovery Limited dated April 22, 1999
         10.35+          -- Diversity Library Screening Agreement between Registrant and Tularik Inc. dated June 10, 1999, as amended
         10.36+          -- Research Services Agreement between Registrant and Eli
                            Lilly and Company dated March 22, 2000, as amended
         10.37+          -- Custom Synthesis Development and Supply Agreement between
                            Registrant and Merck & Co., Inc. dated September 6, 2000
         16.1            -- List of Subsidiaries

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         23.1            -- Consent of Independent Auditors -- Ernst & Young LLP
         23.2*           -- Consent of Hogan & Hartson L.L.P. (included in Exhibit
                            5.1)
         24.1            -- Power of Attorney (included on signature page)
         27.1            -- Financial Data Schedule

---------------

* To be filed by amendment.

+ Confidential treatment applied for.